UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.     )

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PRUDENTIAL FINANCIAL, INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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An Integrated Climate Change Strategy

Prudential recognizes the magnitude of climate change and the urgent need for action. Our integrated climate strategy focuses on reducing greenhouse gas (GHG) emissions across our primary domestic and international home office operations[1], addressing climate-related risk, incorporating climate change considerations into Prudential's owned assets, including those within our General Account investment portfolio, and promoting environmental sustainability throughout our stakeholder community.

Board Oversight

Responsible Investing

Our Chief Investment Office (CIO) recognizes the risks posed by climate change and takes a holistic approach by incorporating climate-related impacts into investment decisions. The CIO assesses investees' current emissions profiles while evaluating issuers' transition plans, recognizing that sector-specific climate considerations are likely to evolve over time.

Reducing Our Carbon Footprint

We set science-based targets to achieve net zero GHG emissions by 2050 and carbon neutrality by 2040.

Sustainable Finance

Our Company was the first U.S. life insurer to issue a green bond and our $4 billion credit facility includes a pricing structure that adjusts borrowing cost based on our success on two key performance indicators, including the reduction of GHG emissions.

Managing Climate-related Risk

Our risk management framework ensures the organization is following best practices for identifying, analyzing and reporting risks, and is expanding that framework to include reporting of climate-related risks to management and external entities, including the Task Force on Climate-related Financial Disclosures and CDP.

Supply Chain

Prudential achieved an A- Supplier Engagement Rating from CDP. Sixty-six percent of our suppliers disclosed climate-related risks, GHG emissions and other environmental data through CDP's supply chain program.

Advocating and Engaging

Our Board and management team's consistent and active dialogue with shareholders enables us to develop a climate policy that we believe is consistent with our investors' perspectives.

PGIM Quantitative Solutions, PGIM Fixed Income, Jennison Associates and PGIM Real Estate (PGIM asset managers) are Principles for Responsible Investment (PRI) signatories.

1 Home office operations include owned and leased office space, data centers and garages in the U.S., Japan, and Brazil.

Prudential's Commitments to Racial Equity

Taking Action for Our People

COMMITMENT	ACTIONS
Provide Equal Opportunity for All Employees	• Developed diversity goals directly tied to senior leadership's long-term compensation, emphasizing Black and LatinX representation deeper in the organization • Launched over 400 coaching engagements to cultivate high potential talent • Require a diverse interview panel and interview training to achieve more inclusive hiring practices • Targeted leadership development to bring coaching and executive sponsorship to diverse talent cohorts
Greater Transparency	• Annual disclosures of EEO-1 diversity data and pay equity analysis
Mandate Inclusion Training for all U.S. Employees	• 9,000 U.S. employees logged over 25,000 hours of inclusion training in 2021
Create Ways to Reflect and Engage	• Monthly Inclusion & Racial Equity newsletter communicates progress to all U.S. employees • Quarterly Inclusion & Racial Equity Town Halls engaging 6,000 U.S. employees

Taking Action With Our Business

COMMITMENT	ACTIONS
Design products, services and operations to improve racial equity outcomes	• Racial Equity Ambassadors embedded inclusion and equity practices in 500 business led initiatives within 27 businesses and functions

Taking Action in Society

COMMITMENT	ACTIONS
Accelerate our social justice public policy agenda: • **Criminal justice and police reform** • **Voting rights** • **Closing the racial wealth gap**	• Advocated for policy and regulatory changes increasing employment pathways for people with prior arrest or conviction backgrounds • Advocated for the protection of voting rights and equitable access to elections • Provided $500,000 in new financial contributions to organizations combating the rise in anti-Asian hate crimes
Invest in institutions, ventures and high-impact nonprofits removing structural barriers to Black economic empowerment	• $3 million in new financial contributions to Historically Black Colleges and Universities (HBCUs): – strengthens the capacity of HBCUs – reduces the financial burden on students – attracts talent to Prudential as an employer of choice • Employees provided 2,000 volunteer hours to support Newark & Atlanta small businesses and their employees • $58.41 million in new investments as part of $1 billion impact investment portfolio focused on equity and inclusion

Awards and Recognitions

FORTUNE® Magazine	The World's Most Admired Companies®
Ethisphere	World's Most Ethical Companies®
Points of Light	The Civic 50
Barron's	100 Most Sustainable Companies in America
Human Rights Campaign	Corporate Equality Index
FTSE	FTSE4Good Index Series
Working Mother	100 Best Companies
Military Times	Best for Vets Employers
3BL Media	100 Best Corporate Citizens
Hispanic Association of Corporate Responsibility	Corporate Inclusion Index
National Organization on Disability	Leading Disability Employer Seal™
Forbes	America's Best Employers For New Graduates

Dear Fellow Shareholders:

You are invited to the Annual Meeting of Shareholders on May 10, 2022, at 751 Broad Street, Newark, NJ 07102, at 2:00 p.m.

We hope you will attend the meeting. Whether or not you attend, please designate the proxies on the proxy card to vote your shares.

We are once again offering a voting incentive to registered shareholders. Thanks to your active participation, we continue to support the work of American Forests to protect and restore America’s forest ecosystems. Since we established our partnership in 2010, American Forests has planted more than 857,000 trees on behalf of our shareholders.

Every shareholder’s vote is important. Thank you for your commitment to the Company and please vote your shares.

Sincerely,

Charles F. Lowrey

Chairman and Chief Executive Officer

Prudential Financial, Inc.

751 Broad Street

Newark, NJ 07102

2	NOTICE OF ANNUAL MEETING OF SHAREHOLDERS AND 2022 PROXY STATEMENT

March 24, 2022	Prudential Financial, Inc. 751 Broad Street Newark, NJ 07102
From the Board of Directors to Our Shareholders

The Board values this opportunity to share our perspective on the work we undertook for our shareholders throughout 2021. Our purpose as stewards of the Company is to oversee the long-term performance and sustainability of Prudential for the benefit of all our stakeholders, while continuously creating value for our shareholders. With this as our focus, the Company continued its transformation and made significant progress in driving growth while also fulfilling our purpose to make lives better by solving the financial problems of an ever-changing world. As we approach the 2022 Annual Meeting, this letter reflects some of the ways in which we are providing strong governance and independent oversight to represent your interests.

Transformation

Throughout 2021, Prudential made significant progress in executing our transformation strategy to become a higher-growth, less market-sensitive, and more nimble company.

We reached agreements to divest our full-service retirement business and sell a portion of our traditional variable annuities, and we completed the sale of our Taiwan insurance business, advancing our pivot toward less market-sensitive, higher-growth businesses. We continue to advance our cost savings program and remain on track to realize $750 million in savings by the end of 2023. With the support of our rock solid balance sheet, we have maintained a disciplined and balanced approach to redeploying capital. These actions are expected to help us build a more sustainable company on behalf of all our stakeholders.

Our executive compensation plan reflects the critical importance the Board has placed on our strategic transformation priorities. In support of our transformation initiatives, in 2021, a transformation cost savings metric replaced year-over-year change in EPS as a performance measure in our annual incentive program.

Commitment to Inclusion and Diversity

Prudential has continued to drive change in and outside of our walls, accelerating our efforts to address the long-standing barriers to inclusion and racial equity. In 2021, we advanced on each of the nine racial equity commitments we announced the year before, progressing at a pace that conveys urgency while addressing the systems needed to create enduring change. Part of this work is holding ourselves further accountable for outcomes, from our talent practices to product design to the policies and legislation for which we advocate, and how we continue to invest our capital. For our people, we demonstrated greater transparency with metrics and performance indicators, sharing our EEO-1 representation information and the results of our 2018 and 2020 pay equity analyses for our U.S. workforce. We have continued our inclusion skill-building, with our goal of having a substantial part of our U.S. employees complete at least one mandatory training session before year end. Through our business, we’ve built on the momentum created from our 2020 partnership with the Transformation Office that embedded inclusion considerations into our transformation initiatives, an important step in building these skills and mindsets enterprise wide. We are deepening our public and independent sector partnerships so that we can more fully meet the needs of a diverse customer base, including our work with the U.S. Department of Veterans Affairs to provide financial wellness tools and resources to veterans and military families at no cost. We are also increasing the number of and spend on diverse vendors and are creating distribution platforms to reach diverse customers. In society, we have used our platform to publicly voice our values and oppose discrimination in all its forms and have deepened and expanded our financial support of Black-led social justice organizations on the front lines of policy issues. This year, the Prudential Foundation reached a milestone of $1 billion in total contributions since it started making grants in 1978—work that continues to drive many of our efforts to invest in institutions, ventures and high-impact nonprofits that seek to remove structural barriers to economic empowerment. Looking ahead, remaining accountable to deliver on these commitments is foundational to our enterprise inclusion strategy. The moral imperative is clear: greater equality can lift people out of poverty, get more people working, and lead to better outcomes for families and communities. The business imperative is clear as well: greater equality will expand our addressable market and open new paths to business growth. That’s the future our enterprise inclusion strategy is designed to help create.

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS AND 2022 PROXY STATEMENT	3

From the Board of Directors to Our Shareholders

Human Capital Development

We believe that all employees deserve equal access to career opportunities. We have enhanced our talent practices and centralized career tools in our Talent Marketplace, an interactive and innovative platform that brings training, career advancement opportunities, and a career advisory program, together in one place. As Prudential delivers on its transformation, the Talent Marketplace offers employees the opportunity to grow as Prudential grows. Regardless of our employees’ level, business or function, all have access to Prudential’s talent tools, delivering on our commitment to advance and modernize our talent practices to offer equal opportunities to all employees to learn and grow. This initiative has resulted in an increase in internal mobility—50% of our open positions were filled by internal candidates in 2021, aiding in the advancement of the company’s overall capabilities—all central features of our transformation and prioritization of talent agility.

Risk Oversight

Managing and monitoring risks are important to the Board’s oversight of Prudential. We regularly review the Company’s risk profile, cybersecurity oversight and Board expertise, including its approach to environmental sustainability and human capital management, its operational footprint, and its investment risks and strategies. The Board considers the breadth of the Company’s risk management framework when approving its strategy and risk tolerance and verifies that strategic plans are commensurate with our ability to identify and manage risk. The Board’s Risk Committee includes the chairs of each of the other Board committees, allowing us to coordinate our risk oversight function more closely. The Risk Committee has metrics in place to monitor and review market, insurance, investment, and operational risk.

Environmental Sustainability

As a global insurer and investment manager, we understand the magnitude and urgency of climate change, and our responsibility to minimize our impact. Environmental Sustainability is overseen by Prudential’s Corporate Governance and Business Ethics Committee and the full Board of Directors. In 2021, the entire Board participated in environmental sustainability training addressing climate science, climate change policy, reporting frameworks including the Task Force on Climate-related Financial Disclosures, and the General Account’s ESG framework.

Through the Corporate Governance and Business Ethics Committee, all directors discussed various environmental sustainability issues including Prudential’s plan to achieve net zero greenhouse gas emissions across its primary domestic and international home office operations by 2050. The Corporate Governance and Business Ethics Committee receives environmental sustainability briefings at least quarterly.

Shareholder Engagement

Effective corporate governance includes regular, constructive conversations with our shareholders to proactively seek shareholder insights, which enable us to consider a broad range of perspectives. In 2021, our Board and management team engaged with a cross section of shareholders owning a majority of our outstanding shares. Topics discussed included Prudential’s transformation, our executive compensation plan, human capital development, inclusion and diversity, climate, risks and opportunities and Prudential’s Board and leadership structure. An important component of our engagement outreach is our director videos. This year we are featuring Wendy E. Jones, member of the Board’s Audit Committee, Gilbert F. Casellas, Chairman of Prudential’s Corporate Governance and Business Ethics Committee, and Robert Falzon, Prudential’s Vice Chairman. Please watch our videos on our website at www.prudential.com/directorvideos.

4	NOTICE OF ANNUAL MEETING OF SHAREHOLDERS AND 2022 PROXY STATEMENT

From the Board of Directors to Our Shareholders

Your view is important to us. We value your support, and we encourage you to share your opinions with us. You can do so by writing to us at the address below. You can also send an email to the independent directors at independentdirectors@ prudential.com or provide feedback on our executive compensation program via our website at www.prudential.com/executivecomp. If you would like to write to us, you may do so by addressing your correspondence to Prudential Financial, Inc., Board of Directors, c/o Margaret M. Foran, Chief Governance Officer, 751 Broad Street, Newark, NJ 07102.

Prudential is positioned for success in the coming year given our financial strength, transformation strategy and strong leadership team. We remain confident in our long-term ability to accelerate growth and profitability enhancing value for all stakeholders. We appreciate your investment in Prudential and thank you for the opportunity to serve you and our Company.

The Board of Directors of Prudential Financial, Inc.

Thomas J. Baltimore	Charles F. Lowrey

Gilbert F. Casellas	George Paz

Robert M. Falzon	Sandra Pianalto

Martina Hund-Mejean	Christine A. Poon

Wendy E. Jones	Douglas A. Scovanner

Karl J. Krapek	Michael A. Todman

Peter R. Lighte

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS AND 2022 PROXY STATEMENT	5

Notice of Annual Meeting of Shareholders of Prudential Financial, Inc.

Place: Prudential Financial’s office located at 751 Broad Street Newark, NJ 07102 Date: May 10, 2022 Time: 2:00 p.m.

Agenda:

1.  Election of 13 directors named in the Proxy Statement;

2.  Ratification of appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for 2022;

3.  Advisory vote to approve named executive officer compensation;

4.  Shareholder proposal to adopt the right to act by written consent; and

5.  Shareholders also will act on such other business as may properly come before the meeting or any adjournment or postponement thereof.

Record date: You can vote if you were a shareholder of record on March 11, 2022.

We encourage you to vote your shares before the Annual Meeting. If you are attending the meeting, you will be asked to present your admission ticket and valid, government-issued photo identification, such as a driver’s license, and comply with the special precautions we are taking in light of COVID-19, as described in the Proxy Statement.

By Order of the Board of Directors,

Margaret M. Foran

Chief Governance Officer, Senior Vice President

and Corporate Secretary

March 24, 2022

Prudential Financial, Inc.

6	NOTICE OF ANNUAL MEETING OF SHAREHOLDERS AND 2022 PROXY STATEMENT

Summary Information

To assist you in reviewing the proposals to be acted upon at the Annual Meeting, we call your attention to the following information about the Company. The following description is only a summary.

Annual Meeting Proposals

Proposal	Recommendation of Board

Election of directors	FOR each of the nominees

Ratification of independent auditor	FOR

Advisory vote to approve named executive officer compensation	FOR

Shareholder proposal to adopt the right to act by written consent	AGAINST

The Year 2021 for Prudential

Amid the challenges of the ongoing pandemic, Prudential continued to deliver purpose-driven outcomes for its shareholders, customers, employees and other stakeholders in 2021. We made significant progress executing on our transformation strategy to become a higher growth, less market sensitive and more nimble business, including repricing products and pivoting to less interest rate sensitive solutions that are tailored to meet our customers’ financial needs. In support of our transformation, we completed the sale of our Taiwan insurance business and signed definitive agreements to sell our Full Service Retirement business as well as a portion of our traditional variable annuities. We also meaningfully advanced our cost-savings program, where we remain on track to achieve $750 million in savings by the end of 2023. Backed by these actions and the Company’s financial strength, Prudential remains well positioned to execute its strategic priorities.

2021 Total Shareholder Return

The chart on the right shows our absolute Total Shareholder Return (“TSR”) and percentile ranking relative to the 20 companies in our Compensation Peer Group over the three time periods indicated.

	1-Year	3-Year	5-Year

Cumulative TSR	45%	55%	29%

Annualized TSR	45%	16%	5%

Percentile Rank	77%	37%	23%

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS AND 2022 PROXY STATEMENT	7

Summary Information

Corporate Governance

In 2021, management and Board members engaged with shareholders who hold a majority of our shares. During these discussions, shareholders were encouraged to identify potential Board candidates and share feedback on the Company and our Board structure, governance and environmental practices and policies, and our compensation framework and programs.

The Corporate Governance and Business Ethics Committee from time to time reviews outside commitments of all directors to ensure each director has the capacity to fully meet his or her Board responsibilities.

All nominees are independent except for Robert M. Falzon and Charles F. Lowrey.

Board of Directors Nominees and Committees

				Committee Membership
Name	Age	Independent	Director Since	Executive	Compensation	Investment	Finance	Risk	Corporate Governance & Business Ethics	Audit	Other Public Boards

Thomas J. Baltimore	58	Yes	10/2008	●	●	C		●			2

Gilbert F. Casellas	69	Yes	01/2001	●				●	C		0

Robert M. Falzon	62	No	08/2019								0

Martina Hund-Mejean	61	Yes	10/2010	●				●		C	2

Wendy E. Jones	56	Yes	01/2021							●	0

Karl J. Krapek	73	Yes	01/2004		●						2

Peter R. Lighte	73	Yes	03/2016			●			●		0

Charles F. Lowrey	64	No	12/2018	●							0

George Paz	66	Yes	03/2016				●			●	1

Sandra Pianalto	67	Yes	07/2015				●		●		2

Christine A. Poon Lead Independent Director (since 2020)	69	Yes	09/2006	C		●	C	●			2

Douglas A. Scovanner	66	Yes	11/2013	●				C		●	0

Michael A. Todman	64	Yes	03/2016	●	C		●	●			3

●  Member   C  Chair

8	NOTICE OF ANNUAL MEETING OF SHAREHOLDERS AND 2022 PROXY STATEMENT

Proxy Statement

The Board of Directors (the “Board”) of Prudential Financial, Inc. (“Prudential Financial” or the “Company”) is providing this Proxy Statement in connection with the Annual Meeting of Shareholders to be held on May 10, 2022, at 2:00 p.m., at Prudential Financial’s office located at 751 Broad Street, Newark, NJ 07102, and at any adjournment or postponement thereof. Proxy materials or a Notice of Internet Availability were first sent to shareholders on or about March 24, 2022.

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS AND 2022 PROXY STATEMENT	9

Item 1 Election of Directors

Our Board of Directors has nominated 13 directors for election at this Annual Meeting to hold office until the next annual meeting and the election of their successors. All of the nominees are currently directors. Each agreed to be named in this Proxy Statement and serve if elected.

We have no reason to believe that any of the nominees will be unable or unwilling for good cause to serve if elected. However, if any nominee should become unable for any reason or unwilling for good cause to serve, proxies may be voted for another person nominated as a substitute by the Board, or the Board may reduce the number of directors.

Director Criteria, Qualifications, Experience and Tenure

Prudential Financial is a financial services company that offers a variety of products and services, including life insurance, annuities, retirement-related services, mutual funds, and investment management. The Corporate Governance and Business Ethics Committee performs an assessment of the skills and the experience needed to properly oversee the interests of the Company. Generally, the Committee reviews both the short- and long-term strategies of the Company to determine what current and future skills and experience are required of the Board in exercising its oversight function and in the context of the Company’s strategic priorities. The Committee then compares those skills to those of the current directors and potential director candidates. The Committee conducts targeted efforts to identify and recruit individuals who have the qualifications identified through this process, keeping in mind its commitment to diversity. As described in our Corporate Governance Principles and Practices, the Board requires a diverse candidate pool for all director searches and evaluates a nominee’s experience, gender, race, ethnicity, skills and other qualities in the context of the full Board.

Board Highlights

Board Diversity

Our Corporate Governance Principles and Practices place great emphasis on diversity, and, pursuant to our Principles and Practices, the Committee actively considers diversity in recruitment and nominations of directors and assesses its effectiveness in this regard when reviewing the composition of the Board. The current composition of our Board reflects those efforts and the importance of diversity to the Board.

Board tenure for 2022 nominees

Our directors’ expertise combines to provide a broad mix of skills, qualifications and proven leadership abilities.

The Corporate Governance and Business Ethics Committee practices a long-term approach to board refreshment. With the assistance of an independent search firm, the Committee regularly identifies individuals who have expertise that would complement and enhance the current Board’s skills and experience. In addition, as part of our shareholder engagement dialogue, we routinely ask our investors for input regarding director recommendations.

10	NOTICE OF ANNUAL MEETING OF SHAREHOLDERS AND 2022 PROXY STATEMENT

Item 1 Election of Directors

In addition, the Committee reviews each current director and evaluates their candidacy for recommendation. A review of attendance, skills, participation and time commitment, shareholder votes, among other factors, is considered.

Further, the Board feels strongly that the composition of the Board should be balanced and include longer tenured directors who have seen several financial cycles; mid-term tenured directors; and newer directors.

Our Board believes that a balance of director experience, diversity and tenure is a strategic asset to our investors. The range of our Board’s tenure encompasses directors who have historic institutional knowledge of Prudential and the competitive environment, complemented by newer directors with varied backgrounds and skills. This robustness of our refreshment strategy combines experience and continuity with new perspectives.

It is of critical importance to the Company that the Committee recruit directors who help achieve the goal of a well-rounded, diverse Board that functions respectfully as a unit.

The Committee expects each of the Company’s directors to have proven leadership skills, sound judgment, integrity and a commitment to the success of the Company. In evaluating director candidates and considering incumbent directors for nomination to the Board, the Committee considers each nominee’s independence, financial literacy, personal and professional accomplishments, and experience in light of the needs of the Company. For incumbent directors, the factors also include attendance, past performance on the Board, time commitments/other board responsibilities and contributions to the Board and their respective committees.

As part of the Corporate Governance and Business Ethics Committee’s annual review, the Committee considered Mr. Baltimore’s obligations outside of Prudential, including his directorship on other public company boards, and his role as a public company executive officer. The Committee determined that he has demonstrated an ability to fulfill his responsibilities to our Board due to his exemplary leadership and vision, especially in the context of the Company’s diversity and inclusion and succession planning and practices, oversight of Prudential’s transformation strategy, active engagement at all Board meetings and Committee meetings (for Committees where Mr. Baltimore is a member), and Mr. Baltimore’s independent judgment, accountability and collaboration with his peers as reflected in the annual Board evaluation.

Summary of Director Qualifications and Experience

Academia/Education Brings perspective regarding organizational management and academic research relevant to our business and strategy							●	●		●	●

Business Ethics Play a critical role in the success of our businesses		●	●					●			●

Business Head/Administration Directors with administration experience typically possess strong leadership qualities and the ability to identify and develop those qualities in others	●	●	●	●	●	●	●	●	●	●	●	●	●

Business Operations A practical understanding of developing, implementing and assessing our operating plan and business strategy	●	●	●	●	●	●	●	●	●	●	●	●	●

Corporate Governance Supports our goals of strong Board and management accountability, transparency and protection of shareholder interests	●	●	●	●	●	●	●	●	●	●	●	●	●

Environmental/Sustainability/Climate Change Strengthens the Board’s oversight and assures that strategic business imperatives and long term value creation are achieved within a sustainable, environmentally focused model.

		●	●					●

Finance/Capital Allocation For evaluating our financial statements and capital structure	●		●	●		●	●	●	●	●	●	●	●

Financial Expertise/Literacy Assists our directors in understanding and overseeing our financial reporting and internal controls	●	●	●	●	●	●	●	●	●	●	●	●	●

Financial Services Industry For understanding and reviewing our business and strategy			●	●		●	●	●	●	●	●	●

Government/Public Policy The Company operates in a heavily regulated industry that is directly affected by governmental actions		●	●			●	●		●	●			●

Human Capital Management/Talent/Inclusion and Diversity For oversight of the implementation of a successful framework for workforce acquisition, workforce management and workforce optimization that results in the attraction, development and retention of top candidates with diverse skills and backgrounds.

	●	●	●	●	●	●	●	●	●	●	●	●	●

Insurance Industry For understanding and reviewing our business and strategy			●			●	●	●	●

International For understanding and reviewing our business and strategy			●	●	●	●	●	●			●		●

Investments For evaluating our financial statements and investment strategy	●	●	●	●			●	●			●	●

Marketing/Sales Relevant to the Company as it seeks to identify and develop new markets for its financial products and services			●		●	●			●		●		●

Real Estate For understanding and reviewing our business and strategy	●		●			●		●				●

Risk Management Critical to the Board’s role in overseeing the risks facing the Company	●	●	●	●	●	●	●	●	●	●	●	●	●

Technology/Systems/Cybersecurity Relevant to the Company as it looks for ways to enhance the customer experience and internal operations and oversee cybersecurity risk			●	●	●	●			●

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS AND 2022 PROXY STATEMENT	11

Item 1 Election of Directors

Director Nominees

The Board of Directors recommends that shareholders vote “FOR” each of the nominees.

Thomas J. Baltimore Age: 58 Director Since: October 2008	Prudential Committees: ● Executive ● Compensation ● Investment (Chair) ● Risk	Public Directorships: ● Park Hotels & Resorts, Inc. ● The American Express Company
Former Directorships Held During the Past Five Years: ● AutoNation, Inc. (January 2021) ● Duke Realty Corporation (April 2017)

Mr. Baltimore has been Chairman, President and CEO of Park Hotels & Resorts, Inc. (an NYSE-listed lodging real estate investment trust) since January 2017. Between May 2016 and January 2017, Mr. Baltimore was President and CEO of the planned Hilton Real Estate Investment Trust. Previously, he was President and CEO of RLJ Lodging Trust (an NYSE-listed real estate investment company) from May 2011 to May 2016. He served as Co-Founder and President of RLJ Development, LLC (RLJ Lodging’s predecessor company) from 2000 to May 2011. Previously, Mr. Baltimore served in various management positions at Hilton Hotels Corporation and Host Marriott Services.

Gilbert F. Casellas Age: 69 Director Since: January 2001 (Director of Prudential Insurance since April 1998)	Prudential Committees: ● Corporate Governance and Business Ethics (Chair) ● Executive ● Risk

Mr. Casellas served as Chairman of OMNITRU (a consulting and investment firm) from 2011 to 2017. He was VP, Corporate Responsibility, of Dell Inc. (a global computer manufacturer) from 2007 to 2010. Mr. Casellas served as Chairman, U.S. EEOC from 1994 to 1998 and General Counsel, U.S. Department of the Air Force, from 1993 to 1994.

Robert M. Falzon Age: 62 Director Since: August 2019

Mr. Falzon has been Vice Chairman of Prudential Financial since December 2018 and oversees the finance, risk, investments, actuarial, communications, information & technology, and corporate social responsibility functions. Previously, he served as EVP and CFO of Prudential Financial from 2013 to 2018, and has been a member of the Company’s Executive Leadership Team since 2013. Mr. Falzon also served as SVP and Treasurer of Prudential Financial from 2010 to 2013. Mr. Falzon has been with Prudential since 1983, serving in various positions.

Martina Hund-Mejean Age: 61 Director Since: October 2010	Prudential Committees: ● Audit (Chair) ● Executive ● Risk	Public Directorships: ● Colgate-Palmolive Company ● Shell plc

Ms. Hund-Mejean served as CFO and as a member of the Management Committee at MasterCard Worldwide (a technology company in the global payments industry) from 2007 to 2019. Ms. Hund-Mejean served as SVP and Corporate Treasurer at Tyco International Ltd. from 2003 to 2007; SVP and Treasurer at Lucent Technologies from 2000 to 2002; and held management positions at General Motors Company from 1988 to 2000. Ms. Hund-Mejean began her career as a credit analyst at Dow Chemical in Frankfurt, Germany.

12	NOTICE OF ANNUAL MEETING OF SHAREHOLDERS AND 2022 PROXY STATEMENT

Item 1 Election of Directors

Wendy E. Jones Age: 56 Director Since: January 2021	Prudential Committees: ● Audit

Ms. Jones served as SVP, Global Operations at eBay, Inc. (a multi-national e-commerce corporation) from October 2016 to December 2020, and was responsible for eBay’s customer service, risk, trust, payment operations and workplace resources functions around the world. During that time, Ms. Jones also served as Chair of eBay’s Operating Committee, which managed the firm’s intersection of product and business teams and oversaw the development and execution of the company’s annual business road map. Prior to that time, she served in various other leadership positions and focused much of her career on eBay’s global presence, including launching eBay in markets such as Brazil, Russia and Mexico and spearheading eBay’s cross-border trade efforts. Prior to joining eBay, Ms. Jones worked in various leadership roles at State Street Bank, Land Rover NA, and for iSKY, Inc.

Karl J. Krapek Age: 73 Director Since: January 2004	Prudential Committees: ● Compensation	Public Directorships: ● American Virtual Cloud Technologies, Inc. ● Northrop Grumman Corporation

Mr. Krapek served as President and COO of United Technologies Corporation (UTC) from 1999 until his retirement in January 2002. Prior to that time, Mr. Krapek held other management positions at UTC, which he joined in 1982. Mr. Krapek is also the co-founder of The Keystone Companies, which was founded in 2002, and develops residential and commercial real estate.

Peter R. Lighte Age: 73 Director Since: March 2016	Prudential Committees: ● Corporate Governance and Business Ethics ● Investment

Mr. Lighte served as Vice Chairman, J.P. Morgan Corporate Bank, China (a global financial services company), from 2010 to 2014, and the founding Chairman of J.P. Morgan Chase Bank China, from 2007 to 2010. Prior to that, he headed the International Client Coverage for Treasury and Securities Services in J.P. Morgan’s European Global Operating Services Division and was instrumental in re-establishing its corporate bank in London. Mr. Lighte previously served as President of Chase Trust Bank in Tokyo from 2000 to 2002. He was also the founding representative in Beijing of Manufacturers Hanover Trust Company. Mr. Lighte has also taught at several academic institutions, including Middlebury College and the University of Santa Clara.

Charles F. Lowrey Age: 64 Director Since: December 2018	Prudential Committees: ● Executive

Mr. Lowrey has been Chairman and CEO of Prudential Financial, Inc. since December 2018. Prior to assuming his current roles, Mr. Lowrey served as EVP and Chief Operating Officer of Prudential’s International businesses from 2014 to 2018. Previously, he was EVP and Chief Operating Officer of Prudential’s U.S. Businesses from 2011 to 2014. Mr. Lowrey also served as President and CEO of PGIM, Prudential’s global investment management business, and as CEO of its real estate investment business, PGIM Real Estate. Before joining Prudential in 2001, he was a managing director and head of the Americas for J.P. Morgan’s Real Estate and Lodging Investment Banking group, where he began his investment banking career in 1988. Earlier, he spent four years as a managing partner of an architecture firm he founded in New York City. During this time, he became a registered New York architect.

George Paz Age: 66 Director Since: March 2016	Prudential Committees: ● Audit ● Finance Former Directorships Held during the Past Five Years: ● Express Scripts Holding Company (December 2018)	Public Directorships: ● Honeywell International, Inc.

Mr. Paz was Non-Executive Chairman of Express Scripts Holding Company (Express Scripts), a prescription benefit management company, from May 2016 to December 2018 and served as Chairman and CEO of Express Scripts from May 2006 to May 2016 after being appointed CEO in April 2005. Prior to joining Express Scripts, Mr. Paz was a partner at Coopers and Lybrand from 1988 to 1993 and 1996 to 1998 and served as EVP and CFO for Life Partners Group from 1993 to 1995.

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Item 1 Election of Directors

Sandra Pianalto Age: 67 Director Since: July 2015	Prudential Committees: ● Corporate Governance and Business Ethics ● Finance Former Directorships Held during the Past Five Years: ● FirstEnergy Corp. (May 2021)	Public Directorships: ● Eaton Corporation plc ● The J.M. Smucker Company

Ms. Pianalto served as President and CEO of the Federal Reserve Bank of Cleveland (the Cleveland Fed) from February 2003 until her retirement in May 2014. Ms. Pianalto also served in various executive and supervisory roles at the Cleveland Fed from 1983. Prior to joining the Cleveland Fed, Ms. Pianalto was an economist at the Board of Governors of the Federal Reserve System and served on the staff of the Budget Committee of the U.S. House of Representatives.

Christine A. Poon Age: 69 Director Since: September 2006 Lead Independent Director Since: May 2020

Prudential Committees:

●   Executive (Chair)

●   Finance (Chair)

●   Investment

●   Risk

Former Directorships Held during the Past Five Years:

●   Decibel Therapeutics, Inc. (December 2021)

●   Koninklijke Philips NV (May 2021)

Public Directorships: ● Regeneron Pharmaceuticals ● The Sherwin-Williams Company

Ms. Poon served as Executive in Residence at The Max M. Fisher College of Business at The Ohio State University (“Fisher College of Business”) from 2015 until her retirement in 2020 and served as Professor of Management and Human Resources at The Fisher College of Business from October 2014 to September 2015. Ms. Poon previously served as Dean and John W. Berry, Sr. Chair in Business at The Fisher College of Business at The Ohio State University from April 2009 until October 2014. She served as Vice Chairman and Member of the Board of Directors of Johnson & Johnson from 2005 until her retirement in March 2009. Ms. Poon joined Johnson & Johnson in 2000 as Company Group Chair in the Pharmaceuticals Group. She became a member of Johnson & Johnson’s Executive Committee and Worldwide Chair, Pharmaceuticals Group, in 2001, and served as Worldwide Chair, Medicines and Nutritionals, from 2003 to 2005. Prior to joining Johnson & Johnson, she served in various management positions at Bristol-Myers Squibb for 15 years.

Douglas A. Scovanner Age: 66 Director Since: November 2013	Prudential Committees: ● Audit ● Executive ● Risk (Chair)

Mr. Scovanner has been Founder and Managing Member of Comprehensive Financial Strategies, LLC, a management consulting firm, since October 2013. Previously, he served as CFO (1994 to 2012) and EVP (2000 to 2012) of Target Corporation (a North American retailer). Prior to joining Target Corporation, Mr. Scovanner held various management positions at The Fleming Companies, Inc., Coca-Cola Enterprises, Inc., The Coca-Cola Company and the Ford Motor Company.

Michael A. Todman Age: 64 Director Since: March 2016	Prudential Committees: ● Compensation (Chair) ● Executive ● Finance ● Risk	Public Directorships: ● Brown-Forman Corporation ● Carrier Global Corporation ● Mondelēz International, Inc.
Former Directorships Held during the Past Five Years: ● Newell Brands (May 2020)

Mr. Todman served as Vice Chairman of the Whirlpool Corporation (Whirlpool), a global manufacturer of home appliances, from November 2014 to December 2015. Mr. Todman previously served as President of Whirlpool International from 2006 to 2007 and 2010 to 2014, as well as President, Whirlpool North America, from 2007 to 2010. Mr. Todman held several senior positions with Whirlpool over his career.

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Corporate Governance

The Company is committed to good corporate governance, which helps us compete more effectively, sustain our success and build long-term shareholder value. The Company is governed by a Board of Directors and committees of the Board that meet throughout the year. Directors discharge their responsibilities at Board and committee meetings through ongoing communication with one another and management.

The Board has adopted Corporate Governance Principles and Practices to provide a framework for the effective governance of the Company. The Corporate Governance Principles and Practices are reviewed regularly and updated as appropriate. The full text of the Corporate Governance Principles and Practices, which includes the definition of independence adopted by the Board, the charters of the Corporate Governance and Business Ethics, Compensation and Audit Committees, the Lead Independent Director Charter, the Code of Business Conduct and Ethics and the Related Party Transaction Approval Policy can be found at www.prudential.com/governance. Copies of these documents also may be obtained from the Chief Governance Officer and Corporate Secretary.

Governance is a continuing focus at the Company, starting with the Board and extending to management and all employees. Therefore, the Board reviews the Company’s policies and business strategies and advises and counsels the CEO and other executive officers who manage the Company’s businesses, including actively overseeing and reviewing, on at least an annual basis, the Company’s strategic plans.

In addition, we solicit feedback from shareholders on corporate governance and executive compensation practices, among other items, and engage in discussions with various groups and individuals on these matters.

Process for Selecting Directors

The Corporate Governance and Business Ethics Committee screens and recommends candidates for nomination by the full Board. The Company’s By-laws provide that the size of the Board may range from 10 to 15 members, reflecting the Board’s current view of its optimal size. The Committee is assisted with its recruitment efforts by an independent third-party search firm, which recommends candidates who satisfy the Board’s criteria. The search firm also provides research and pertinent information regarding candidates, as requested.

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Corporate Governance

Shareholder Nominations and Recommendations of Director Candidates

Our By-laws permit a group of up to 20 shareholders who have owned at least 3% of our outstanding capital stock for at least three years to submit director nominees for up to 20% of our Board seats for inclusion in our Proxy Statement if the shareholder(s) and the nominee(s) meet the requirements in our By-laws.

Shareholders who wish to nominate directors for inclusion in our Proxy Statement or directly at an Annual Meeting in accordance with the procedures in our By-laws should follow the instructions under “Submission of Shareholder Proposals and Director Nominations” in this Proxy Statement.

Shareholders who wish to recommend candidates for consideration should send their recommendations to the attention of Margaret M. Foran, Chief Governance Officer, Senior Vice President and Corporate Secretary, at 751 Broad Street, Newark, NJ 07102. The Committee will consider director candidates recommended by shareholders in accordance with the criteria for director selection described under “Director Criteria, Qualifications, Experience and Tenure.”

Director Attendance

During 2021, the Board of Directors held eleven meetings. Together, the directors attended 99% of the meetings of the full Board and the committees on which they served in 2021. Directors are expected to attend the annual meeting of shareholders. All directors at that time were present for the 2021 annual meeting of shareholders.

Director Independence

The current Board consists of 13 directors, two of whom are currently employed by the Company (Messrs. Lowrey and Falzon). The Board conducted an annual review and affirmatively determined that all of the non-employee directors (Mses. Hund-Mejean, Jones, Pianalto and Poon, and Messrs. Baltimore, Casellas, Krapek, Lighte, Paz, Scovanner and Todman) are “independent” as that term is defined in the listing standards of the NYSE and in Prudential’s Corporate Governance Principles and Practices.

Independent Director Meetings

The independent directors generally meet in an executive session at both the beginning and end of each regularly scheduled Board meeting, with the Lead Independent Director serving as Chair.

Comprehensive Steps to Achieve Board Effectiveness

The Board is committed to a rigorous self-evaluation process. Through evaluation, directors review the Board’s performance, including areas where the Board feels it functions effectively, and importantly, areas where the Board believes it can improve.

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Corporate Governance

Board Leadership

Currently, our Board leadership structure consists of a Lead Independent Director, a Chairman (who is also our CEO) and strong committee chairs. The Board believes that our structure provides independent Board leadership and engagement while providing the benefit of having our CEO, the individual with primary responsibility for managing the Company’s day-to-day operations, chair regular Board meetings as key business and strategic issues are discussed.

The Board regularly reviews its leadership structure and it thoroughly evaluated whether to continue to combine or to split the chair and CEO roles. After considering the perspectives of the independent directors, the views of our significant shareholders, voting results of recent independent chair proposals, academic research, practical experience at peer companies, and benchmarking and performance data, the Board in 2021 determined that having the same individual as both Chairman of the Board and CEO is in the best interests of the Company and its shareholders. The Board will continue to monitor the appropriateness of this structure.

In 2021, our Lead Independent Director, chair of the Corporate Governance and Business Ethics Committee, Chair of the Finance Committee, Vice Chairman, Chief Human Resources Officer and our Chief Governance Officer engaged with shareholders who hold a majority of our shares on their views on our Board leadership structure, human capital management and environmental sustainability. The discussions and feedback from these meetings have been shared with the Board and will be considered during the Board’s annual review of the appropriateness of its leadership structure.

Lead Independent Director

Under our Corporate Governance Principles and Practices, the independent directors annually elect a Chairman of the Board and, if the individual elected as Chairman of the Board is the CEO, they also elect an independent director to serve as Lead Independent Director. The Lead Independent Director is generally expected to serve for a term of at least one year, but for no more than three years. Ms. Poon has served as Lead Independent Director since her initial election in May 2020.

Key Responsibilities

●  Calls meetings of the independent directors.

●  Presides at all meetings of the Board at which the Chairman is not present, including executive sessions of the independent directors.

●  Facilitates communication between the independent directors and our Chairman.

●  Provides independent Board leadership.

●  Elected annually and may serve no more than three years.

●   Approves the agenda for all Board meetings and all Board materials.

●  Communicates with shareholders and other key constituents, as appropriate.

●  Meets directly with the management and non-management employees of our firm.

●  Engages with our other independent directors to identify matters for discussion at executive sessions of independent directors and advises our Chairman of any decisions reached, and suggestions made at the executive sessions.

●  In collaboration with the Corporate Governance and Business Ethics Committee, addresses Board effectiveness, performance and composition.

●   Authorized to retain outside advisors and consultants who report directly to the Board on Board-wide issues.

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Corporate Governance

Shareholder Engagement at Prudential

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Corporate Governance

A Message to Our Shareholders from Prudential’s Lead

Independent Director, Christine A. Poon

As your Lead Independent Director, it is an honor to work with our Board on behalf of Prudential’s stakeholders. This past year, the Company made significant progress against our transformation strategy for long-term growth even as we all continue to navigate the unprecedented challenges of the pandemic. Through it all, we have been guided by our commitment to making lives better by solving the financial challenges of our ever-changing world.

The Board continues to be agile, adapting to changing circumstances. I attribute this to our directors’ skills, varied experiences, and diversity. Our 13 directors maintain broad and deep experience in strategy development, operational excellence, human capital and culture, sustainability, finance, and other important areas that are directly relevant to Prudential’s strategic priorities. In addition to bringing important skills, our Board members represent a wide range of backgrounds and individual experiences, which we believe are reflective of our global operations and diverse consumer base. Of our 13 director nominees, 11 are independent. Eighty two percent of our independent directors are diverse. Our average Board tenure is approximately nine years. We are proud of the continuing evolution of our Board and track record of refreshment.

Regular shareholder feedback informs the Board’s thinking and allows us to continually broaden our perspective. I met with a number of our institutional investors throughout 2021. Our dialogue covered a broad range of topics, including the Board’s diverse composition and breadth of experience, the role of the Lead Independent Director, the Board’s oversight of our Company’s transformation strategy, our Company’s environmental commitment and commitment to stakeholders, and the Board’s oversight of our human capital and diversity initiatives. Investors’ viewpoints are shared with the entire Board, enhancing our decision-making. To enable shareholders to hear directly from our Board, we continue to release director video interviews in conjunction with our proxy statement. This year, we are featuring Wendy E. Jones, member of the Board’s Audit Committee, Gilbert F. Casellas, Chairman of Prudential’s Corporate Governance and Business Ethics Committee, and Robert Falzon, our Vice Chairman.

While more work lies ahead, we are pleased with the Company’s progress against our transformation objectives. The Board recognizes that continued strong performance requires vigilant focus on our core business principles, including exceptional client service, operational excellence, and a culture that cultivates strong performing teams. Through our oversight of the Company’s strategic planning process, the Board and management are accountable for abiding by these principles.

On behalf of the Board, thank you for your continuing trust and investment in Prudential.

Christine A. Poon

Lead Independent Director

Christine A. Poon Prudential Lead Independent Director

Ms. Poon was elected by Prudential’s independent directors to serve as Lead Independent Director effective May 12, 2020. She brings significant experience and knowledge to the Lead Independent Director role. Ms. Poon has served as a Prudential director since 2006. She currently chairs the Executive and Finance Committees and sits on the Investment and Risk Committees. Due to her Board experience and leadership, Ms. Poon understands the Company’s long-term strategic priorities. In addition, she possesses a deep understanding of Prudential and its industry’s legal, regulatory, and competitive frameworks.

Culture at Prudential

Remote work arrangements for most employees in 2021 continued to present a challenging landscape for workplace culture, but Prudential has continued to connect our workforce by building engagement programs that inspire our employees to live our purpose and embrace virtual team environments. These programs included new pro bono opportunities for our Business Resource Groups to solve challenges for nonprofits while simultaneously building their skills and connecting them to the company’s purpose. Another new engagement platform called Missions enables multi-faceted, virtual opportunities focused on topics such as health & wellness, civic engagement and sustainability, based on employee interests. Additionally, to help prepare for our hybrid workplace of the future, we equipped leaders with resources, tip sheets and presentations focused on creating behaviors that allow all five of our cultural aspirations—customer obsessed, outcomes driven, risk smart, tech forward and inclusive—to serve as guides towards creating a high-performing workplace where employees feel valued and interconnected.

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Corporate Governance

Board Risk Oversight

The Board oversees the Company’s risk profile and management’s processes for assessing and managing risk, through both the whole Board and its committees. At least annually, the Board reviews strategic risks and opportunities facing the Company and its businesses. Other important categories of risk are assigned to designated Board committees that report back to the full Board. In general, the committees oversee the following risks:

In performing its oversight responsibilities, the Board and its committees review policies and guidelines that senior management uses to manage the Company’s exposure to material categories of risk. As these issues sometimes overlap, Board committees hold joint meetings when appropriate and address certain issues at the full Board level. During 2021, the Risk Committee received updates from the Chief Risk Officer on the important strategic issues and risks facing the Company, including a discussion on the Own Risk and Solvency Assessment (“ORSA”) and the Company’s current and future initiatives to address climate and environmental related risks. In addition, the Board and committees review the performance and functioning of the Company’s overall risk management function.

The Risk Committee currently includes the chairs of each of the other Board committees as well as another independent director who serves as Chair of the Committee. The principal activities of the Risk Committee are to: oversee the Company’s assessment and reporting of material risks by reviewing the metrics used by management to quantify risk, applicable risk limit structures and risk mitigation strategies; review the Company’s processes and procedures for risk assessment and risk management, including the related assumptions used across the Company’s businesses and material risk types; and receive reports from management on material and emerging risk topics that are reviewed by the Company’s internal management committees.

The Company, under the Board’s oversight, is organized to promote a strong risk awareness and management culture. The Chief Risk Officer sits on many management committees and heads an independent enterprise risk management department; the General Counsel and Chief Compliance Officer also sit on key management committees and the functions they oversee operate independently of the businesses to separate management and oversight. Also, our employees are evaluated with respect to risk and ethics.

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Corporate Governance

Cybersecurity Risk Oversight

In addition, the Board oversees the Company’s Information Security program. In order to respond to the threat of security breaches and cyberattacks, we have developed a program, overseen by the Company’s Chief Information Security Officer and our Information Security Office, that is designed to protect and preserve the confidentiality, integrity and continued availability of all information owned by, or in the care of, the Company. This program also includes a cyber incident response plan that provides controls and procedures for timely and accurate reporting of any material cybersecurity incident. Prudential has not had a material data security breach in three years. The Audit Committee, which is tasked with oversight of certain risk issues, including cybersecurity, receives reports from the Chief Information Security Officer, the Chief Information Officer and the Global Head of Operational Risk throughout the year. At least annually, the Board and the Audit Committee also receive updates about the results of program reviews, including exercises and response readiness assessments led by outside advisors who provide a third-party independent assessment of our technical program and internal response preparedness. The Audit Committee regularly briefs the full Board on these matters, and the full Board also receives periodic briefings on cyber threats in order to enhance our directors’ literacy on cyber issues.

Cybersecurity Governance Highlights

●	Comprehensive reporting to our Board and Risk Committee by our Chief Information Security Officer and our Information Security Office in response to key developments

●	Cross-functional approach to addressing cybersecurity risk, with Global Technology & Operations, Risk, Legal, and Corporate Audit functions presenting on key topics

●	Global presence with 24/7 cyber threat operations centers

●

All employees with access to our Company’s systems receive comprehensive annual training on responsible information security, data security, and cybersecurity practices and how to protect data against cyber threats

●	Relevant cybersecurity controls related to financial reporting are considered by our external auditor in the context of Prudential’s annual external integrated audit

Executive Compensation Risk Oversight

We monitor the risks associated with our compensation programs and individual executive compensation decisions on an ongoing basis. Each year, management undertakes a review of the Company’s various compensation programs to assess the risks arising from our compensation policies and practices. Management presents these risk assessments to the Compensation Committee. The risk assessments have included a review of the primary design features of the Company’s compensation plans, the process to determine compensation pools and awards for employees and an analysis of how those features could directly or indirectly encourage or mitigate risk-taking. As part of the risk assessments, it has been noted that the Company’s annual incentive plan allows for discretionary negative adjustments to the ultimate outcomes, which serves to mitigate risk-taking.

Moreover, senior management is subject to share ownership and retention policies, and historically, a large percentage of senior management compensation has been paid in the form of long-term equity awards. In addition, senior management compensation is paid over a multiple-year cycle, a compensation structure that is intended to align incentives with appropriate risk-taking. The Company’s general risk management controls also serve to preclude decision-makers from taking excessive risk to earn the incentives provided under our compensation plans. The Compensation Committee agreed with the conclusion that the identified risks were within our ability to effectively monitor and manage, and that our compensation programs do not encourage unnecessary or excessive risk-taking and do not create risks that are reasonably likely to have a material adverse effect on the Company.

Environmental Sustainability

Environmental Sustainability is overseen by the Board of Directors and its Corporate Governance and Business Ethics Committee. The Company’s sustainability strategy is led by Prudential’s senior leaders, including Prudential’s Vice Chairman, as the enterprise wide sustainability Executive Sponsor. The Corporate Governance and Business Ethics Committee discusses environmental sustainability, ESG and climate objectives and strategy at least quarterly. This regular engagement gives the Board insight into the Company’s climate change strategy and environmental stewardship initiatives. In addition, the full Board also receives periodic briefings and education on core concepts and trends that impact our businesses and society as well as regular discussions in the Investment and Risk Committees. The Company also has a Climate Change Steering Committee, led by Prudential’s Vice Chairman, that guides climate policy for the enterprise.

In November 2021, we announced our commitment to achieve net-zero emissions across our primary domestic and international home office operations by 2050. To accelerate the Company’s longstanding commitment to mitigate the impacts of climate change, we also set an interim goal to become carbon neutral by 2040. These actions are aligned with the latest climate science of limiting global warming to 1.5 degrees Celsius or lower, as specified in the Paris Climate Accord.

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Corporate Governance

Human Capital Management and Succession Planning

The Board believes that human capital management and succession planning, including inclusion and diversity, are paramount to the Company’s success and central to our long-term strategy. Our Company’s Corporate Social Responsibility Oversight Committee, comprising Board members and Prudential senior executives, in addition to the full Board, evaluates the Company’s commitment to inclusion and diversity and actively suggests policy enhancements.

The Board has primary responsibility for CEO succession planning. In addition, the Board reviews the Company’s “people strategy” in support of its business strategy at least annually and frequently discusses talent issues at its meetings. This includes a detailed discussion of the Company’s global leadership bench and succession plans with a focus on key positions at the senior officer levels. In support of our commitment to talent development, throughout the year, high-potential leaders are given exposure and visibility to Board members through formal presentations and at informal events. This engagement gives the Board insight into the Company’s talent pool and our leaders’ succession plans. More broadly, the Board is regularly updated on key talent indicators for the overall workforce, including diversity, recruiting and development programs.

Preliminary 2021 Consolidated U.S. Employer Information Report (EEO-1)

The summary table below displays Prudential’s U.S. workforce by EEO-1 job category as of December 31, 2021. The preliminary results in the table are supplied in advance of the official EEO-1 filing, which will be filed in April 2022.

			Male						Female
SECTION D - EMPLOYMENT DATA JOB CATEGORIES	Hispanic or Latino				Native Hawaiian or Other Pacific Islander			Two or more races			Native Hawaiian or Other Pacific Islander			Two or more races
	Male	Female	White	Black		Asian	Indian		White	Black		Asian	Indian		Total

Executive/Senior Level Officials and Managers	23	9	336	15	0	44	0	3	162	13	0	23	0	4	632

First/Mid-Level Officials and Managers	150	93	2,269	105	5	519	3	35	1,345	117	5	352	6	25	5,029

Professionals	241	313	2,084	220	9	459	1	56	2,746	550	8	492	4	68	7,251

Sales Workers	73	44	655	131	1	53	7	31	302	119	1	46	5	32	1,500

Administrative Support Workers	83	226	365	101	1	26	0	7	965	368	2	64	5	52	2,265

Service Workers	4	4	8	7	0	0	0	0	1	0	0	0	0	0	24

TOTAL	574	689	5,717	579	16	1,101	11	132	5,521	1,167	16	977	20	181	16,701

Communication with Directors

Shareholders and other interested parties may communicate with any of the independent directors, including Committee Chairs and the Lead Independent Director, by using the following address:

Prudential Financial, Inc.

Board of Directors

c/o Margaret M. Foran, Chief Governance Officer,

Senior Vice President and Corporate Secretary

751 Broad Street

Newark, NJ 07102

Email: independentdirectors@ prudential.com

The Chief Governance Officer, Senior Vice President and Corporate Secretary of the Company reviews communications to the independent directors and forwards those communications to the independent directors as discussed below. Communications involving substantive accounting or auditing matters will be immediately forwarded to the Chair of the Audit Committee and the Company’s Corporate Chief Ethics Officer consistent with time frames established by the Audit Committee for the receipt of communications dealing with these matters. Communications that pertain to non-financial matters will be forwarded promptly. Items that are unrelated to the duties and responsibilities of the Board will not be forwarded, such as: business solicitations or advertisements; product-related inquiries; junk mail or mass mailings; resumes or other job-related inquiries; or spam and overly or overtly hostile, threatening, potentially illegal or similarly unsuitable communications.

Feedback on Executive Compensation: You can also provide feedback on executive compensation at the following website: www.prudential.com/ executivecomp.

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Corporate Governance

Committees of the Board of Directors

The Board has established various committees to assist in discharging its duties, including: Audit, Compensation, Corporate Governance and Business Ethics, Executive, Finance, Investment and Risk. The primary responsibilities of each of the committees are set forth below, together with their current membership and the number of meetings held in 2021. Committee charters can be found on our website at www.prudential.com/governance. Each member of the Audit, Compensation, and Corporate Governance and Business Ethics Committees has been determined by the Board to be independent for purposes of the NYSE Corporate Governance listing standards. In addition, directors who serve on the Audit Committee and the Compensation Committee meet additional, heightened independence and qualification criteria applicable to directors serving on these committees under the NYSE listing standards.

Committees	Current Members	Description

Audit Committee Meetings in 2021: 10	Martina-Hund Mejean (Chair) Wendy E. Jones Douglas A. Scovanner George Paz

The Audit Committee provides oversight of the Company’s accounting and financial reporting and disclosure processes, the adequacy of the systems of disclosure and internal control established by management, and the audit of the Company’s financial statements. The Audit Committee oversees insurance risk and operational risks, risks related to financial controls, and legal, regulatory, cybersecurity and compliance matters, and oversees the overall risk management governance structure and risk management function.

Among other things, the Audit Committee:

(1)  appoints the independent auditor and evaluates its qualifications, independence and performance;

(2)  reviews the audit plans for and results of the independent audit and internal audits; and

(3)  reviews reports related to processes established by management to provide compliance with legal and regulatory requirements.

The Board has determined that all of our Audit Committee members are financially literate and audit committee financial experts as defined by the SEC.

Compensation Committee Meetings in 2021: 6	Michael A. Todman (Chair) Thomas J. Baltimore Karl J. Krapek

The Compensation Committee oversees the Company’s compensation and benefits policies and programs. For more information on the responsibilities and activities of the Compensation Committee, including the Committee’s processes for determining executive compensation, see the CD&A.

Corporate Governance & Business Ethics Committee Meetings in 2021: 7	Gilbert F. Casellas (Chair) Peter R. Lighte Sandra Pianalto

The Corporate Governance and Business Ethics Committee oversees the Board’s corporate governance procedures and practices, including the recommendations of individuals for the Board, making recommendations to the Board regarding director compensation and overseeing the Company’s ethics and conflict-of-interest policies, its political contributions and lobbying expenses policy, and its strategy and reputation regarding ESG issues, including environmental stewardship, sustainability, climate, human capital management issues, including inclusion and diversity, and corporate social responsibility throughout the Company’s global businesses.

Executive Committee Meetings in 2021: 0	Christine A. Poon (Chair) Thomas J. Baltimore Gilbert F. Casellas Martina Hund-Mejean Charles F. Lowrey Douglas A. Scovanner Michael A. Todman	The Executive Committee is authorized to exercise the corporate powers of the Company between meetings of the Board, except for those powers reserved to the Board by our By-laws or otherwise.

Finance Committee Meetings in 2021: 6	Christine A. Poon (Chair) George Paz Sandra Pianalto Michael A. Todman	The Finance Committee oversees, takes actions, and approves policies with respect to capital, liquidity, borrowing levels, reserves, benefit plan funding and major capital expenditures.

Investment Committee Meetings in 2021: 4	Thomas J. Baltimore (Chair) Peter R. Lighte Christine A. Poon

The Investment Committee oversees and takes actions with respect to the acquisition, management and disposition of invested assets; reviews the investment performance of the pension plan and funded employee benefit plans; and reviews investment risks and exposures, as well as the investment performance of products and accounts managed on behalf of third parties.

Risk Committee Meetings in 2021: 5	Douglas A. Scovanner (Chair) Thomas J. Baltimore Gilbert F. Casellas Martina Hund-Mejean Christine A. Poon Michael A. Todman

The Risk Committee oversees the governance of significant risks throughout the enterprise by coordinating the risk oversight functions of each Board committee and seeing that matters are appropriately elevated to the Board.

In addition to the above Committee meetings, the Board held eleven meetings in 2021.

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Corporate Governance

Certain Relationships and Related Party Transactions

The Company has adopted a written Related Party Transaction Approval Policy that applies:

●	to any transaction or series of transactions in which the Company or a subsidiary is a participant;

●	when the amount involved exceeds $120,000; and

●

when a related party (a director or executive officer of the Company, any nominee for director, any shareholder owning an excess of 5% of the total equity of the Company and any immediate family member of any such person) has a direct or indirect material interest (other than solely as a result of being a director or trustee or in any similar position or a less-than-10% beneficial owner of another entity).

The policy is administered by the Corporate Governance and Business Ethics Committee, which will consider relevant facts and circumstances in determining whether or not to approve or ratify such a transaction, and will approve or ratify only those transactions that are, in its judgment, appropriate or desirable under the circumstances.

In the ordinary course of business, we may from time to time engage in transactions with other corporations or financial institutions whose officers or directors are also directors of Prudential Financial. In all cases, these transactions are conducted on an arm’s-length basis. In addition, from time to time executive officers and directors of Prudential Financial may engage in transactions in the ordinary course of business involving services we offer, such as insurance and investment services, on terms similar to those extended to employees of Prudential Financial and its subsidiaries and affiliates generally. The Corporate Governance and Business Ethics Committee has determined that certain types of transactions do not create or involve a direct or indirect material interest, including (i) any sales of financial services or products to a related party in the ordinary course of business on terms and conditions generally available in the marketplace (or at ordinary employee discounts, if applicable) and in accordance with applicable law and (ii) all business relationships between the Company and a 5% shareholder or a business affiliated with a director, director nominee or immediate family member of a director or director nominee made in the ordinary course of business on terms and conditions generally available in the marketplace and in accordance with applicable law.

Pursuant to our policy, the Corporate Governance and Business Ethics Committee determined that two transactions qualify as related party since the beginning of 2021:

Brett Sleyster, the son of Scott Sleyster, our Executive Vice President and Head of International Businesses, is employed as an Associate for PruVen Capital Partners GP, LLC (“PruVen Capital’’) and performs services for PruVen Capital and other affiliated and associated entities. Prudential provides 99% of PruVen Capital’s investable capital. Over a contract term of sixteen months, Brett Sleyster’s total expected compensation will be less than $190,000 and is similar to the compensation of other employees holding equivalent positions.

Michael F. Falzon, the brother of Robert M. Falzon, our Vice Chairman, is employed as a Vice President, Information Systems. In 2021, the total compensation paid to Michael Falzon, including salary, bonus and the grant date value of long-term incentive awards, was less than $540,000. Michael Falzon’s compensation is similar to the compensation of other employees holding equivalent positions.

Policy on Shareholder Rights Plan

We do not have a shareholder rights plan. The Board will obtain shareholder approval prior to adopting a future shareholder rights plan unless the Board, in the exercise of its fiduciary duties, determines that under the circumstances then existing, it would be in the best interests of the Company and our shareholders to adopt a rights plan without prior shareholder approval. If a rights plan is adopted by the Board without prior shareholder approval, the plan must provide that it will expire within one year of adoption unless ratified by shareholders.

Political Contributions and Lobbying Expenditure Oversight and Disclosure

The Corporate Governance and Business Ethics Committee reviews and approves an annual report on political activities, contributions and lobbying expenses. It monitors and evaluates the Company’s ongoing political strategy as it relates to overall public policy objectives for the next year and provides guidance to the Board. We provide on our website a description of our oversight process for political contributions and a summary of Political Action Committee, or PAC, contributions. We also disclose semiannual information on dues, assessments and contributions of $10,000 or more to trade associations and tax-exempt advocacy groups and a summary of Company policies and procedures for political activity. This disclosure is available at www.prudential.com/governance under the heading “Political Activity & Contributions.”

The 2021 CPA-Zicklin Index of Corporate Political Disclosure and Accountability ranked Prudential as a Trendsetter company, the highest distinction. This is the seventh consecutive year that Prudential has been recognized for its disclosure, accountability, and political spending oversight.

24	NOTICE OF ANNUAL MEETING OF SHAREHOLDERS AND 2022 PROXY STATEMENT

Corporate Governance

Environmental, Sustainability and Corporate Social Responsibility

The Corporate Governance and Business Ethics Committee has oversight of environmental and climate issues and policies. In addition, three of our independent Board members sit on our Corporate Social Responsibility Oversight Committee. This Committee, in addition to inclusion and diversity, oversees the Company’s social responsibility efforts in impact investing, strategic philanthropy, employee engagement and corporate community involvement. Our 2021 activities in these areas include:

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS AND 2022 PROXY STATEMENT	25

Item 2 Ratification of the Appointment of the Independent Registered Public Accounting Firm

The Audit Committee of the Board has appointed PricewaterhouseCoopers LLP (“PricewaterhouseCoopers” or “PwC”) as the Company’s independent registered public accounting firm (“independent auditor”) for 2022. We are not required to have the shareholders ratify the selection of PricewaterhouseCoopers as our independent auditor. We nonetheless are doing so because we believe it is a matter of good corporate practice.

If the shareholders do not ratify the selection, the Audit Committee will reconsider whether or not to retain PricewaterhouseCoopers but may nevertheless retain it as the Company’s independent auditor. Even if the selection is ratified, the Audit Committee, in its discretion, may change the appointment at any time during the year if it determines that such a change would be in the best interest of Prudential Financial and its shareholders. Representatives of PricewaterhouseCoopers will be present at the Annual Meeting and will have the opportunity to make a statement and be available to respond to appropriate questions by shareholders.

Fees Paid to PricewaterhouseCoopers

The following is a summary and description of fees for services provided by PricewaterhouseCoopers in 2021 and 2020.

Worldwide Fees (in millions)

Service	2021	2020
Audit (1)	$54	$ 55
Audit-Related (2)	$10	$ 8
Tax (3)	$2	$ 2
All Other	$0	$ 0
Total	$66	$ 65

(1)

The aggregate fees for professional services rendered for the integrated audit of the consolidated financial statements of Prudential Financial and, as required, audits of various domestic and international subsidiaries, the issuance of comfort letters, attest services required by regulation, consents and assistance with review of documents filed with the SEC.

(2)

The aggregate fees for assurance and related services, including internal control and financial compliance reports, attest services not required by regulation, and accounting consultation on new accounting standards, acquisitions and potential financial reporting requirements.

(3)

The aggregate fees for services rendered for tax return preparation, tax advice related to mergers and acquisitions and other international, federal and state projects and requests for rulings. In 2021, tax compliance and preparation fees totaled approximately $1.3 million and tax advisory fees totaled approximately $0.4 million. In 2020, tax compliance and preparation fees totaled approximately $1.5 million and tax advisory fees totaled approximately $0.5 million.

PricewaterhouseCoopers also provides services to domestic and international investment vehicles, not consolidated by Prudential Financial, but which are managed by Prudential Financial. PricewaterhouseCoopers identified fees related to audit, audit-related, tax and all other services paid by these entities of $27 million in 2021 and $25 million in 2020.

The Audit Committee has advised the Board of Directors that in its opinion the non-audit services rendered by PricewaterhouseCoopers during the most recent fiscal year are compatible with maintaining its independence.

PricewaterhouseCoopers has been the Company’s independent auditor since it became a public company in 2001 and prior to that, from 1996.

26	NOTICE OF ANNUAL MEETING OF SHAREHOLDERS AND 2022 PROXY STATEMENT

Item 2 Ratification of the Appointment of the Independent Registered Public Accounting Firm

In determining whether to reappoint PwC as Prudential Financial’s independent auditor, the Audit Committee annually considers several factors, including:

●  the length of time the firm has been engaged;

●  the firm’s independence and objectivity;

●  the firm’s capability and expertise in handling the breadth and complexity of Prudential’s global operations, including the expertise and capability of the Lead Audit Partner;

●  the extent and quality of the firm’s communications with the Audit Committee;

●  the results of a management survey of PwC’s overall performance;

●  other data related to audit quality and performance, including recent Public Company Accounting Oversight Board (“PCAOB”) inspection reports; and

●  the appropriateness of the firm’s fees, both on an absolute basis and as compared with the Company’s peers.

In accordance with Securities and Exchange Commission (“SEC”) rules, independent audit partners are subject to rotation requirements limiting their number of consecutive years of service to our Company to no more than five. As a result, in 2021, Prudential’s Audit Committee oversaw a rigorous process of selecting a new Lead Audit Partner with PwC. PwC provided a list of qualified potential lead audit partners and the candidates were assessed based on their related experience and industry expertise. Interviews were conducted by senior management and the Audit Committee Chair met with and interviewed the final candidate. The new Lead Audit Partner selected was approved by the Audit Committee and will assume oversight of the external audit of Prudential Financial effective for the 2022 audit.

Audit Committee Pre-Approval Policies and Procedures

The Audit Committee has established a policy requiring its pre-approval of all audit and permissible non-audit services provided by the independent auditor. The policy identifies the guiding principles that must be considered by the Audit Committee in approving services so that the independent auditor’s independence is not impaired; describes the Audit, Audit-Related, Tax and All Other services that may be provided and the non-audit services that may not be performed; and sets forth the pre-approval requirements for all permitted services. The policy provides for the general pre-approval of specific types of Audit, Audit-Related and Tax services and a limited fee estimate range for such services on an annual basis. The policy requires specific pre-approval of all other permitted services. The independent auditor is required to report periodically to the Audit Committee regarding the extent of services provided in accordance with their pre-approval and the fees for the services performed to date. The Audit Committee’s policy delegates to its Chair the authority to address requests for pre-approval of services with fees up to a maximum of $250,000 between Audit Committee meetings if the Company’s Chief Auditor deems it reasonably necessary to begin the services before the next scheduled meeting of the Audit Committee, and the Chair must report any pre-approval decisions to the Audit Committee at its next scheduled meeting. The Audit Committee may not delegate to management the Audit Committee’s responsibility to pre-approve permitted services of the independent auditor.

All Audit, Audit-Related, Tax and All Other services described above were approved by the Audit Committee before services were rendered.

The Board of Directors recommends that shareholders vote “FOR” ratification of the appointment of PricewaterhouseCoopers as the Company’s Independent Auditor for 2022.

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS AND 2022 PROXY STATEMENT	27

Item 2 Ratification of the Appointment of the Independent Registered Public Accounting Firm

Report of The Audit Committee

Four independent directors comprise the Audit Committee. The Committee operates under a written charter adopted by the Board.

In addition, the Board has determined that all of our Audit Committee members, Messrs. Paz and Scovanner and Mses. Hund-Mejean and Jones, satisfy the financial expertise requirements of the NYSE and that each of Messrs. Paz and Scovanner and Mses. Hund-Mejean and Jones has the requisite experience to be designated an audit committee financial expert as that term is defined by rules of the SEC.

Management is responsible for the preparation, presentation and integrity of the financial statements of Prudential Financial and for maintaining appropriate accounting and financial reporting policies and practices, as well as internal controls and procedures designed to assure compliance with accounting standards and applicable laws and regulations. Prudential Financial’s independent auditor, PricewaterhouseCoopers, is responsible for auditing the consolidated financial statements of Prudential Financial and expressing an opinion as to their conformity with generally accepted accounting principles, as well as expressing an opinion on the effectiveness of internal control over financial reporting in accordance with the requirements of the PCAOB.

In performing its oversight function, the Audit Committee reviewed and discussed the audited consolidated financial statements of Prudential Financial as of and for the year ended December 31, 2021 and Management’s Annual Report on Internal Control Over Financial Reporting with management and Prudential Financial’s independent auditor. The Audit Committee also discussed with Prudential Financial’s independent auditor matters required under the rules adopted by the PCAOB and the SEC, including the independent auditor’s communication of its Audit Report to the Audit Committee. This report includes critical audit matters, which are audit matters that were communicated or required to be communicated to the Audit Committee relating to accounts or disclosures that are material to Prudential Financial’s financial statements and that involved especially challenging, subjective or complex auditor judgment.

The Audit Committee received from the independent auditor the written disclosures and letters required by applicable requirements of the PCAOB regarding the independent auditor’s communications with the Audit Committee concerning independence and has discussed with the independent auditor its independence.

The Audit Committee has discussed with, and received regular status reports from, Prudential Financial’s Chief Auditor and independent auditor on the overall scope and plans for their audits of Prudential Financial, including their scope and plans for evaluating the effectiveness of internal control over financial reporting. The Audit Committee meets with the Chief Auditor and the independent auditor, with and without management present, to discuss the results of their respective audits, in addition to private meetings with the Chief Financial Officer, Chief Risk Officer, General Counsel, Chief Actuary and Chief Compliance Officer. In determining whether to reappoint PricewaterhouseCoopers as Prudential Financial’s independent auditor, the Audit Committee took into consideration a number of factors, including the length of time the firm has been engaged, the firm’s independence and objectivity, PwC’s capability and expertise in handling the breadth and complexity of Prudential’s global operations, including the expertise and capability of the Lead Audit Partner, historical and recent performance, including the extent and quality of PwC’s communications with the Audit Committee, the results of a management survey of PwC’s overall performance, data related to audit quality and performance, including recent PCAOB inspection reports on the firm, and the appropriateness of PwC’s fees, both on an absolute basis and as compared with Prudential Financial’s peers.

Based on the reports and discussions described in this report and subject to the limitations on the roles and responsibilities of the Audit Committee referred to above and in its Charter, the Audit Committee recommended to the Board of Directors that the audited consolidated financial statements of Prudential Financial and Management’s Annual Report on Internal Control Over Financial Reporting be included in the Annual Report on Form 10-K for the fiscal year ended December 31, 2021 for filing with the SEC.

The Audit Committee

Martina Hund-Mejean (Chair)

Wendy E. Jones

George Paz

Douglas A. Scovanner

28	NOTICE OF ANNUAL MEETING OF SHAREHOLDERS AND 2022 PROXY STATEMENT

Item 3 Advisory Vote to Approve Named Executive Officer Compensation

The Board is committed to excellence in governance and recognizes our shareholders’ interest in our executive compensation program. As a part of that commitment, and in accordance with SEC rules, our shareholders are being asked to approve a nonbinding advisory resolution on the compensation of our named executive officers, as reported in this Proxy Statement. This proposal, commonly known as a “Say on Pay” proposal, gives shareholders the opportunity to endorse or not endorse our 2021 executive compensation program and policies for our named executive officers through the following resolution:

RESOLVED, that the shareholders of Prudential approve, on an advisory basis, the compensation of the Company’s named executive officers set forth in the Compensation Discussion and Analysis, the Summary Compensation Table and the related compensation tables and narrative in this Proxy Statement.

This vote is not intended to address any specific item of compensation, but rather our overall compensation policies and practices relating to our named executive officers. Accordingly, your vote will not directly affect or otherwise limit any existing compensation or award arrangement of any of our named executive officers. Because your vote is advisory, it will not be binding upon the Board. The Board and the Compensation Committee will, however, as they have done in prior years, take into account the outcome of the “Say on Pay” vote when considering future compensation arrangements.

At the 2017 Annual Meeting, shareholders approved, on an advisory basis, holding “Say on Pay” votes annually, and the Board has adopted a policy providing for annual “Say on Pay” votes. Accordingly, the next “Say on Pay” vote will occur in 2023.

The Board of Directors recommends that shareholders vote “FOR” the advisory vote to approve our named executive officer compensation.

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS AND 2022 PROXY STATEMENT	29

Item 4 Shareholder Proposal to Adopt the Right to Act by Written Consent

In accordance with SEC rules, we have set forth below a shareholder proposal, along with the supporting statement of the shareholder proponent. The Company is not responsible for any inaccuracies it may contain. As explained below, our Board unanimously recommends that you vote “AGAINST” the shareholder proposal.

John Chevedden, 2215 Nelson Avenue, No. 205, Redondo Beach, California, 90278, beneficial owner of 80 shares of Common Stock, is the proponent of the following shareholder proposal. The proponent has advised us that a representative will present the proposal and related supporting statement at the Annual Meeting.

Proposal 4—Shareholder Right to Act by Written Consent

Shareholders request that our board of directors take the necessary steps to permit written consent by the shareholders entitled to cast the minimum number of votes that would be necessary to authorize the action at a meeting at which all shareholders entitled to vote thereon were present and voting.

Hundreds of major companies enable shareholder action by written consent. This proposal topic won majority shareholder support at 13 large companies in a single year. This included 67%-support at both Allstate and Sprint. This proposal topic also won 63%-support at Cigna Corp. in 2019. This proposal topic would have received higher votes than 63% to 67% at these companies if more shareholders had access to independent proxy voting advice.

This proposal topic also won 85% support at the 2021 Conagra annual meeting without any special effort by the proponent.

Taking action by written consent in place of a meeting is also a means shareholders can use to raise important matters outside the normal annual meeting cycle like the election of a new director. For instance the replacement of the director who received the most against votes.

Mr. Thomas Baltimore received 67 million against votes in 2021 which equaled a negative percentage of 29%. This was up to 40-times the negative votes of other Prudential directors. Mr. Charles Lowrey, Prudential Chairman and CEO, received the third highest negative votes of any Prudential director in 2021.

If shareholders have the right to act by written consent, Mr. Baltimore and Prudential may be inspired to correct the factors behind Mr. Baltimore’s against votes and other directors might avoid getting in the situation Mr. Baltimore is in.

Please vote yes: Shareholder Right to Act by Written Consent—Proposal 4

30	NOTICE OF ANNUAL MEETING OF SHAREHOLDERS AND 2022 PROXY STATEMENT

Item 4 Shareholder Proposal to Adopt the Right to Act by Written Consent

Board of Directors’ Statement in Opposition to the Proposal

Your Board recommends a vote against this proposal because it believes that the written consent process, as required by the proposal, is less transparent and less democratic than a shareholder meeting and deprives shareholders of a forum for discussion or the opportunity for them to make inquiries about proposed actions. Matters that are sufficiently important to require shareholder approval should be communicated in advance so they can be considered and voted upon by all shareholders. This proposal would allow a group of shareholders to take action by written consent without prior communication to all shareholders of the proposed actions or the reasons for the actions. We believe this proposal disenfranchises shareholders who would not have the opportunity to participate in the proposed process. Permitting shareholder action by written consent has the potential to create confusion, and the Board does not believe it is appropriate for a widely held public company.

Our Board believes that every shareholder should have the opportunity to consider and vote upon shareholder actions. Our shareholders have the right to call a special meeting at a 10% threshold. This right, as well as our established shareholder communication and engagement mechanisms, provides shareholders the opportunity to raise important matters outside the annual meeting process.

The Company is committed to good corporate governance, which helps us compete more effectively, sustain our success and build long-term shareholder value. The Company has a strong governance structure in place, and the Board’s philosophy and policies are responsive to shareholders. In addition to the unrestricted right for shareholders to call special meetings at a 10% threshold, the Company has many other governance provisions in place that empower shareholders, including:

●  a majority voting standard in uncontested director elections;

●  no Shareholder Rights Plan;

●  an annually elected Board;

●  no supermajority voting provisions;

●  independent board leadership, including a strong Lead Independent Director and strong committee chairs; and

●  proxy access.

Requiring that all shareholder business be acted upon at a meeting helps to confirm complete information is presented to shareholders to obtain their approval and is more democratic. The Board believes that the risk of abuse associated with the right to act by written consent, including bypassing procedural protections that offer transparency and advance notice, both of which are afforded with a shareholder meeting, make this proposal not in the best interest of all shareholders.

In summary, the Board believes the adoption of this proposal is unnecessary because of our commitment to good corporate governance and the right of shareholders to call a special meeting at a 10% threshold. Furthermore, the Board believes that the written consent proposal would circumvent the protections, procedural safeguards and advantages provided to all shareholders by shareholder meetings.

Therefore, Your Board Recommends That You Vote “AGAINST” This Proposal.

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS AND 2022 PROXY STATEMENT	31

Voting Securities and Principal Holders

Beneficial Ownership

The following table shows those entities that are the beneficial owners of more than 5% of the Company’s Common Stock:

Name and Address of Beneficial Owner	Amount and Nature	Percent of Class

The Vanguard Group 100 Vanguard Boulevard Malvern, PA 19355	30,542,505(1)	8.08%

BlackRock, Inc. 55 East 52nd Street New York, NY 10055	31,718,312(2)	8.4%

(1)	Based on information as of December 31, 2021 contained in a Schedule 13G/A filed with the SEC on February 10, 2022 by The Vanguard Group.

The Schedule 13G/A indicates that The Vanguard Group has sole dispositive power with respect to 28,977,425 of the shares, shared dispositive power with respect to 1,565,080 of the shares, sole voting power with respect to none of the shares, and shared voting power with respect to 607,485 of the shares.

(2)

Based on information as of December 31, 2021 contained in a Schedule 13G/A filed with the SEC on February 3, 2022 by BlackRock, Inc. The Schedule 13G/A indicates that BlackRock, Inc. has sole dispositive power with respect to all of the shares, sole voting power with respect to 27,292,112 of the shares, and shared dispositive and voting power with respect to none of the shares.

To our knowledge, except as noted above, no person or entity is the beneficial owner of more than 5% of our Common Stock.

The following table sets forth information regarding the beneficial ownership of our Common Stock as of March 11, 2022, by:

●	each Director and Named Executive Officer; and

●	all current Directors and Executive Officers of Prudential Financial as a group.

Name of Beneficial Owner	Common Stock		Number of Shares Subject to Exercisable Options	Total Number of Shares Beneficially Owned[1]	Director Deferred Stock Units / Additional Underlying Units[2,3,4,5]	Total Shares Beneficially Owned Plus Underlying Units

Thomas J. Baltimore, Jr.	500			500	69,578	70,078

Gilbert F. Casellas	500			500	36,155	36,655

Martina Hund-Mejean	128			128	29,181	29,309

Wendy E. Jones	1,000			1,000	4,284	5,284

Karl J. Krapek	38,455			38,455	7,309	45,764

Peter R. Lighte	80			80	15,028	15,108

George Paz	500			500	15,024	15,524

Sandra Pianalto	451			451	14,510	14,961

Christine A. Poon	11,583			11,583	15,747	27,330

Douglas A. Scovanner	14,398			14,398	21,800	36,198

Michael A. Todman	3,325			3,325	15,028	18,353

Charles F. Lowrey	87,571		213,253	300,824	313,336	614,160

Robert M. Falzon	122,008	[6]	171,202	293,210	249,817	543,027

Scott G. Sleyster	80,525		143,534	224,059	140,419	364,478

Andrew F. Sullivan	13,989		21,685	35,674	122,860	158,534

Kenneth Y. Tanji	4,141		73,749	77,890	96,682	174,572

All directors and executive officers as a group (22 persons)	430,092		750,892	1,180,984	1,464,517	2,645,501

1	Individual directors and executive officers, as well as all directors and executive officers as a group, beneficially own less than 1% of the shares of Common Stock outstanding, as of March 11, 2022.

2

Includes the following number of shares or share equivalents in deferred units through the Deferred Compensation Plan for Non-Employee Directors and the Prudential Insurance Company of America Deferred Compensation Plan, as to which no voting or investment power exists: Mr. Baltimore 69,578; Mr. Casellas, 36,155; Ms. Hund-Mejean, 29,181; Ms. Jones 4,284; Mr. Krapek 7,309; Mr. Lighte, 15,028; Mr. Paz, 15,024; Ms. Pianalto, 14,510; Ms. Poon, 15,747; Mr. Scovanner, 21,800; Mr. Todman, 15,028; Mr. Sleyster 16,573; and Mr. Sullivan 4,021.

3

Includes the following shares representing the target number of shares to be received upon the attainment of ROE goals under the performance share program described under “Compensation Discussion and Analysis”: Mr. Lowrey, 233,293; Mr. Falzon, 186,015; Mr. Sleyster, 91,508; Mr. Sullivan 88,378; and Mr. Tanji 71,685.

4	Includes the following unvested stock options: Mr. Lowrey, 31,157; Mr. Falzon, 24,775; Mr. Sleyster, 14,265; Mr. Sullivan 12,388; and Mr. Tanji 9,760.

5	Includes the following unvested restricted stock units: Mr. Lowrey, 48,886; Mr. Falzon, 39,027; Mr. Sleyster, 18,073; Mr. Sullivan 18,073; and Mr. Tanji 15,237.

6	Includes 1,100 shares held by The Falzon Family Private Foundation.

32	NOTICE OF ANNUAL MEETING OF SHAREHOLDERS AND 2022 PROXY STATEMENT

Compensation of Directors

The Corporate Governance and Business Ethics Committee reviews the compensation of our nonemployee directors periodically (generally every three years) and recommends changes to the Board when it deems appropriate.

The following table describes the components of the nonemployee directors’ compensation for 2021:

Compensation Element	Director Compensation Program

Annual Cash Retainer	$150,000, which may be deferred, at the director’s option

Annual Equity Retainer	$150,000 in restricted stock units that vest after one year (or, if earlier, on the date of the next Annual Meeting)

Board and Committee Fees	None

Chair Fee	$35,000 for the Audit and Risk Committees $30,000 for the Compensation Committee $20,000 for all other committees(1)

Lead Independent Director Fee	$50,000

Meeting Fee for Members of the Company’s Corporate Social Responsibility Oversight Committee(2)	$1,250 per meeting (fee contingent on meeting attendance)

New Director Equity Award (one-time grant)	$150,000 in restricted stock units that vest after one year

Stock Ownership Guideline	Ownership of Common Stock or deferred stock units that have a value equivalent to six times the annual cash retainer to be satisfied within six years of joining the Board(3)

(1)	Includes other standing committees and any non-standing committee of the Board that may be established from time to time, but excludes the Executive Committee.

(2)

This is a committee comprising members of management and the Board. This committee typically meets on a separate day following the Board and Board committee meetings. The nonemployee directors on this committee currently consist of Messrs. Casellas and Lighte and Ms. Pianalto. The Corporate Social Responsibility Oversight Committee met three times in 2021.

(3)

As of December 31, 2021, each of our nonemployee directors satisfied this guideline, with the exception of Ms. Jones, who joined the Board in January 2021. Ms. Jones has six years from the date she joined the Board to fulfill the stock ownership requirement. For purposes of the stock ownership guideline, once a nonemployee director satisfies his or her stock ownership level, the director will be deemed to continue to satisfy the guideline without regard to fluctuation in the value of the Common Stock owned by the director.

We maintain a Deferred Compensation Plan for Nonemployee Directors (the “Plan”). Since 2011, 50% of the annual Board and committee retainer has been awarded in restricted stock units that vest after one year (or if earlier, on the date of the next Annual Meeting). A nonemployee director can elect to invest any cash or vested equity in accounts under the Plan that replicate investments in either shares of our Common Stock or the Fixed Rate Fund. The Fixed Rate Fund accrues interest in the same manner as funds invested in the Fixed Rate Fund offered under the Prudential Employee Savings Plan (“PESP”). As elected by the director, the Plan provides for distributions to commence upon or following termination of Board service or while a director remains on the Board.

Each director receives dividend equivalents on the restricted stock units contained in his or her deferral account under the Plan, which are equal in value to the dividends paid on our Common Stock. The dividend equivalents credited to the account are then reinvested in the form of additional stock units.

Under our director compensation program, if a nonemployee director satisfies the stock ownership guideline, the restricted stock units granted as the annual equity retainer are payable upon vesting in cash or shares of our Common Stock (at the director’s option) and may be deferred beyond vesting at the director’s election. If a director does not satisfy the stock ownership guideline, the restricted stock units are automatically deferred until termination of Board service.

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS AND 2022 PROXY STATEMENT	33

Compensation of Directors

2021 Director Compensation Table

	Fees Earned or Paid in

Name	Cash($)	Stock Awards($)(1)	All Other Compensation($)(2)	Total($)

Thomas J. Baltimore	$170,000	$150,000		$320,000

Gilbert F. Casellas	$173,750	$150,000		$323,750

Martina Hund-Mejean	$185,000	$150,000		$335,000

Wendy E. Jones(3)	$150,000	$300,000		$450,000

Karl J. Krapek	$150,000	$150,000		$300,000

Peter R. Lighte	$153,750	$150,000		$303,750

George Paz	$150,000	$150,000	$5,000	$305,000

Sandra Pianalto	$153,750	$150,000	$5,000	$308,750

Christine A. Poon	$225,000	$150,000		$375,000

Douglas A. Scovanner	$185,000	$150,000		$335,000

Michael A. Todman	$180,000	$150,000		$330,000

(1)

Represents amounts that are in units of our Common Stock. The amounts reported represent the aggregate grant date fair value of the restricted stock units granted during the fiscal year, as calculated under the Financial Accounting Standards Board’s Accounting Codification Topic 718 (“ASC Topic 718”). Under ASC Topic 718, the grant date fair value is calculated using the closing market price of our Common Stock on the date of grant, which is then recognized, subject to market value changes, over the requisite service period of the award. The aggregate balance in each of the nonemployee directors’ accounts in the Deferred Compensation Plan denominated in units (which includes all deferrals from prior years and earned units deferred in 2021) and their value as of December 31, 2021 were as follows: Mr. Baltimore: 69,578 and $7,531,123 ; Mr. Casellas: 36,155 and $3,913,417; Ms. Hund-Mejean: 29,213 and $3,162,015; Ms. Jones: 2,230 and $241,375; Mr. Krapek: 7,309 and $791,126; Mr. Lighte: 15,028 and $1,626,631; Mr. Paz: 15,024 and $1,626,198; Ms. Pianalto: 14,546 and $1,574,459; Ms. Poon: 15,747 and $1,704,455; Mr. Scovanner: 23,113 and $2,501,751; and Mr. Todman: 15,028 and $1,626,631.

(2)	Amounts represent matching charitable contributions.

(3)	Ms. Jones received a grant of restricted stock units valued at $150,000 upon joining the Board in January 2021.

34	NOTICE OF ANNUAL MEETING OF SHAREHOLDERS AND 2022 PROXY STATEMENT

Compensation Discussion and Analysis

In this section, we describe the material components of our executive compensation program for our NEOs, whose compensation is set forth in the 2021 Summary Compensation Table and other compensation tables contained in this Proxy Statement. We also provide an overview of our executive compensation philosophy and our executive compensation program. In addition, we explain how and why the Compensation Committee of our Board (the “Committee”) arrived at the specific compensation decisions involving the NEOs for 2021.

2021 Named Executive Officers (NEOs) For the purposes of this CD&A, the Summary Compensation Table, and other tables set forth in this Proxy Statement, our NEOs for the 2021 fiscal year were:

Charles F. Lowrey	Kenneth Y. Tanji	Robert M. Falzon	Scott G. Sleyster	Andrew F. Sullivan
Chairman & CEO	Executive Vice President & CFO	Vice Chairman	Executive Vice President & Head of International Businesses	Executive Vice President & Head of U.S. Businesses

Compensation Highlights

●	Pay for Performance. Incentive program payouts were consistent with company performance. Our annual incentive program paid out above target (reflecting strong results in 2021). The Performance Share component of our Long-Term Incentive Program delivered less than the target number of shares (corresponding to less strong ROE performance over the 2019-2021 period).

●	Balanced Metrics Supporting the Execution of Our Strategy. In 2021, the design of our annual incentive program incorporated a new metric related to our cost savings commitments, we incorporated Book Value per Share into our Performance Share Program, and we expanded the list of companies against which we measure relative performance to better capture our competition in the current marketplace.

●	Performance Emphasis in Pay Mix. On average, 91% of our NEOs’ total direct compensation for 2021 was performance based.
●	Inclusion and Diversity Performance Modifier. Following the successful achievement of our goal to increase diverse representation among our senior management over 2018-2020 by 5%, we again incentivized Prudential’s senior leadership to increase Company diversity over 2021-2023 using a modifier within our long-term incentive program, this time with multiple diversity goals, greater reach within the organization, an emphasis on Black and LatinX representation, and additional focus on improving the lived experience of our Black colleagues.

●	Ensuring Compensation Motivates and Rewards Strong Performance. Upon reviewing the compensation packages for our Chairman & CEO and Vice Chairman versus their external peers, the Committee decided that their 2021 results and outstanding leadership warranted increases to their base salaries and target incentive compensation levels for 2022.

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Compensation Discussion and Analysis

2021 NEOs’ Total Direct Compensation at a Glance

(thousands)

The following illustrations depict the amount and mix of pay delivered to our CEO and other NEOs for the 2021 performance year, including salary paid in 2021 and incentive awards granted in February 2022 for 2021 performance.

(1) Represents averages for the NEOs as a group, excluding Mr. Lowrey.

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Compensation Discussion and Analysis

## What We Do

- **Establish target and maximum awards** under our Annual Incentive Program.
- **Establish target awards** in our Long-Term Incentive Program.
- **Apply a formulaic framework** based on the Company's financial results relative to pre-established targets for each incentive program.
- **Exercise limited or no discretion** to increase formulaic incentive compensation awards.
- **Use balanced performance metrics** for annual incentive and performance share awards that consider both the Company's absolute performance and its relative performance versus peers.
- **Rigorous goal setting** aligned to our pre-established annual and multiyear financial targets.
- **On average, more than 90% of our NEOs' target total direct compensation is performance based.**
- **Impose stock ownership requirements, and retention of 50% of equity-based awards.**
- **Maintain an enhanced clawback policy** covering all executive officer incentive-based awards for material financial restatements and misconduct.
- **Limit perquisites** to items that serve a reasonable business purpose.
- **Closely monitor risks** associated with our compensation programs and individual compensation decisions to confirm that they do not encourage excessive risk-taking.
- **Tie long-term diversity improvement to our performance share awards.**

## What We Don't Do

- CEO participation in our severance plan.
- Executive officer severance payments and benefits exceeding 2.99 times salary and cash bonus without shareholder approval.
- Excise tax "gross-ups" upon change in control.
- Discounting, reloading or repricing of stock options without shareholder approval.
- "Single-trigger" accelerated vesting of equity-based awards upon change in control.
- Multiyear guaranteed incentive awards for executive officers.
- Employment agreements with NEOs.
- Employee hedging or pledging of Company securities.

Consideration of Most Recent “Say on Pay” Vote

Following our 2021 Annual Meeting of Shareholders, the Committee reviewed the results of the shareholder advisory vote on NEO compensation (the “Say on Pay” Vote) that was held at the meeting with respect to the 2020 compensation actions and decisions for Mr. Lowrey and the other NEOs. Approximately 92.1% of the votes cast on the proposal were voted in support of the compensation of our NEOs. After careful consideration, and given the recent extensive changes we have made, the Committee did not make any changes to our executive compensation program and policies as a result of the most recent Say on Pay vote.

92.1% of the votes cast on the proposal were voted in support of the compensation of our NEOs.

Opportunity for Shareholder Feedback

The Committee carefully considers feedback from our shareholders regarding our executive compensation program. Shareholders are invited to express their views to the Committee as described under “Communication with Directors” in this Proxy Statement. In addition, the advisory vote on the compensation of our NEOs provides shareholders with an opportunity to communicate their views on our executive compensation program.

You should read this CD&A in conjunction with the advisory vote that we are conducting on the compensation of our NEOs (see “Item 3—Advisory Vote to Approve Named Executive Officer Compensation”). This CD&A, as well as the accompanying compensation tables, contains information that is relevant to your voting decision.

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Compensation Discussion and Analysis

Philosophy and Objectives of Our Executive Compensation Program

The philosophy underlying our executive compensation program is to provide an attractive, flexible, and market-based total compensation program tied to performance and aligned with the interests of our shareholders. Our objective is to recruit and retain the caliber of executive officers and other key employees necessary to deliver sustained high performance to our shareholders, customers, and communities. Our executive compensation program is an important component of these overall human resources policies. Equally important, we view compensation practices as a means for communicating our goals and standards of conduct and performance and for motivating and rewarding employees in relation to their achievements.

Overall, the same principles that govern the compensation of all our salaried employees apply to the compensation of our executive officers. Within this framework, we observe the following principles:

●	Hire and retain top-caliber executives: Executive officers should have base salaries and employee benefits that are market-competitive and that facilitate hiring and retention of world-class talent in our critical roles and high-caliber individuals at all levels;

●	Pay for performance: A significant portion of the compensation of our executive officers should vary with business performance and each individual’s contribution to that performance;
●	Reward long-term growth and profitability: Executive officers should be rewarded for achieving long-term results;

●	Align compensation with shareholder interests: The interests of our executive officers should be linked with those of our shareholders through the risks and rewards of the ownership of our Common Stock; and

●	Reinforce succession planning process: The overall compensation program for our executive officers should reinforce our robust succession planning process.

Incentive Compensation Programs

To create a strong link between our incentive compensation opportunities and our short-term and longer-term objectives, we use two specific programs: our Annual Incentive Program and our Long-Term Incentive Program. Each year we review the metrics and design of both programs to ensure they are closely linked to our business strategy, are easily understood by employees, and are aligned with shareholder interests.

●

Annual Incentive Program. Our Annual Incentive Program is designed to reward strong financial and operational performance that furthers our short-term strategic objectives. For 2021 and 2022, financial and operational performance is determined based on the following three equally weighted annual performance metrics:

–	EPS as compared to our pre-established EPS target;

–	Cost savings, on a run-rate basis, from our transformation initiatives as compared to a pre-established target; and

–	ROE relative to the median ROE of the Performance Peer Group.

●

Long-Term Incentive Program. Our Long-Term Incentive Program ties the majority of our executives’ target total compensation to the achievement of our multiyear financial results and other goals related to long-term value creation. For grants made in February 2021 and February 2022, we awarded:

–	performance shares that reward the achievement of our ROE performance versus our peers, increases in adjusted book value per share (“BVPS”) and increases in the market value of our Common Stock; and

–	restricted stock units (“RSUs”) that reward increases in the market value of our Common Stock.

Grants prior to February 2021 under our Long-Term Incentive Program, some of which are still outstanding, were made in the form of performance shares, stock options, and cash-settled book value units.

Inclusion and Diversity

We view inclusion and dimensions of diversity as a moral and business imperative and a long-standing source of competitive advantage. As such, we also include goals related to our commitments to advance inclusion, diversity, and racial equity as metrics within grants of performance shares in certain years. This inclusion and diversity metric applies a modifier of plus or minus 10% to our Company performance results.

The performance shares granted to all U.S.-based recipients in February 2021 contain an inclusion and diversity modifier that holds Prudential leaders accountable to advance diverse representation across our organization and improve the lived experience of our Black colleagues.

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Compensation Discussion and Analysis

Compensation Peer Group

The Committee uses compensation data compiled from a group of peer companies in the insurance, asset management, and other diversified financial services industries generally selected from the S&P 500 Financials index (the “Compensation Peer Group”). The Committee periodically reviews and updates the Compensation Peer Group, as necessary, upon recommendation of its compensation consultant. We believe the Compensation Peer Group represents the industries with which we currently compete for executive talent.

Although included within the broad financial services sector, we exclude from the Compensation Peer Group companies such as property and casualty insurers and investment banking firms that predominantly offer different products, have substantially different business models and with whom we have less direct competition for executive talent.

Our Compensation Peer Group was unchanged in 2021, consisting of the following 20 companies:

North American Life Insurance Companies	Consumer Finance Companies	Asset Management and Custody Banks	Diversified Banks
● AFLAC, Inc. ● Lincoln National ● Manulife Financial Corporation ● MetLife, Inc. ● Principal Financial Group ● Sun Life Financial Inc.	● American Express Company ● Capital One Financial Corporation	● Ameriprise Financial, Inc. ● The Bank of New York Mellon Corporation ● BlackRock, Inc. ● Franklin Resources, Inc. ● Northern Trust Corporation ● State Street Corporation	● Bank of America Corporation ● Citigroup Inc. ● JPMorgan Chase & Co. ● PNC Financial Services Group, Inc. ● U.S. Bancorp ● Wells Fargo & Company

Performance Peer Group

ROE performance versus peers is a key performance measure under our Annual Incentive Program and our Performance Shares Program. For performance year 2020, we measured our relative ROE performance against the North American Life Insurance subset of the Compensation Peer Group (as listed above). In the 2021 performance year, the Committee expanded our Performance Peer Group to better reflect our competitors in the current marketplace for the purpose of measuring relative ROE for Performance Shares and Annual Incentive Awards. For the 2021 performance year the Performance Peer Group is shown below. For performance year 2022, Athene was removed from the Performance Peer Group due to its merger with Apollo.

● AFLAC, Inc. ● American Equity Investment Life Insurance Co. ● Athene ● Equitable Holdings ● Brighthouse Financial	● CNO Financial Group ● Globe Life ● Lincoln National ● MetLife, Inc.	● Principal Financial Group ● Reinsurance Group of America ● Unum Group ● Voya Financial

Use of Competitive Data

The Committee relies on various sources of compensation information to ascertain the competitive market for our executive officers, including the NEOs.

To assess the competitiveness of our executive compensation program, we analyze peer group compensation data obtained from proxy materials, as well as survey data provided by national compensation consulting firms, such as Willis Towers Watson, McLagan Partners and Mercer. As part of this process, we measure pay levels within each compensation component and in the aggregate. We also review market practices related to pay mix, incentive program design, and other compensation-related policies and practices.

The Committee reviews the compensation of executives in our Compensation Peer Group at least once per year. A broad range of data is considered for the Committee to ascertain whether the NEOs are appropriately positioned above or below the median to properly reflect various factors, such as our performance, the unique characteristics of each position, and applicable succession and retention considerations.

Generally, differences in the levels of total direct compensation among the NEOs are driven by tenure and an established track record of performance in their current and prior roles, along with the scope of their responsibilities, differences in the competitive market pay range for similar positions, and considerations of internal equity.

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Compensation Discussion and Analysis

How We Make Compensation Decisions

In addition to rigorous policies, which are structured to create a strong and direct link between pay and performance, we are committed to protect and further our shareholders’ interests. Feedback obtained each year through engagement with our shareholders is incorporated into compensation-related decision-making. Our pay governance processes hold the three independent directors who comprise the Compensation Committee responsible for the oversight and approval of various activities and decisions.(1) These activities and decisions are guided by the recommendations and advice of both management (including our CEO, Chief Human Resources Officer, and the Executive Leadership Team (“ELT”)) and the Committee’s independent executive compensation consultant (FW Cook), as outlined below:

Activity	Levels Impacted	Management’s Role	Compensation Consultant’s Role
Set Competitive Target Compensation	CEO / Vice Chair	None(2)	Recommend
	ELT	Recommend	Advise
	SVPs	Recommend	Advise upon Request

Make Performance Based Compensation Decisions, Including Long-Term Incentive Grants and Approving Cash/Stock Payouts(3)	CEO / Vice Chair	None(2)	Recommend
	ELT	Recommend	Advise
	SVPs	Recommend	Review

Oversee Incentive Program Design, Terms and Conditions, Performance and Funding	CEO / Vice Chair	None(2)	Advise on Design
	ELT	Recommend	Advise on Design
	SVPs	Recommend	Review

Promote/Appoint Employees to Senior Executive Positions(3)	CEO / Vice Chair ELT & SVPs	N/A Recommend	Advise Advise upon Request

Incorporate Evolving Competitive and World-Class Governance Practices in Our Program	N/A	Adopt and Enforce	Advise and/or Recommend

(1)	The Committee’s charter, which sets out its full list of duties and responsibilities and addresses other matters, can be found on our website at www.prudential.com/governance.
(2)	Our CEO and Vice Chairman do not play any role with respect to matters affecting their own compensation and are not present when the Committee discusses their recommendations.
(3)

In addition to Compensation Committee approval of the items listed, additional approval by the full Board of Directors is also required for awards, payouts, and appointments to senior executive positions.

The compensation consultant reports directly to the Committee and provided no services to management in 2021. The compensation consultant’s advisory services primarily include:

●	providing expert input on industry trends, as well as executive compensation developments from a broader perspective;

●	assessing the extent to which our pay levels and practices are competitively aligned with market practice; and

●	facilitating objective, data-based compensation decisions in succession and annual pay planning processes.

The Committee retains sole authority to hire the compensation consultant, approve its compensation, determine the nature and scope of its services, evaluate its performance, and terminate and replace (or supplement) its engagement with an alternative consultant at any time.

The total amount of fees paid to the compensation consultant for services to the Committee in 2021 was $166,426. The compensation consultant received no other fees or compensation from us. The Committee has assessed the independence of the compensation consultant pursuant to the listing standards of the NYSE and SEC rules and concluded that no conflict of interest exists that would prevent the compensation consultant from serving as an independent consultant to the Committee.

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Compensation Discussion and Analysis

Formulaic Framework for Incentive Programs

The determination of award levels for each of our incentive programs is formulaically driven by our financial and operating results relative to pre-established targets and performance relative to peer companies. The Board believes it generally should exercise limited or no discretion to increase our NEOs’ formula-based awards. Each year, the Compensation Committee reviews the metrics underlying the formulaic approach of both our annual and long-term incentive programs and makes changes as appropriate to align with business strategy and shareholder interests. The metrics approved by the Committee for awards granted, earned, paid out, or still outstanding are described throughout this CD&A. For purposes of our incentive programs:

●	EPS is Earnings Per Share of Common Stock (diluted), based on after-tax adjusted operating income (“AOI”);

●	ROE is operating return on average equity (and for peer companies is based on a comparable financial metric determined from quarterly financial reports); and

●	Adjusted book value per share, or BVPS, is based on Prudential Financial’s total equity excluding certain balance sheet items.

●	Cost savings is the cumulative cost savings, measured on a run-rate basis, that we have achieved from our transformation initiatives.

The EPS, ROE and BVPS compensation performance metrics are non-GAAP financial measures. Please see Appendix A for our calculation of these measures and a reconciliation to the most directly comparable GAAP financial measures.

To more accurately reflect the operating performance of our business, the Committee has approved a predetermined framework of adjustments to our reported financial results for incentive program purposes. Generally, these adjustments are made to exclude one-time or unusual items and external factors that are inconsistent with the assumptions reflected in our financial plans. The standard adjustments to reported financial results under our formulaic framework may vary from year to year and may have either a favorable or unfavorable impact on the measures used in our annual and long-term incentive programs.

Standard adjustments to reported financial results are made:

●	to exclude the impact of changes in our assumptions for investment returns, actuarial experience, and customer behavioral expectations (e.g., mortality, morbidity, lapse, and similar factors and reserve refinements);

●	to exclude integration costs or make other adjustments related to unplanned merger and acquisition activity (for 2021, we added back the earnings that were included in our 2021 plan attributable to our Full Service Retirement business that was held for sale and excluded the gain on the sale of PGIM’s joint venture in Italy);

●	to exclude variable investment income (i.e., earnings from non-coupon investments and prepayment fee and call premium income from fixed maturity investments) outside of a range of -10% to +10% of this income  that is included in our annual financial plan (this resulted in an  adjustment for 2021, as this income exceeded our expectations by  more than 10%);

●	for accounting-related changes not included in our annual operating plan (there were none in 2021); and

●	for other items not considered representative of the results of operations for the period and not included in our financial plan, as approved by the Committee (for 2021, we excluded unplanned costs relating to a debt reduction initiative and underwriting losses due to COVID-19 outside of a range of forecasted mortality results).

Direct Compensation Components

Annually, the Compensation Committee reviews a competitive analysis of total direct compensation for the NEOs. Based on this evaluation, the Committee may selectively adjust the base salary, annual incentive award target, and long-term award target amounts of the NEOs. In determining any adjustments, the Committee takes into account the following factors: level of experience and impact in the role; changes in market data; and compensation positioning overall and by component. Executives new to their current roles are positioned towards the lower end of their competitive range while executives with more experience are generally positioned at the higher end of the range.

Base Salary

Base salary is the principal fixed component of the total direct compensation of our executive officers, including the NEOs, and is determined by considering the relative importance of the position, the competitive marketplace, and the individual’s performance and contributions. Base salaries are reviewed annually and, typically, are increased infrequently and mostly at the time of a change in position or assumption of new responsibilities.

Effective February 28, 2022, Messrs. Lowrey and Falzon received base salary increases of $100,000 and $40,000, respectively, in recognition of their time in role and 2021 performance. Neither had received a salary increase since their promotion to their current positions on December 1, 2018.

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Compensation Discussion and Analysis

Annual Incentive Awards

The Committee reviews the structure of the Annual Incentive Program at least once per year, including the enterprise-wide metrics, targets, and standard adjustments that comprise our formulaic framework. The Committee selects metrics that it believes provide a balanced view of the Company’s performance each year, with targets that are linked to the Company’s financial plan and strategic objectives.

The funding of the annual incentive award for each NEO and most of our U.S.-based, non-investment professional population is determined by applying the Final Performance Factor to each individual’s annual incentive target for the performance year. The Final Performance Factor is derived from a formulaic calculation using the metrics and targets established by the Committee at the outset of the performance period.

Guided by our “pay for performance” philosophy, each individual’s actual annual incentive award may be higher or lower than the calculated level of funding, recognizing differences in individual performance. At the most senior levels, including and especially for our NEOs, we typically apply less differentiation, reflecting our belief that our senior leadership team has a collective responsibility for the performance outcomes selected by the Committee for the year.

Each NEO’s award opportunity range is $0 to a maximum of 1.5 times the individual’s target for each performance year. For the 2022 performance year, the target annual incentive awards for Messrs. Lowrey and Falzon have been increased from their 2021 targets to $3,750,000 and $3,000,000, respectively, in recognition of their outstanding leadership in areas such as the execution of our transformation and positioning Prudential at the forefront of efforts to drive change in societal issues such as racial equity.

Pre-Established 2021 and 2022 Annual Incentive Award Opportunity Ranges

For the 2021 performance year, each NEO’s annual incentive award is equal to his target multiplied by the 2021 Final Performance Factor.

Calculating the 2021 Final Performance Factor for our Annual Incentive Program

The Committee’s principal consideration in determining annual incentive awards was the 2021 Final Performance Factor of 1.215, representing the average of three financial metrics:

●	EPS, on an AOI basis, assessed relative to our EPS target range (the “EPS Target Factor”);

●	Cost savings, on a run-rate basis, from transformation initiatives, assessed relative to our target for cumulative cost savings achieved by year-end 2021 (the “Cost Savings Factor”); and

●	ROE as compared to the median ROE achieved by the Performance Peer Group (the “Relative ROE Factor”).

For the Annual Incentive Program, we use information for 2021 AOI, EPS and ROE and cumulative cost savings that we estimate as of January 2022.

Standard Adjustments

We make standard adjustments to estimated AOI, EPS, and ROE under our formulaic framework that may vary from year to year and may have a net positive or negative impact on our estimates. For 2021, these standard adjustments resulted in a net negative impact to AOI, EPS and ROE.

Annually, based on Company-specific data, industry data, and the current long-term economic outlook, we update our actuarial assumptions on long-term market returns and customer behavioral expectations (e.g., mortality, morbidity, and

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Compensation Discussion and Analysis

lapses). These updates and related refinements result in a cumulative revaluation of our reserves and the carrying values of our deferred acquisition costs. While GAAP requires these updates to be reported in the current period, they are not representative of annual performance since they relate to outcomes in both prior and future years. For these reasons, they are excluded from EPS under the Annual Incentive Program (regardless of whether they are positive or negative). In 2021, the adjustments to account for these updates increased EPS under the Annual Incentive Program by approximately $0.06.

We limit the impact of variable investment income on the calculation of EPS under the Annual Incentive Program. We do so by excluding earnings from non-coupon investments and prepayment fee and call premium income that are outside of a range of -10% to +10% from that assumed in our annual financial plan. For 2021, this adjustment decreased EPS under the Annual Incentive Program by approximately $3.07 as these earnings significantly exceeded our expectations.

In 2021, our financial plan included a full year of earnings attributable to our Full Service Retirement business that we subsequently agreed to sell and reported in divested and run-off businesses. We added back those earnings that were excluded from EPS as a result. We also excluded from EPS the earnings impact from the unplanned sale of PGIM’s joint venture in Italy. As a result of these M&A adjustments, we decreased EPS under the Annual Incentive Program by approximately $0.07.

Other items not considered representative of operating results or included in our annual financial plan are also excluded from EPS under the program. In 2021, we added back to EPS unplanned costs relating to a debt reduction initiative and excluded from EPS underwriting losses due to COVID-19 outside of a forecasted range of mortality results. These adjustments increased EPS under the Annual Incentive Program by approximately $1.39.

In the aggregate, these standard adjustments under our preset formulaic framework had a net negative effect of $1.69 on EPS under the Annual Incentive Program.

EPS (January Estimate)	$14.37

Actuarial Assumption Updates	+0.06

Variable Investment Income	-3.07

M&A Adjustments	-0.07

Other Items	+1.39

EPS (Annual Incentive Program)	$12.68

Using EPS and ROE as adjusted above, we take the following steps to calculate the Final Performance Factor:

Step 1: Establish EPS Target Factor

The table on the right depicts the EPS scale target range for 2021 which is aligned to our pre-established EPS target. Our adjusted EPS for 2021 of $12.68 per share of Common Stock corresponds to an EPS Target Factor of 1.228.

	2021 EPS	EPS Target Factor(1)

	$14.56 or above	1.50

	$11.45	1.05

Target Range	$11.20	1.00

	$10.95	0.95

	$7.83 or below	0.50

Step 2: Establish Cost Savings Factor

The table on the right depicts a range of potential cost savings aligned to our pre-established target of $500 million of cumulative cost savings from transformation initiatives to be achieved by year-end 2021. Our run-rate cost savings achieved by year-end 2021 was $625 million, which corresponds to a Cost Savings Factor of 1.375.

Cost Savings (in millions)	Cost Savings Factor(1)

$650 or More	1.500

$600	1.250

$500	1.000

$400	0.500

Below $400	0.000

Step 3: Establish Relative ROE Factor

Our adjusted ROE for 2021 was 12.9%, which is 0.5 percentage points higher than the median 2021 ROE for the Performance Peer Group. This corresponds to a Relative ROE Factor of 1.042.

ROE +/-Peer Median	Relative ROE Factor(1)

4% or more	1.50

3%	1.25

0%	1.00

-3%	0.75

4% or less	0.00

(1) Interpolated on a straight-line basis between the data points displayed.

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Compensation Discussion and Analysis

Determination of 2021 Final Performance Factor

The table on the right summarizes the calculation of the Final Performance Factor for 2021.

EPS Target Factor	1.228

Cost Savings Factor	1.375

Relative ROE Factor	1.042

Initial Performance Factor	1.215	(2)

Discretionary Adjustments Made by the Committee	None

Final Performance Factor	1.215

(2) Average of EPS Target Factor, Cost Savings Factor and Relative ROE Factor.

Long-Term Incentive Program

In order to motivate and reward our executive officers for their contributions toward achieving our business objectives, long-term incentives comprise the majority of each NEO’s target total compensation opportunity, which is linked to our multiyear ROE, adjusted book value and Common Stock performance.

In February 2022, the Committee established a target long-term award opportunity for each of the NEOs. To set these long-term award targets, the Committee considered:

●

a competitive market analysis of the NEO’s total compensation and the portion of total compensation provided as long-term incentives, relative to similar roles at companies in our Compensation Peer Group;

●	the Company’s and each NEO’s individual performance and his or her expected future contributions;

●	the NEO’s level of experience in his or her role; and

●	retention considerations.

The values at target of long-term incentives granted to our NEOs in February 2022 are depicted in the table below. 75% of each NEO’s grant was delivered in performance shares and 25% was delivered in restricted stock units (“RSUs”). The number of performance shares (at target) and RSUs awarded to an NEO is determined by dividing the value of the award by the closing market price of our Common Stock on the grant date.

Named Executive Officer	Target Long-Term Award Opportunity

Charles F. Lowrey	$12,500,000

Kenneth Y. Tanji	$ 3,600,000

Robert M. Falzon	$10,000,000

Scott G. Sleyster	$ 4,400,000

Andrew F. Sullivan	$ 4,400,000

Burn Rate

In assessing our equity grant practices, including the choice and mix of vehicles to use for long-term incentive awards, the Committee considers various factors including market practice and internal measures such as our burn rate. Burn rate is a measure of share usage and it quantifies the rate at which a company is utilizing its share reserve by expressing the number of equity awards granted as a percentage of the weighted-average undiluted number of shares of Common Stock outstanding during the year. Our burn rate for the 2021 fiscal year with regard to our 2021 Omnibus Plan was 0.92%.

Performance Shares

Performance shares align the majority of our NEOs’ long-term incentives to the achievement of goals that are established each year to drive long-term performance. The Committee selects metrics for the performance shares program that it believes will provide a balanced indication of the Company’s success over each ensuing three-year period. Prior to 2021, the Committee selected ROE relative to both the Company’s financial plan and the performance of life insurer peers, which provided an opportunity for 0-1.25 times the target number of shares to be earned.

Beginning in February 2021, we use growth in adjusted book value per share relative to our financial plan as a performance metric (replacing ROE relative to plan). Also, at that time, we expanded our ROE performance peer group and expanded the opportunity range to 0-1.5 times the target number of shares. Additionally, for performance shares granted in February 2021, we reviewed and expanded our inclusion and diversity goals which apply a +/-10% modifier to the plan for our NEOs and other senior leaders.

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Compensation Discussion and Analysis

Performance Share Awards

The NEOs currently have three performance share awards outstanding. In February 2022, the Committee granted the performance share awards for the 2022-2024 performance period. The key features of these outstanding awards are:

Performance Measures, Weights, and Targets	Method to Determine Number of Shares to be Awarded

2020-2022 Performance Period
Final payout will be 0-1.25 times the target number of shares based:	Absolute ROE	Absolute ROE Factor(1)	ROE +/-Peer Median	Relative ROE Factor(1)
	14.0% or more	1.25	3% or more	1.25
● ½ on average ROE vs. plan	12.5%	1.00	0%	1.00
● ½ on average ROE vs. the median ROE of the North American Life Insurance subset of the Compensation Peer Group	11.0%	0.75	-3%	0.75
	10.0% or less	0.00	-4% or less	0.00

2021-2023 Performance Period
Final payout will be 0-1.65 times the target number of shares based:	BVPS Growth	BVPS Growth Factor(1)	ROE +/-Peer Median	Relative ROE Factor(1)
	10.5% or more	1.50	4% or more	1.50
● ½ on average annual BVPS growth	7.0%	1.00	3%	1.25
● ½ on average ROE vs. the median ROE of the Performance Peer Group ● with an inclusion and diversity modifier of +/-10% based:	3.5%	0.50	0%	1.00
	less than 3.5%	0.00	-3%	0.75
			-4% or less	0.00

–	1/3 on increasing the representation of diverse employees in top positions

–	1/3 on increasing the representation of diverse employees at one level below Vice President

–	1/3 on improvements to the lived experience of our Black employees as measured via employee engagement scores

A positive modifier applies if we achieve or exceed these goals, and a negative modifier applies if we maintain status quo or see a decrease in diverse representation and Black employee engagement, as more fully described and quantified below.

2022-2024 Performance Period
Final payout will be 0-1.50 times the target number of shares based: ● ½ on average annual BVPS growth ● ½ on average ROE vs. the median ROE of the Performance Peer Group	BVPS Growth	BVPS Growth Factor(1)	ROE +/-Peer Median	Relative ROE Factor(1)
	11.5% or more	1.50	4% or more	1.50
	8%	1.00	3%	1.25
	4.5%	0.50	0%	1.00
	less than 4.5%	0.00	-3%	0.75
			-4% or less	0.00

2021-2023 Inclusion and Diversity Talent Goals

Prudential is committed to improving diverse representation at leadership levels and improving the lived experience of our Black colleagues. For 2021-2023, our Inclusion and Diversity Modifier is determined by averaging factors ranging from -10% to +10% for each of three goals:

1) Increase the diverse(2) representation among the leaders in our top ~600 U.S. positions by 10% As part of this, increase representation of Black/LatinX employees by at least 25%	Change in Representation(1)		Change in Black/LatinX Representation(1)
	Increase by 10% or more	+5%	Increase by 25% or more	+5%
	No Change	-5%	Increase by 20% or less	0%
	Decrease by 2% or more	-10%

2) Increase the representation of people of color(3) in U.S. positions one level below Vice President by 8% As part of this, increase representation of Black/LatinX employees by at least 25%	Change in Representation(1)		Change in Black/LatinX Representation(1)
	Increase by 8% or more	+5%	Increase by 25% or more	+5%
	No Change	-5%	Increase by 20% or less	0%
	Decrease by 2% or more	-10%

3) Close the gap in the employee engagement quotient (EQ) scores of our Black employees relative to other employees (average of EQ scores measured in 2022 & 2023)	Gap in EQ Scores of our Black Employees(1)
	Improve to 0 points or less	+10%
	No change (3 points)	-2%
	Decline to 5 points or more	-10%

(1)	Interpolated on a straight-line basis between the data points displayed.

(2)	Our definition of “diverse” includes people of color, women, LGBTQ+, differently-abled, and veterans.

(3)	Our definition of “people of color” includes Black, Hispanic, Asian, Pacific Islander, Native American, Alaskan natives, and Hawaiian natives.

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS AND 2022 PROXY STATEMENT	45

Compensation Discussion and Analysis

For performance shares, ROE is determined using after-tax AOI divided by adjusted book value and is subject to the standard adjustments described earlier in this CD&A. BVPS growth is defined as the average of the annual growth rates in adjusted book value per share for each year in the performance period. Our calculation of ROE and BVPS is shown in Appendix A.

Dividend equivalents are paid retroactively on the lower of (i) the final number of performance shares paid out and (ii) the target number of shares.

Performance Share Payouts for the 2019–2021 Performance Period

In February 2022, the NEOs received payouts with respect to the performance share and unit awards that were granted in February 2019 for the 3-year performance period ended December 31, 2021. The Committee decided to settle both the performance share and unit awards in Common Stock (aside from a relatively small portion of performance units that the NEOs had previously elected to defer, that remain cash-settled). These awards were paid at 0.937 times the target number of shares and units initially awarded, based 50% on our average ROE performance against our financial plan set at the start of the period and 50% on our average ROE performance relative to the North American Life Insurance subset of our Compensation Peer Group.

The earnout factor of 0.937 for these awards was determined as follows:

●	As of December 31, 2021, our 3-year average ROE was 12.19%, which corresponds to an Absolute ROE Factor of 0.949 based on the scale depicted on the right.

Absolute ROE	Absolute ROE Factor(1)
14.0% or more	1.25
12.5%	1.00
11.0%	0.75
10.0% or less	0.00

●	As of September 30, 2021, our 3-year average ROE was 12.5%, which is 0.9 percentage points lower than the median 3-year average ROE for the North American Life Insurance subset of our Compensation Peer Group. This corresponds to a Relative ROE Factor of 0.925 based on the scale depicted on the right.

ROE +/-Peer Median	Relative ROE Factor(1)
3% or more	1.25
0%	1.00
-3%	0.75
-4% or less	0.00

●	The 0.949 and 0.925 factors were averaged to arrive at a 0.937 final earn-out factor.

The final performance share/unit payouts to the NEOs in February 2022 for the 2019-2021 performance period were:

Named Executive Officers	Target Number of Shares/Units Awarded	Actual Number of Shares/Units Awarded

Charles F. Lowrey	53,342	49,982

Kenneth Y. Tanji	16,710	15,658

Robert M. Falzon	42,418	39,747

Scott G. Sleyster	24,422	22,884

Andrew F. Sullivan	8,998	8,432

Restricted Stock Units (RSUs)

NEOs receive 25% of their long-term incentive awards in RSUs. One third of the RSUs granted vest in each of the three years following the end of the month in which the grant date occurs.

46	NOTICE OF ANNUAL MEETING OF SHAREHOLDERS AND 2022 PROXY STATEMENT

Compensation Discussion and Analysis

Book Value Performance Program

Beginning with our long-term incentive grants in February 2021, we incorporated adjusted book value per share (“BVPS”) as a metric in our performance shares program with pre-established targets for growth over a three-year period. This replaces the use of cash-settled book value units that were previously granted under our Book Value Performance Program. We also discontinued the mandatory deferral of a portion of annual incentive awards into book value units. Nevertheless, portions of previously granted book value units vested and were paid to the NEOs in 2021, and additional cash payouts on these book value units will continue through February 2023.

Under the Book Value Performance Program, we calculate BVPS by dividing our adjusted book value by the number of our diluted shares outstanding. Our calculations of adjusted book value and BVPS exclude certain balance sheet items that are not, and may never be, reflected in the income statement, as described in Appendix A. Unlike the financial measures based on AOI that are used in other aspects of our executive compensation program, the BVPS metric takes into consideration realized gains and losses in our investment portfolio.

Change in Adjusted Book Value Per Share (1)

Adjusted Book Value Per Share 12/31/20	$94.79

BVPS increases (or decreases) as a result of the Company’s net income (or loss). BVPS decreases when the Company pays dividends on its Common Stock. BVPS may also increase or decrease due to other items, including share repurchase activity.

(1) Excluding total accumulated other comprehensive income and the cumulative impact of gains and losses resulting from foreign currency exchange rate remeasurement.

(2) Does not include the impact of changes in share count or adjustments to earnings for purposes of calculating diluted earnings per share.

(3) Includes realized investment gains and losses and related charges and adjustments, results from divested and run-off businesses, and other impacts.

(4) Includes amounts related to stock based compensation programs and foreign currency exchange rate remeasurement formerly recorded in accumulated other comprehensive income.

Adjusted Operating Income(2)	$14.58
Other Earnings ltems(3)	$4.93
Net lncome(2)	$19.51
Dividends	$(4.60)
Share Repurchases	$0.49
Other(4)	$(1.47)
= Change in Adjusted Book Value Per Share	$13.93
Adjusted Book Value Per Share 12/31/21	$108.72
* For a reconciliation of Adjusted Book Value to the most comparable GAAP measure, see Appendix A to this Proxy Statement.

The NEOs’ awards, distributions and accumulated holdings under the Book Value Performance Program are as follows:

Name	Number of Book Value Units Held at January 1, 2021 (#)	Value of Book Value Units Held at January 1, 2021(1)($)	Value of Book Value Units Distributed in 2021(2)($)	Number of Book Value Units Held at December 31, 2021(#)	Value of Book Value Units Held at December 31, 2021(3)($)

Charles F. Lowrey	58,542	5,549,196	2,710,994	29,942	3,255,294

Kenneth Y. Tanji	15,725	1,490,573	644,572	8,925	970,326

Robert M. Falzon	46,399	4,398,161	2,141,117	23,811	2,588,732

Scott G. Sleyster	25,045	2,374,016	1,154,921	12,861	1,398,248

Andrew F. Sullivan	13,749	1,303,268	596,040	7,461	811,160

(1)

Represents the aggregate market value of the number of book value units held at January 1, 2021 obtained by multiplying BVPS of $94.79 as of December 31, 2020 by the number of book value units outstanding for units granted in 2019 and 2020, and multiplying BVPS (adjusted for the Tax Act) of $96.68 by the number of outstanding book value units granted prior to 2018.

(2)	Represents the aggregate market value distributed in 2021.

(3)

Represents the aggregate market value of the number of book value units held at December 31, 2021 obtained by multiplying BVPS of $108.72 as of December 31, 2021 by the number of book value units outstanding.

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS AND 2022 PROXY STATEMENT	47

Compensation Discussion and Analysis

Retirement Plans

We view retirement benefits as a key component of our executive compensation program because they encourage long-term service. Accordingly, we offer our employees, including the NEOs, a comprehensive benefits program that provides the opportunity to accumulate retirement income. This program includes both defined benefit and defined contribution plans, as well as two supplemental retirement plans that allow highly compensated employees (that is, employees whose compensation exceeds the limits established by the Internal Revenue Code for covered compensation and benefit levels) to receive the same benefits they would have earned but for these limitations. Further, we sponsor three supplemental executive retirement plans (“SERPs”) for certain eligible executive officers, including the NEOs, to offset the potential loss or forfeiture of retirement benefits under certain limited circumstances or to provide additional benefits to certain key executives. For descriptions of these plans, including their titles, see “Pension Benefits.”

We also maintain the Prudential Insurance Company of America Deferred Compensation Plan (the “Deferred Compensation Plan”). We offer this plan to our executive officers, including the NEOs, as a competitive practice. For a description of this plan, see “Nonqualified Deferred Compensation.”

Periodically, we compare the competitiveness of our benefits programs for our employees, including retirement benefits, against other employers with whom we broadly compete for talent. It is our objective to provide our employees with a benefits package that is at or around the median of the competitive market when compared to other employers.

Severance and Change in Control Arrangements

Our Board has adopted a policy prohibiting us from entering into any severance or change-in-control agreement with any of our executive officers, including the NEOs, that provides for payments and benefits that exceed 2.99 times the sum of the executive officer’s base salary and most recently earned annual incentive award, without shareholder approval or ratification. We do not provide excise tax payments, reimbursements, or “gross-ups” to any of our executive officers.

While our other executive officers are eligible for severance payments in the event of an involuntary termination of employment without “cause,” our CEO is not a participant in the severance program (discussed below) providing this benefit.

To enable us to offer competitive total compensation packages to our executive officers, as well as to promote the ongoing retention of these individuals when considering potential transactions that may create uncertainty as to their future employment with us, we offer certain post-employment payments and benefits to our executive officers, including the NEOs, upon the occurrence of several specified events. These payments and benefits are provided under two separate programs:

●	the Prudential Severance Plan (the “Severance Plan”); and

●	the Prudential Financial Executive Change in Control Severance Program.

We have not entered into individual employment agreements with our NEOs. Instead, the rights of our NEOs with respect to post-employment compensation upon specific events, including death, disability, severance or retirement, or a change in control of the Company, are covered by these two programs.

We use plans, rather than individually negotiated agreements, to provide severance and change-in-control payments and benefits for several reasons. First, a “plan” approach provides us with the flexibility to change the terms of these arrangements from time to time. An employment agreement would require that the affected NEO consent to any changes. Second, this approach is more transparent, both internally and externally. Internal transparency eliminates the need to negotiate severance or other employment separation payments and benefits on a case-by-case basis. In addition, it assures our NEOs that the severance payments and benefits they receive are comparable to one another.

As previously noted, our executive officers, including the NEOs, except for our CEO, are eligible for severance payments and benefits in the event of an involuntary termination of employment without “cause.” These executive officers and our CEO are also eligible for “double-trigger” severance payments and benefits in the event of an involuntary termination of employment without “cause” or a termination of employment with “good reason” in connection with a change in control of the Company. Our equity awards are also designed to be “double-trigger,” so long as such awards are allowed to continue in effect following any change in control transaction on substantially equivalent terms and conditions to those applicable prior to such transaction.

The payment of these awards at target achievement rewards the executive officer for his or her expected performance prior to the change-in-control transaction.

For detailed information on the estimated potential payments and benefits payable to the NEOs in the event of their termination of employment, including following a change in control of the Company, see “Potential Payments Upon Termination or Change in Control.”

48	NOTICE OF ANNUAL MEETING OF SHAREHOLDERS AND 2022 PROXY STATEMENT

Compensation Discussion and Analysis

Perquisites and Other Personal Benefits

We generally do not provide our executive officers, including the NEOs, with perquisites or other personal benefits, except for the use of Company aircraft, Company-provided cars and drivers, and, in the case of our CEO and Vice Chairman, security services. These items are provided because we believe that they serve a necessary business purpose and represent an immaterial element of our executive compensation program. The cost allocated to the personal use of Company-provided cars and drivers, including commuting expenses, and the incremental cost associated with the security services, to the extent not reimbursed to us, are reported in the Summary Compensation Table. Our executive officers, including the NEOs, are required to reimburse us for the incremental cost of any personal use of Company aircraft.

We do not provide tax reimbursements or any other tax payments with respect to perquisites, including excise tax “gross-ups,” to any of our executive officers.

Other Compensation-Related Policies

In addition to the other components of our executive compensation program, we maintain the policies described below. These policies are consistent with evolving best practices and help confirm that our executive compensation program does not encourage our executive officers to engage in behaviors that are beyond our ability to effectively identify and manage risk.

Clawback Policy

Our clawback policy covers all executive officers (including the NEOs), applies to all incentive-based compensation (including stock options and other equity awards) paid to or in respect of an executive officer, and includes separate triggers for material financial restatements and improper conduct (including failure to report). The policy provides that if (i) the Company is required to undertake a material restatement of any financial statements filed with the SEC or (ii) an executive officer engages in improper conduct that either has had, or could reasonably be expected to have, a significant adverse reputational or economic impact on the Company or any of its affiliates or divisions, then the Board may, in its sole discretion, after evaluating the associated costs and benefits, seek to recover all or any portion of the incentive-based compensation paid to any such executive officer during the three-year period preceding the restatement, or the occurrence of the improper conduct, as the case may be.

The policy also requires us to disclose to our shareholders, not later than the filing of the next proxy statement, the action taken by the Board, or the Board’s decision not to take action, with regard to compensation recovery following the occurrence of a material restatement or improper conduct, so long as such event has been previously disclosed in our SEC filings.

For purposes of the policy, a “restatement” means any material restatement (occurring after the effective date of the policy) of any of the Company’s financial statements that have been filed with the SEC under the Exchange Act or the Securities Act of 1933, as amended. “Improper conduct” means willful misconduct (including, but not limited to, fraud, bribery or other illegal acts) or gross negligence, which, in either case, includes any failure to report properly, or to take appropriate remedial action with respect to, such misconduct or gross negligence by another person.

Other Long-Term Compensation Recovery Policies

We maintain a “resignation notice period” requirement as part of the terms and conditions of all long-term incentive awards granted to certain designated grades of executives, including the NEOs. The requirement is intended to reduce the adverse and disruptive effect of a sudden voluntary departure of an executive subject to the requirement, and requires him or her to provide notice for a specified period prior to the effective date of a voluntary resignation, or otherwise risk forfeiting his or her outstanding long-term incentive awards.

The terms and conditions of long-term incentive awards also provide for forfeiture in the event a recipient violates applicable non-solicitation or noncompetition agreements.

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS AND 2022 PROXY STATEMENT	49

Compensation Discussion and Analysis

Stock Ownership Guidelines

We have adopted stock ownership guidelines for our executive officers to encourage them to build their ownership position in our Common Stock over time by direct market purchases, making investments available through the PESP and the Deferred Compensation Plan, and retaining shares they earn under their long-term incentive awards. The guidelines are framed in terms of stock value as a percentage of base salary.

Position	Stock Value as a Percentage of Base Salary

Chief Executive Officer	700%

Vice Chairman and Executive Vice President	300%

Senior Vice President	200%

Each of the NEOs has met his ownership guideline. Under the current stock ownership guidelines, once an executive officer attains his or her individual ownership level, he or she will remain in compliance with the guidelines despite future changes in our stock price and base salary, as long as his or her holdings do not decline below the number of shares at the time the stock ownership guidelines were met.

Stock Retention Requirements

We have adopted stock retention requirements for our executive officers. Each executive officer is required to retain 50% of the net shares (after payment of the applicable exercise price (if any), fees, and taxes) acquired upon the exercise of stock options or the payment or vesting of any performance shares and restricted stock units. The executive officer is required to hold such shares until the later of one year following the date of acquisition of such shares (even if this one-year holding period extends beyond termination of employment) or the date that he or she satisfies our stock ownership guidelines.

Prohibition of Derivatives Trading, and Hedging and Pledging of Our Securities

Our Board has adopted a policy prohibiting all employees, including the NEOs, and members of the Board from engaging in any hedging transactions with respect to any of our equity securities held by them, which includes the purchase of any financial instrument (including prepaid variable forward contracts, equity swaps, collars, and exchange funds) designed to hedge or offset any decrease in the market value of such equity securities.

Our Board has also adopted a policy prohibiting our Section 16 officers and members of the Board from pledging, or using as collateral, our securities to secure personal loans or other obligations, and includes holding shares of our Common Stock in a margin account.

Policy on Rule 10b5-1 Trading Plans

We have a policy governing the use by executive officers of pre-established trading plans for sales of our Common Stock and exercises of stock options for shares of our Common Stock. We believe our Rule 10b5-1 policy reflects best practice and is effective in complying with legal requirements. Under the policy:

●  All Rule 10b5-1 trading plans must be precleared by our law and compliance departments.

●  A trading plan may be entered into, modified or terminated only during an open trading window and while not in possession of material nonpublic information.

50	NOTICE OF ANNUAL MEETING OF SHAREHOLDERS AND 2022 PROXY STATEMENT

Compensation Discussion and Analysis

Supplemental CEO Pay Analysis

The total compensation of our NEOs as reported in the 2021 Summary Compensation Table is calculated in accordance with SEC rules. Under these rules, we are required to show the grant date fair value of equity and equity-based awards. The ability of our executive officers to realize value from such awards is contingent on the achievement of certain performance conditions (including, in the case of stock options, the sustained increase in our stock price). The accompanying chart compares our CEO’s total compensation, as measured based on actual compensation received (or, with regard to pending awards, realizable pay based on the applicable performance elements and stock value at a relatively current time), to the amounts reported for him in the Summary Compensation Table for the periods shown.

The chart illustrates that our executive compensation program is designed so that the amount of compensation that our CEO actually receives, or is expected to receive, may be higher or lower than the amount we are required to report in the Summary Compensation Table, depending on the performance of our Common Stock and our performance relative to our key financial objectives. It demonstrates the strong alignment of the interests of our executive officers with those of our shareholders.

•  Total Compensation based on Grant Date Fair Value is the sum of: base salary; actual annual incentive payout for the performance year (excluding the portion mandatorily deferred into the long-term Book Value Performance Program, as applicable); and the grant date fair values of the performance shares and units, restricted stock units, book value units and stock options awarded each year.

•  Total Compensation based on Realized and Realizable Gains is the sum of: base salary; actual annual incentive payout for the performance year (excluding the portion mandatorily deferred into the long-term Book Value Performance Program); the value of the final performance shares and units distributed following the three-year performance period using the closing price at the end of the period (or, if the performance period has not yet completed, the value of the target number of performance shares and units assuming the latest year end share price); the number of RSUs scheduled to vest in February each year assuming the preceding year end share price (for vested shares) or the latest year end share price (for unvested shares); actual payouts for vested tranches of book value units (or estimated values to be paid for unvested tranches assuming the latest year end book value per share); and the intrinsic value of stock options awarded in each year based on the latest year end share price.

The difference between Mr. Lowrey’s realized/realizable pay vs. grant date fair value for 2021 is primarily attributable to the 33% increase in the fair market value of Prudential Common Stock from the date the awards were granted until the end of the year. Our stock price increased more moderately from the time of grant in 2019 and 2020 to December 31, 2021 (16% and 13%, respectively). Coupled with below-target performance on the 2019-2021 performance share program, this yielded marginal net gains versus grant date fair values.

Deductibility of Executive Compensation

Section 162(m) of the Internal Revenue Code limits a publicly held corporation’s ability to take a tax deduction for compensation paid to certain executive officers (“covered employees”) in excess of $1 million. Prior to 2018, certain performance-based compensation was exempt from the $1 million deduction limit. Notwithstanding changes to the tax deductibility requirements of Section 162(m), the Committee continues to believe that a significant portion of our executive officers’ compensation should be tied to measures of performance of our businesses.

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS AND 2022 PROXY STATEMENT	51

Compensation Committee Report

The Compensation Committee of our Board of Directors has reviewed and discussed with management the Compensation Discussion and Analysis contained in this Proxy Statement. Based on its review and these discussions, the Compensation Committee has recommended to our Board of Directors that the Compensation Discussion and Analysis be included in this Proxy Statement and incorporated by reference into our Annual Report on Form 10-K for the year ended December 31, 2021.

The Compensation Committee

Michael A. Todman (Chair)

Thomas J. Baltimore

Karl J. Krapek

52	NOTICE OF ANNUAL MEETING OF SHAREHOLDERS AND 2022 PROXY STATEMENT

CEO Pay Ratio

The ratio of our CEO’s annual total compensation ($19,809,318) to that of our median compensated employee ($114,931) for 2021 was:

This ratio is a reasonable estimate calculated in a manner consistent with Item 402(u) of the SEC’s Regulation S-K.

172 to 1

To calculate the 2021 CEO pay ratio, we used the same median compensated employee that we used for purposes of calculating the CEO pay ratio for 2020, as there has been no change in our employee population or employee compensation arrangements that we believe would significantly impact the CEO pay ratio.

●  In 2020, we identified our median compensated employee from among 40,769 employees across the eight countries from which we collected compensation data, as shown in the shaded rows in the table to the right. This population comprised 95.2% of our estimated global population of 42,832 employees as of September 30, 2020. These figures exclude independent contractors and other individuals classified as nonemployees in their respective jurisdictions.

●  We used “Total Cash Pay” as of October 1, 2020 as our compensation measure, which, for these purposes, includes base salary, short-term incentives (e.g., payments under our
    Annual Incentive Program), cash commissions and other similar payments earned. We annualized Total Cash Pay for employees who were not employed for the entire period, and we did not make any cost-of-living adjustments.

Our “median compensated employee” is the individual who earned Total Cash Pay at the midpoint of this group of 40,769 employees.

Determining Annual Total Compensation

We determined annual total compensation for our median compensated employee by obtaining compensation data for this employee consistent with the methodology we use to calculate total compensation as it appears in the 2021 Summary Compensation Table. Accordingly, it includes base salary earned and paid from January 1, 2021 through December 31, 2021, non-equity incentive plan payments made for the performance period January 1, 2021 through
December 31, 2021, equity incentives and options awards granted during the fiscal year, and other compensation earned and/or paid in 2021, such as Company contributions to retirement savings plans. In addition, for purposes of calculating the CEO pay ratio, SEC rules permit us to include in annual total compensation any compensation and benefits made available to employees broadly, such as medical and dental benefits. We elected to include amounts representing employer medical and dental contributions in determining the annual total compensation of our median employee.

Estimated Employees as of September 30, 2020
Country	Employees
Japan	20,961
United States	16,336
Ireland	1,626
Brazil	796
Argentina	436
United Kingdom	321
Mexico	204
Singapore	89
Taiwan	1,402
Malaysia	328
India	195
Germany	64
Luxembourg	18
France	17
Australia	16
Hong Kong	6
Netherlands	5
Italy	5
China	3
Switzerland	3
Canada	1

The SEC rules for identifying the median compensated employee and calculating the pay ratio allow companies to apply various methodologies and apply various assumptions and, as a result, the pay ratio reported by us may not be comparable to the pay ratio reported by other companies.

We determined annual total compensation for our CEO, Mr. Lowrey, using the amount reported in our 2021 Summary Compensation Table, increased to include an amount representing employer medical and dental contributions for him.

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS AND 2022 PROXY STATEMENT	53

Executive Compensation

2021 Summary Compensation Table

The following table sets forth information regarding fiscal years 2021, 2020 and 2019 compensation for our NEOs, except fiscal year 2019 where Mr. Sullivan is not provided because he was not an NEO in the year.

Name & Principal Position	Year	Salary ($)(1)	Stock Awards ($)(2)	Option Awards ($)(3)	Non-Equity Incentive Plan Compensation ($)(4)	Change in Pension Value ($)(5)	All Other Compensation ($)(6)	Total ($)
Charles F. Lowrey, Chairman and Chief Executive Officer	2021	1,200,000	11,300,123	0	6,425,878	781,247	92,489	19,799,737
	2020	1,246,154	4,980,063	1,682,442	5,889,715	1,133,852	58,028	14,990,254
	2019	1,200,000	4,980,009	1,666,665	6,085,252	1,128,436	72,577	15,132,939
Kenneth Y. Tanji, Executive Vice President and Chief Financial Officer	2021	650,000	3,600,102	0	2,487,048	193,827	21,963	6,952,940
	2020	623,077	1,560,093	527,040	1,767,572	531,777	30,821	5,040,380
	2019	600,000	1,560,046	522,102	1,643,475	491,659	50,093	4,867,375
Robert M. Falzon, Vice Chairman	2021	1,000,000	9,000,132	0	5,119,124	371,334	37,161	15,527,751
	2020	1,038,461	3,960,006	1,337,850	4,636,117	937,141	76,941	11,986,516
	2019	1,000,000	3,960,144	1,325,304	4,754,861	938,263	104,406	12,082,978
Scott G. Sleyster, Executive Vice President and Head of International Businesses	2021	700,000	4,400,070	0	3,306,392	302,044	31,375	8,739,881
	2020	726,923	2,280,076	770,274	2,936,921	922,521	35,383	7,672,098
	2019	700,000	2,280,038	763,062	2,750,399	950,152	52,236	7,495,887
Andrew F. Sullivan, Executive Vice President and Head of U.S. Businesses	2021	700,000	4,400,070	0	2,939,353	235,623	29,942	8,304,988
	2020	726,923	1,980,003	668,934	2,519,639	344,172	32,101	6,271,772

(1)

The amounts reported in the Salary column for 2021 include elective contributions of a portion of their base salary to the SESP by Messrs. Lowrey, Tanji, Falzon, Sleyster and Sullivan in the amounts of $36,400, $14,092, $28,400, $16,400 and $16,400, respectively.

(2)

The amounts reported in the Stock Awards column represent the aggregate grant date fair value, as calculated under ASC 718, of performance shares at target, performance units at target, and restricted stock units in each year. The maximum number of performance shares payable for 2021, 2020, and 2019 is 1.65, 1.25, and 1.25 times the target amounts, respectively. The grant date fair value is calculated in the manner described in the Grants of Plan-Based Awards table.

Based on the fair market value on the date of grant ($81.43 per share), the maximum values for the 2021 stock awards granted to Messrs. Lowrey, Tanji, Falzon, Sleyster, and Sullivan are $16,808,944, $5,355,163, $13,387,662, $6,545,099, and $6,545,099, respectively.

(3)

The amounts reported in the Options Awards column represent the aggregate grant date fair value of stock options granted in each respective year for the prior year’s performance as calculated under ASC Topic 718. The assumptions made in calculating the grant date fair value amounts for these stock options are incorporated herein by reference to the discussion of those assumptions found below in the Grants of Plan-Based Awards Table.

54	NOTICE OF ANNUAL MEETING OF SHAREHOLDERS AND 2022 PROXY STATEMENT

Executive Compensation

(4)

The aggregate amounts reported in the Non-Equity Incentive Plan Compensation column represent the sum of (i) the annual incentives paid in February following each performance year (which do not include the portion of the performance year 2019 annual incentives mandatorily deferred into the Book Value Performance Program); (ii) the value of the book value units paid in February of each year for performance over the prior 3 years; (iii) offcycle book value units paid in November 2020 for Mr. Sullivan; and (iv) carried interest payments for Mr.Lowrey, as follows:

	2021		2020		2019
	Annual Incentive Award ($)	Book Value Units Value Paid ($)	Annual Incentive Award ($)	Book Value Units Value Paid ($)	Annual Incentive Award ($)	Book Value Units Value Paid ($)

Charles F. Lowrey	4,253,000	2,172,878	3,119,000	2,710,994	3,167,500	2,780,211

Kenneth Y. Tanji	1,883,000	604,048	1,123,000	644,572	1,169,000	474,475

Robert M. Falzon	3,402,000	1,717,124	2,495,000	2,141,117	2,590,000	2,164,861

Scott G. Sleyster	2,430,000	876,392	1,782,000	1,154,921	1,620,500	1,129,899

Andrew F. Sullivan	2,430,000	509,353	1,890,000	629,639	—	—

For Mr. Lowrey, 2020 and 2019 include the value of carried interest payments of $59,721 and $137,541, respectively. These carried interest payments relate to carried interest programs in our PGIM business. While Mr. Lowrey is no longer entitled to invest in or be granted new carried interests in these programs, he will continue to receive distributions from these pre-existing arrangements if and when they are earned.

(5)

The amounts reported in the Change in Pension Value column represent the change in the actuarial present value of each NEO’s accumulated benefit under the Merged Retirement Plan, the Supplemental Retirement Plan, and the SERPs, as applicable, determined using interest rate and mortality rate assumptions consistent with those used for our consolidated financial statements, as well as above-market earnings on compensation that is deferred on a basis that is not tax-qualified. Messrs. Lowrey, Tanji, Falzon, Sleyster and Sullivan accrue pension benefits under the Cash Balance Formula (described in the “Pension Benefits” section of this Proxy Statement).

For 2021, the amounts reported in this column include payments from the Supplemental Retirement Plan for Messrs. Lowrey, Tanji, Falzon, Sleyster, and Sullivan of $23,597, $3,812, $15,613, $8,146, and $3,224, respectively; and above-market interest on the SESP for Messrs. Lowrey, Tanji, Falzon, Sleyster and Sullivan of $10,452, $2,405, $5,766, $7,099, and $1,582, respectively.

(6)	The amounts reported in the All Other Compensation column for 2021 are itemized below.

All Other Compensation

Name	Perquisites ($)(1)	PESP Contributions ($)(2)	SESP Contributions ($)(2)	Total ($)
Charles F. Lowrey	44,489	11,600	36,400	92,489
Kenneth Y. Tanji	1,271	6,600	14,092	21,963
Robert M. Falzon	2,161	6,600	28,400	37,161
Scott G. Sleyster	4,206	10,769	16,400	31,375
Andrew F. Sullivan	2,119	11,423	16,400	29,942

(1)

For all NEOs, the amounts reported in the Perquisites column represent the costs of commuting and limited personal use of Company-provided cars and reflect our determination of the costs allocable to the actual commuting and personal use of each individual based on a formula that takes into account various expenses, including costs associated with the driver and fuel. In addition, the amount reported includes the incremental cost for security services of $40,908 for Mr. Lowrey and $135 for Mr. Falzon.

(2)

The amounts reported in the PESP Contributions and SESP Contributions columns represent our contributions to the account of each NEO under (a) The Prudential Employee Savings Plan (the “PESP”), a defined contribution plan that provides employees with the opportunity to contribute up to 50% of eligible earnings in any combination of before-tax, Roth 401(k) and/or after-tax contributions (subject to Internal Revenue Code limits) and (b) the Prudential Supplemental Employee Savings Plan, a non-qualified plan that provides employees who exceed the Internal Revenue Code earnings limit ($290,000 in 2021) with the opportunity to defer up to 4% of eligible earnings in excess of the earnings limit. We match 100% of the first 4% of an employee’s before-tax or Roth 401(k) deferrals under the PESP and 100% of an employee’s deferrals under the SESP.

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS AND 2022 PROXY STATEMENT	55

Executive Compensation

Grants of Plan-Based Awards

The following table presents, for each of the NEOs, information concerning awards under our Annual Incentive Program for performance year 2021 and equity awards made during 2021 for 2020 performance under our Long-Term Incentive Program.

			Estimated Future Payouts Under Non-Equity Incentive Plan Awards ($)(1)		Estimated Future Payouts Under Equity Incentive Plan Awards(2)		All Other Stock Awards: Number of shares of stock or units (#)(3)	Grant Date Fair Value ($/Sh)	Grant Date Fair Value of Stock and Option Awards ($)(3)
		Grant Date	Target ($)	Maximum ($)	Target (#)	Maximum (#)
Charles F. Lowrey	AIA	N/A	3,500,000	5,250,000	N/A	N/A		N/A	N/A
	PS	2/9/21	N/A	N/A	104,078	171,729		81.43	8,475,072
	RS	2/9/21	N/A	N/A		N/A	34,693	81.43	2,825,051
Kenneth Y. Tanji	AIA	N/A	1,550,000	2,325,000	N/A	N/A		N/A	N/A
	PS	2/9/21	N/A	N/A	33,158	54,711		81.43	2,700,056
	RS	2/9/21	N/A	N/A		N/A	11,053	81.43	900,046
Robert M. Falzon	AIA	N/A	2,800,000	4,200,000	N/A	N/A		N/A	N/A
	PS	2/9/21	N/A	N/A	82,894	136,775		81.43	6,750,058
	RS	2/9/21	N/A	N/A		N/A	27,632	81.43	2,250,074
Scott G. Sleyster	AIA	N/A	2,000,000	3,000,000	N/A	N/A		N/A	N/A
	PS	2/9/21	N/A	N/A	40,526	66,868		81.43	3,300,032
	RS	2/9/21	N/A	N/A		N/A	13,509	81.43	1,100,038
Andrew F. Sullivan	AIA	N/A	2,000,000	3,000,000	N/A	N/A		N/A	N/A
	PS	2/9/21	N/A	N/A	40,526	66,868		81.43	3,300,032
	RS	2/9/21	N/A	N/A		N/A	13,509	81.43	1,100,038

(1)

The amounts reported in the Estimated Future Payouts Under Non-Equity Incentive Plan Awards columns represent the potential amounts for annual incentives for the 2021 performance year. Actual amounts earned by the NEOs are reflected in the Summary Compensation Table

(2)

The amounts reported in the Estimated Future Payouts Under Equity Incentive Plan Awards columns represent performance shares awarded to the NEOs under the Omnibus Plan in 2021. Performance share awards are granted for a three-year performance period with payouts determined at the end of the period based on our ROE performance and growth in adjusted book value per share as described in the CD&A.

(3)

The amounts reported in the All Other Stock Awards: Number of Shares of Stock or Units column represent restricted stock units awarded to the NEOs under the Omnibus Plan in 2021. RSUs vest in three equal annual installments as described in the CD&A.

(4)

The amounts in the Grant Date Fair Value column have been calculated using the number of restricted stock units awarded or in the case of performance shares the target number of performance shares, in each case multiplied by the latest year end share price.

56	NOTICE OF ANNUAL MEETING OF SHAREHOLDERS AND 2022 PROXY STATEMENT

Executive Compensation

Outstanding Equity Awards

The following table provides information on the NEOs’ outstanding equity awards as of December 31, 2021. The equity awards reported in the Stock Awards columns consist of performance share awards and restricted stock units. Grants of performance shares were made for three-year performance cycles with the 2019 grant as the 2019-2021 performance cycle, the 2020 grant as the 2020-2022 performance cycle and the 2021 grant as the 2021-2023 performance cycle. The equity awards reported in the Option Awards columns consist of non-qualified stock options.

		Option Awards[1]				Stock Awards
Name	Grant Date	Number of Securities Underlying Unexercised Options (# Exercisable)	Number of Securities Underlying Unexercised Options (# Unexercisable)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock that Have Not Vested (#)	Market Value of Shares or Units of Stock that Have Not Vested ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Rights that Have Not Vested (#)[2]	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Rights that Have Not Vested ($)[2]
Charles F. Lowrey	2/9/2021					34,692	2,825,051	171,729	13,983,893
	2/11/2020	31,156	62,313	95.87	2/11/2030			64,933	7,028,348
	2/12/2019	55,500	27,750	93.36	2/12/2029			66,678	7,217,227
	2/13/2018	30,885	0	106.89	2/13/2028
	2/14/2017	36,806	0	110.45	2/14/2027
Kenneth Y. Tanji	2/9/2021					11,053	900,046	54,711	4,455,117
	2/11/2020	9,760	19,520	95.87	2/11/2030			20,342	2,201,818
	2/12/2019	17,386	8,693	93.36	2/12/2029			20,888	2,260,917
	2/13/2018	2,357	0	106.89	2/13/2028
	2/14/2017	2,669	0	110.45	2/14/2027
	2/9/2016	8,883	0	63.59	2/9/2026
	2/10/2015	9,096	0	78.08	2/10/2025
	2/11/2014	5,195	0	84.53	2/11/2024
Robert M. Falzon	2/9/2021					27,632	2,250,074	136,775	11,137,588
	2/11/2020	24,775	49,550	95.87	2/11/2030			51,633	5,588,756
	2/12/2019	44,132	22,067	93.36	2/12/2029			53,024	5,739,318
	2/13/2018	26,008	0	106.89	2/13/2028
	2/14/2017	29,445	0	110.45	2/14/2027
	2/9/2016	50,474	0	63.59	2/9/2026
	2/10/2015	20,213	0	78.08	2/10/2025
	2/11/2014	7,504	0	84.53	2/11/2024
Scott G. Sleyster	2/9/2021					13,509	1,100,038	40,526	3,300,032
	2/11/2020	14,264	28,529	95.87	2/11/2030			29,729	3,217,867
	2/12/2019	25,410	12,705	93.36	2/12/2029			30,528	3,304,351
	2/13/2018	9,753	0	106.89	2/13/2028
	2/14/2017	9,570	0	110.45	2/14/2027
	2/9/2016	32,808	0	63.59	2/9/2026
	2/10/2015	24,760	0	78.08	2/10/2025
	2/11/2014	8,659	0	84.53	2/11/2024
	2/12/2013	23,983	0	57.00	2/12/2023
Andrew F. Sullivan	2/9/2021					13,509	1,100,038	40,526	3,300,032
	2/11/2020	12,387	24,776	95.87	2/11/2030			25,817	2,794,432
	2/12/2019	4,681	2,341	93.36	2/12/2029			11,248	1,217,484
	2/13/2018	3,251	0	106.89	2/13/2028
	10/2/2017	1,128	0	107.28	10/2/2027
	2/14/2017	2,577	0	110.45	2/14/2027
	10/13/2015	749	0	77.15	10/13/2025
	5/15/2015	344	0	85.46	5/15/2025
	2/10/2015	826	0	78.08	2/10/2025

(1)	The options reported in the Option Awards column vest at the rate of one-third per year on the anniversary of the date of grant.

(2)

The Equity Incentive Plan Awards columns reflect the number of outstanding performance shares that would be received by each NEO at the maximum payout level for the 2021, 2020 and 2019 grants, as well as the number of restricted stock units outstanding. The dollar values reported represent the estimated value of the outstanding performance shares at the maximum payout level for the 2021, 2020 and 2019 grants and outstanding restricted stock units, based on the latest year end share price. Performance shares are subject to a three-year performance period with payout determined at the end of the period based on measures of Company performance, as well as for the 2021 grants, an inclusion and diversity modifier. As discussed in the CD&A, the Committee approved a final earn-out factor of 0.937 for the awards granted on February 12, 2019.

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS AND 2022 PROXY STATEMENT	57

Executive Compensation

Option Exercises and Stock Vested

The following table provides information on the value realized by each of the NEOs as a result of the exercise of stock options and the vesting of stock awards from January 1, 2021 through December 31, 2021.

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)(1)	Value Realized on Vesting ($)(2)

Charles F. Lowrey	124,398	4,293,372	24,878	2,025,816

Kenneth Y. Tanji	29,285	965,275	3,800	309,434

Robert M. Falzon	—	—	20,952	1,706,121

Scott G. Sleyster	22,383	1,194,057	14,144	1,151,746

Andrew F. Sullivan	—	—	5,240	426,693

(1)	The amounts in the Stock Awards—Number of Shares Acquired on Vesting column represent the payout of shares of our Common Stock for the vesting of the 2018 performance shares grants.

(2)

The amounts in the Stock Awards—Value Realized on Vesting column represent the product of the number of performance shares released and the closing market price of our Common Stock on February  9, 2021, $81.43.

Pension Benefits

The following table provides information on the defined benefit retirement plans in which the NEOs participate, including the present value of accumulated benefits as of December 31, 2021, except as noted, payable for each of the NEOs under each of these plans determined using interest rate and mortality rate assumptions consistent with those used in our consolidated financial statements; namely, the PRI-2012 generational mortality table with white collar adjustments and an adjustment to reflect recent Prudential-specific experience and an interest discount rate of 2.85%. Cash Balance Formula accounts are assumed to grow with interest based on an assumed 30-year Treasury Rate, but not less than 4.25%, and PSI Cash Balance Formula accounts are assumed to grow with interest at 5.00% until the commencement of pension benefits. No additional earnings or service after December 31, 2021 is included in the calculation of the accumulated benefits.

Name	Plan Name	Number of Years of Credited Service (#)		Present Value of Accumulated Benefit ($)	Payments During Last Fiscal Year ($)

Charles F. Lowrey	Merged Retirement Plan—Cash Balance Formula	20		2,549,963	—

	Supplemental Retirement Plan—Cash Balance Formula	20		6,420,585	23,597	(3)

Kenneth Y. Tanji	Merged Retirement Plan—Cash Balance Formula	32	(2)	1,434,654	—

	Merged Retirement Plan—PSI Cash Balance Formula	n/a	(2)	102,599	—

	Supplemental Retirement Plan—Cash Balance Formula	32	(2)	1,467,118	3,812	(3)

Robert M. Falzon	Merged Retirement Plan—Cash Balance Formula	38	(2)	2,079,065	—

	Merged Retirement Plan—PSI Cash Balance Formula	n/a	(2)	102,170	—

	Supplemental Retirement Plan—Cash Balance Formula	38	(2)	3,722,755	15,613	(3)

Scott G. Sleyster	Merged Retirement Plan—Cash Balance Formula	34		3,898,368	—

	Supplemental Retirement Plan—Cash Balance Formula	34		2,780,239	8,146	(3)

Andrew F. Sullivan	Merged Retirement Plan—Cash Balance Formula	10		264,848	—

	Supplemental Retirement Plan—Cash Balance Formula	10		998,800	3,224	(3)

(1)

This benefit is a result of an allocation of demutualization compensation distributed to all participants in the Merged Retirement Plan in 2002 (“Demutualization Credit”). Ongoing service is not a consideration in determining this benefit for the NEOs.

(2)

Mr. Tanji transferred from Prudential to Prudential Securities Incorporated in 1994 and transferred back to Prudential from Prudential Securities Incorporated in 2002. He began accruing pension benefits under the Traditional Pension Formula and, subsequently, the Cash Balance Formula upon his election of this formula in 2001; in accordance with the Merged Retirement Plan Cash Balance Formula, credited service includes service with the Company’s subsidiaries, in particular Prudential Securities Incorporated. As a result of his transfer, ongoing service is not a consideration in determining his benefit under the PSI Cash Balance Formula.

Mr. Falzon transferred to Prudential from Prudential Securities Incorporated in 1998 and began accruing pension benefits under the Traditional Pension Formula and, subsequently, the Cash Balance Formula upon his election of this formula in 2001; in accordance with the Merged Retirement Plan Cash Balance Formula, credited service includes service with the Company’s subsidiaries, in particular Prudential Securities Incorporated. As a result of his transfer, ongoing service is not a consideration in determining his benefit under the PSI Cash Balance Formula.

(3)

For Messrs. Lowrey, Tanji, Falzon, Sleyster and Sullivan, this payment was a distribution from the Supplemental Retirement Plan Cash Balance Formula to pay for accrued FICA taxes due in 2020 on this benefit, and federal, state, and local taxes on the distributed amount. The entire payment was withheld to pay these taxes.

58	NOTICE OF ANNUAL MEETING OF SHAREHOLDERS AND 2022 PROXY STATEMENT

Executive Compensation

The Merged Retirement Plan

Our wholly owned subsidiary, The Prudential Insurance Company of America, sponsors our tax-qualified defined benefit retirement plan, The Prudential Merged Retirement Plan (the “Merged Retirement Plan”), which is available to our executive officers, including the NEOs, and other salaried U.S. employees. The Merged Retirement Plan has two formulas under which participants may have their retirement benefits for ongoing service determined: the “Traditional Pension Formula” or the “Cash Balance Formula.” In addition, employees who previously worked for Prudential Securities Incorporated also have retirement benefits for their service with Prudential Securities Incorporated under a third component of the Merged Retirement Plan: the “PSI Cash Balance Formula.”

Traditional Pension Formula

Under the Traditional Pension Formula, employees are fully vested in their accrued benefits. These benefits (which are subject to Internal Revenue Code limits) are determined using the following formula, which is based on Average Eligible Earnings (as defined) and years of Credited Service (as defined):

(1.35% x Average Eligible Earnings up to Covered Compensation + 2.00% x Average Eligible Earnings in excess of Covered Compensation)	×	Years of Credited Service up to 25 years	+	(0.75% x Average Eligible Earnings up to Covered Compensation + 1.00% x Average Eligible Earnings in excess of Covered Compensation)	×	Years of Credited Service for the next 13 years	+	1.00% x Average Eligible Earnings	×	Years of Credited Service in excess of 38 years

For a separation from service in 2021, Average Eligible Earnings are determined by taking the average of earnings (base salary plus annual incentive payment) over the period beginning January 1, 2013, and ending on the date of separation after dropping the lowest two years of earnings in that period. Under the Traditional Pension Formula, the starting point for the averaging period is moved forward two years on January 1 of every even calendar year. “Covered Compensation” for a year is the average of the Social Security wage bases for the 35 years ending in the year the participant will reach Social Security normal retirement age. Benefits are payable as early as age 55 (with a reduction in benefits) as a single life annuity if not married or an actuarially equivalent 50% joint and survivor annuity if married.

Generally, a participant’s benefit will be determined as the greater of:

●	the benefit as determined above calculated at the time of separation from service;

●	the benefit as determined above calculated as of January 1, 2002, plus all or a portion of the Supplemental Retirement Plan benefit calculated as of January 1, 2002; and

●

If the Supplemental Retirement Plan benefit is to be paid in the form of an annuity, the benefit as determined above calculated as of January 1, 2012 (including any adjustment in the benefit on January 1, 2002 as described in the previous bullet), plus all or a portion of the Supplemental Retirement Plan benefit calculated as of January 1, 2012.

Additional benefits are provided to participants who are eligible to retire upon separation from service. A participant is eligible to retire if he or she separates from service either: (a) after attainment of age 55 (with 10 years of vesting service) or age 65 or (b) due to an involuntary termination (other than for cause or exhausting short-term disability benefits) after attainment of age 50 (with 20 years of continuous service).

If a participant is eligible to retire, he or she is eligible for survivor benefits (with no actuarial reduction), a lesser (or no) reduction in benefit for benefit commencement before age 65, and an additional benefit paid to age 65.

The benefits reported in the Pension Benefits table above are assumed to commence in the form of a 50% joint and survivor annuity on the later of January 1, 2021 and the date the participant is eligible for an unreduced benefit, i.e., the earlier of (i) the first of the month on or following the later of attainment of age 60 and 30 years of service and (ii) the first of the month on or following attainment of age 65 (“Normal Retirement Date”).

There are currently no NEOs that have their benefit calculated under the Traditional Pension Formula.

Cash Balance Formula

The Cash Balance Formula was added to the Merged Retirement Plan in 2001 for employees hired on or after January 1, 2001, except employees of Prudential Securities Incorporated. At that time, we offered a one-time conversion election for the current Merged Retirement Plan participants with benefits under the Traditional Pension Formula to opt to have their individual retirement benefits determined under the Cash Balance Formula. Participants who made this election to use the Cash Balance Formula are fully vested in their Cash Balance Formula benefit. Otherwise, participants are generally vested in their Cash Balance Formula benefit after three years of service.

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS AND 2022 PROXY STATEMENT	59

Executive Compensation

Cash Balance Formula benefits (which are subject to Internal Revenue Code limits) are computed using a cash balance methodology that provides for credits to be made to a hypothetical account that is allocated basic credits equal to 2% to 14% (depending on age and service) of base salary and annual incentive payments. Interest credits are made to the hypothetical account each month using an interest rate set each year based on the average yield on 30-year U.S. Treasury securities (constant maturities) for October of the prior year, with a minimum rate of 4.25%. The rate in effect for 2021 was 4.25%.

Active participants on June 30, 2003 received an additional credit equal to his or her Supplemental Retirement Plan Cash Balance Formula benefit determined as of January 1, 2002, if any. Active participants on June 30, 2012 received an additional credit of no more than his or her Supplemental Retirement Plan Cash Balance Formula benefit determined as of April 1, 2012, if any.

Benefits are payable at any time after separation of service as a lump sum amount (based on the account balance) or an actuarially equivalent single life annuity; 50%, 75%, or 100% joint and survivor annuity; or 50% contingent annuity. Employees who made the one-time conversion election to use the Cash Balance Formula (specifically, Messrs. Tanji, Falzon, and Sleyster) have a frozen “Grandfathered Benefit” determined as the accrued benefit under the Traditional Pension Formula as of January 1, 2002. The value of the Grandfathered Benefit, and early retirement subsidies on this benefit, if applicable, are included in determining the payable benefit. As reported in the Pension Benefits Table, cash balance accounts are assumed to grow with interest until, and benefits will commence on the participant’s Normal Retirement Date.

Benefits are assumed to commence with 90% of participants electing a lump sum and 10% electing a 50% joint and survivor annuity.

PSI Cash Balance Formula

The PSI Cash Balance Formula applies only to employees who previously worked for Prudential Securities Incorporated. At this time, all participants are fully vested in their PSI Cash Balance Formula benefit. Messrs. Tanji and Falzon are the only NEOs with a benefit under this formula.

PSI Cash Balance Formula benefits (which are subject to Internal Revenue Code limits) are computed using a cash balance methodology that provides for credits to be made to a hypothetical account. Prior to January 1, 2004, the hypothetical accounts were allocated basic credits equal to 1.7% to 7% (depending on age and service) of eligible earnings. Since then, interest credits only have been made to the hypothetical account each month using an interest rate set each year, with a minimum rate of 5.00%. The rate in effect for 2020 was 5.00%.

Benefits are payable at any time after separation of service as a lump sum amount (based on the account balance) or an actuarially equivalent single-life annuity; 50%, 75%, or 100% joint and survivor annuity; 50% or 100% contingent annuity; or single-life annuity with five or 10 years guaranteed.

As reported in the Pension Benefits Table, PSI Cash Balance accounts are assumed to grow with interest until, and benefits will commence on the participant’s Normal Retirement Date.

Benefits are assumed to commence with 90% of participants electing a lump sum and 10% electing a 50% joint and survivor annuity.

The Supplemental Retirement Plan and SERPs

The Supplemental Retirement Plan is a nonqualified retirement plan designed to complement the Merged Retirement Plan by providing benefits to all participants of the Merged Retirement Plan, including the NEOs, who are prohibited from receiving additional benefits under the Merged Retirement Plan because of Internal Revenue Code limits. Benefits under the Supplemental Retirement Plan are generally payable at the earlier of six months after separation from service and age 65. Under a special rule applicable to the Supplemental Retirement Plan, benefits are required to begin to be paid to a home office participant following attainment of age 65, regardless of whether he or she has separated from service.

The Prudential Insurance Supplemental Executive Retirement Plan and the PFI Supplemental Executive Retirement Plan (collectively, the “Prudential SERPs”) provide “Early Retirement Benefits” to certain eligible executives, including the NEOs, subject to the approval of our Board and the Committee. Early Retirement Benefits are designed to recognize the service and contributions of eligible executives who are involuntarily terminated by exempting them from the reduction factor for early retirement between the ages of 55 and 65, a reduction of up to 50%, which would otherwise be applicable under the Traditional Pension Formula and the Grandfathered Benefit under the Cash Balance Formula of the Merged Retirement Plan and the Supplemental Retirement Plan. Benefits under the Prudential SERPs are generally payable at the earlier of six months after separation from service and age 65.

No NEO is currently eligible for benefits under the Early Retirement Benefits provision. Upon an involuntary termination of employment, no NEO will be eligible for benefits under the Early Retirement Benefits provision due to a variety of factors.

60	NOTICE OF ANNUAL MEETING OF SHAREHOLDERS AND 2022 PROXY STATEMENT

Executive Compensation

In 2008, the NEOs (with the exception of Messrs. Lowrey and Sullivan) were permitted to make an irrevocable election regarding the form of payment for their pension benefits and each NEO (with the exception of Messrs. Falzon and Sleyster) elected to receive his Supplemental Retirement Plan and Prudential SERPs benefits, if any, in a lump sum.

The Prudential Securities Incorporated Supplemental Retirement Plan for Executives (“PSI SERP”) was designed to make it more attractive to certain key executives to remain employees of Prudential Securities Incorporated and its subsidiaries. The PSI SERP benefit is determined as a target benefit, less the benefit payable from the PSI Cash Balance Formula and an estimated Social Security retirement benefit. The target benefit is 60% of an employee’s average salary times a ratio of service to 30 years. There are no NEOs currently eligible for benefits under the PSI SERP.

Notwithstanding the foregoing, benefits reported in the Pension Benefits Table are assumed to commence in the form of payment elected for this benefit, either an annuity or a lump sum, and at the same time as under the Merged Retirement Plan benefit to be consistent with assumptions used in the Company’s financial statements.

Nonqualified Deferred Compensation

The following table provides information on the NEOs’ participation in the Prudential Supplemental Employee Savings Plan (the “SESP”) and the Deferred Compensation Plan:

Name	Plan	Executive Contributions in Last Fiscal Year ($)(1)	Registrant Contributions in Last Fiscal Year ($)(2)	Aggregate Earnings in Last Fiscal Year ($)(3)	Aggregate Withdrawals/ Distributions ($)	Aggregate Balance at Last Fiscal Year End ($)(4)

Charles F. Lowrey	SESP	36,400	36,400	27,056		846,932
	Deferred Compensation	—	—	529,123	—	15,449,798

Kenneth Y. Tanji	SESP	14,092	14,092	6,220		205,125
	Deferred Compensation	—	—	886,317	(407,023)	6,754,159

Robert M. Falzon	SESP	28,400	28,400	15,335		479,461
	Deferred Compensation	249,500	—	1,118,973	—	7,408,149

Scott G. Sleyster	SESP	16,400	16,400	18,342		566,326
	Deferred Compensation	127,927	—	4,712,454	—	20,990,956

Andrew F. Sullivan	SESP	16,400	16,400	4,100		145,188
	Deferred Compensation	94,500	—	126,784	—	448,123

(1)

The amounts reported in the Executive Contributions in Last Fiscal Year column represent elective contributions of a portion of their base salary to the SESP and elective contributions to the Deferred Compensation Plan from the annual incentive award (which amounts are included in the Salary and Non-Equity Incentive Plan Columns of the Summary Compensation Table, respectively).

(2)

The amounts reported in the Registrant Contributions in Last Fiscal Year column represent the Company’s contributions to each NEO’s SESP account (which amounts are also included in the All Other Compensation column of the Summary Compensation Table).

(3)

The amounts reported in the Aggregate Earnings in the Last Year column include amounts reported for above-market interest on the SESP in the Change in Pension Value column of the Summary Compensation Table. Specifically, $10,452 for Mr. Lowrey, $2,405 for Mr. Tanji, $5,766 for Mr. Falzon, $7,099 for Mr. Sleyster, and $1,582 for Mr. Sullivan.

(4)

The amounts reported in the Aggregate Balance at Last Fiscal Year End column represent balances from the SESP and Deferred Compensation Plan and include various amounts previously reported in the Summary Compensation Table as Salary, Non-Equity Incentive Plan Compensation or All Other Compensation.

SESP

The SESP is a nonqualified profit sharing plan designed to provide benefits in excess of amounts permitted to be contributed under the PESP. It allows employees, including the NEOs, to elect to defer from 1% to 4% of their eligible earnings paid after the Code limit is exceeded in the year ($290,000 in 2021) to a hypothetical record-keeping account on a pre-tax basis through payroll deduction. We match 100% of an employee’s deferrals. Eligible earnings for the NEOs under the SESP are limited to base salary only. Interest is earned on a participant’s account at the same rate as the Fixed Rate Fund under the PESP. This rate is generally set quarterly within a calendar year, and the rate in effect for each quarter of 2021 was 3.50%. A participant’s account is distributed to the employee six months after the participant’s separation from service.

Deferred Compensation Plan

The Deferred Compensation Plan is a nonqualified, unfunded plan that provides certain designated executives in the United States, including the NEOs, with the ability to defer taxation on up to 85% of their annual cash incentive awards. Deferrals may be invested in notional funds that generally mirror the PESP fund offerings, including shares of our Common Stock.

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS AND 2022 PROXY STATEMENT	61

Executive Compensation

Post-Employment Compensation Arrangements

While we have not entered into employment agreements with our NEOs, they are eligible to receive certain payments and benefits in the event of a termination of employment, including following a change in control of the Company, under the Severance Plan and Change in Control Program. Our CEO does not participate in the Severance Plan.

In many cases, subject to the approval of our Board, various payments and benefits are provided under the Severance Plan, the Change in Control Program, the Omnibus Plan and other Company plans and programs, as applicable.

Voluntary Termination(1) — Early or Normal Retirement

Annual Incentives. Annual Incentive Program: an annual incentive payment based on the current year’s Company and individual performance, payable following the completion of the performance year.

Stock Options. Omnibus Plan(1): Vested stock options remain exercisable for a period of up to five years after termination; and unvested stock options continue to vest according to the original vesting schedule.

Performance Shares/Performance Units. Omnibus Plan(1): each grant of performance shares and performance units will be paid out at the end of its respective performance period based on the actual number of shares earned as determined by the Committee.

Restricted Stock Units. Omnibus Plan(1): generally, each grant of restricted stock units vest one-third each year and is paid out annually in shares.

Book Value Units. Omnibus Plan(1): each grant of book value units vests one-third each year and is paid out annually in cash based on the Company’s adjusted book value per share at the end of the fiscal quarter prior to payment.

Additional Retirement Accruals. Merged Retirement Plan and Supplemental Retirement Plan: additional benefit based on the annual incentive.

Involuntary Termination Without Cause

Severance. Severance Plan: assuming all eligibility conditions are satisfied, severance payments of up to 18 months of base salary and annual incentive.

Annual Incentives. Annual Incentive Program: an annual incentive payment based on the current year’s Company and individual performance, payable following the completion of the performance year.

Stock Options. Omnibus Plan(2): (i) Vested stock options remain exercisable for a period of up to five years after termination date and unvested stock options continue to vest according to the original vesting schedule.

Restricted Stock Units. Omnibus Plan(2): generally, each grant of restricted stock units vest one-third each year and is paid out annually in shares.

Performance Shares/Performance Units. Omnibus Plan(2): each grant of performance shares and performance units will be paid out at the end of its respective performance period based on the actual number of shares earned as determined by the Committee.

Book Value Units. Omnibus Plan(2): each grant of book value units vests one-third each year and is paid out annually in cash based on the Company’s adjusted book value per share at the end of the fiscal quarter prior to payment.

SERP. Prudential SERP: Early Retirement Benefit provided to eligible participants.

Additional Retirement Accruals. Merged Retirement Plan and Supplemental Retirement Plan: additional benefit based on the annual incentive and additional benefit to Messrs. Tanji, Falzon, Sleyster and Sullivan based on the amount of severance.

Separation in Connection with Change in Control(3)

Severance. Change in Control Program: (i) a lump-sum payment equal to the sum of two times annual base salary and annual incentive (based on the average of the annual incentive payments for the previous three calendar years); and (ii) a payment equal to the present value of the retirement benefits that would have accrued during the period of time on which the lump-sum payment in (i) is based.

Annual Incentives. Change in Control Program and Annual Incentive Program: an annual incentive payment based on the target annual incentive award opportunity in the year termination occurs.

Stock Options. Change in Control Program and Omnibus Plan: accelerated vesting of stock options, only if outstanding awards will not be honored or assumed or substituted with equitable replacement awards made by a successor employer.

Performance Shares/Performance Units. Change in Control Program and Omnibus Plan: payment of outstanding performance shares and performance units at target in shares within 30 days of a change in control, only if outstanding awards will not be honored or assumed or substituted with equitable replacement awards made by a successor employer. For performance shares and performance units granted in 2017 and subsequent years, at the change in control (i) outstanding,

62	NOTICE OF ANNUAL MEETING OF SHAREHOLDERS AND 2022 PROXY STATEMENT

Executive Compensation

unconverted performance shares and performance units will become vested at target and settled in shares, and (ii) outstanding performance shares and performance units that were converted to restricted stock units will become vested and settled in shares, only if such outstanding awards will not be honored or assumed or substituted with equitable replacement awards made by a successor employer.

Restricted Stock Units. Change in Control Program and Omnibus Plan: payment of restricted stock units in shares, only if outstanding awards will not be honored or assumed or substituted with equitable replacement awards made by a successor employer.

Book Value Units. Change in Control Program and Omnibus Plan: payment of outstanding book value units in cash based on the Company’s adjusted book value per share at the end of the fiscal quarter ended on or immediately prior to the change in control, only if outstanding awards will not be honored or assumed or substituted with equitable replacement awards made by a successor employer.

SERP. Prudential SERP: Early Retirement Benefit provided to eligible participants.

Additional Retirement Accruals. Merged Retirement Plan and Supplemental Retirement Plan: additional benefit based on the annual incentive.

Health/Life. Change in Control Program: continued health benefits at active employee contribution levels for a period of 18 months, plus a “gross-up” for any expected tax consequences associated with providing these health benefits.

Separation Due to Disability or Death

Annual Incentives. Annual Incentive Program: an annual incentive payment based on an average of the previous three years’ annual incentive awards.

Restricted Stock Units. Omnibus Plan: all outstanding restricted stock units are paid out in shares.

Stock Options. Omnibus Plan: stock option vesting accelerates with up to three years to exercise.

Performance Shares/Performance Units. Omnibus Plan: all outstanding awards of performance shares and performance units are paid at target in shares of our Common Stock.

Book Value Units. Omnibus Plan: all outstanding awards of book value units are paid out in cash based on the Company’s adjusted book value per share at the end of the fiscal quarter prior to payment.

Additional Retirement Accruals. Merged Retirement Plan and Supplemental Retirement Plan: additional benefit based on the annual incentive (paid to spouse in the event of death). In the event of disability, additional credits until pension commencement (assumed to be Normal Retirement Date).

Health/Life. Prudential Welfare Benefits Plan: monthly disability payment based on salary plus the greater of the most recently paid annual incentive award or the average of the last three most recently paid annual incentive awards.

(1)	Based on approved retirement treatment. However, in the event the participant does not qualify for approved retirement treatment, all outstanding restricted stock units are generally forfeited.

(2)	Based on approved retirement treatment. However, in the event the participant does not qualify for approved retirement treatment, generally a pro-rata portion of restricted stock units will vest.

(3)

Pursuant to the Change in Control Program, before payments may be made, a change in control must have occurred and the designated executive officer’s employment must, within two years following the change in control, either have terminated involuntarily without “cause” or by the eligible executive officer for “good reason.” An eligible executive officer would have good reason to terminate his or her employment in the event of a material reduction in his or her compensation or the terms and conditions of his or her employment were to adversely change (for example, a reduction in job responsibilities, title, or forced relocation).

Potential Payments upon Termination or Change in Control

The following table presents, for each of the NEOs, the estimated payments and benefits that would have been payable as of the end of 2021 in the event of a termination of employment (voluntary or involuntary without cause) or a separation for another reason (change in control, disability, or death).

Consistent with SEC requirements, these estimated amounts have been calculated as if the NEO’s employment had been terminated as of December 31, 2021, the last business day of 2021.

Retirement eligibility differs according to the employment separation event. The following table assumes that benefits are paid in an annuity form and commence on January 1, 2022, unless stated otherwise. The table also assumes Board approval of various payments as applicable, for all NEOs, and displays hypothetical amounts based on the disclosure of compensation information about the NEOs. Actual payments and benefits will depend on the circumstances and timing of any termination of employment or other triggering event.

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS AND 2022 PROXY STATEMENT	63

Executive Compensation

Estimated Post-Employment Payments and Benefits

Name	Type of Payment or Benefit		Voluntary Termination/Early or Normal Retirement ($)		Involuntary Termination Without Cause ($)		Separation Due to Change in Control ($)		Separation Due to Disability ($)	Separation Due to Death ($)

Charles F. Lowrey	Severance Payment*						12,822,009	(1)

	Annual Incentive		4,253,000	(2)	4,253,000	(2)	3,500,000		3,914,700	3,914,700

	Long-term Incentive:**	Performance Shares/Units(3)					22,661,776		22,661,776	22,661,776

		Restricted Stock Units(4)					3,755,170		3,755,170	3,755,170
		Book Value Units(5)					5,427,737		5,427,737	5,427,737

	Benefits:	Health/Life					41,887	(6)
		Addtl. Retire Accruals	561,396		561,396		462,000		1,596,731	516,740

	Total		4,814,396		4,814,396		48,670,579		37,356,114	36,276,123

Kenneth Y. Tanji	Severance Payment*				2,921,600		4,594,304	(1)

	Annual Incentive		1,883,000	(2)	1,883,000	(2)	1,550,000		1,297,700	1,297,700

	Long-term Incentive:**	Performance Shares/Units(3)					7,159,102		7,159,102	7,159,102

		Restricted Stock Units(4)					1,196,377		1,196,377	1,196,377
		Book Value Units(5)					1,574,266		1,574,266	1,574,266

	Benefits:	Health/Life					51,194	(6)	1,533,901
		Addtl. Retire Accruals	190,183		485,265		156,550		3,485,645	131,068

	Total		2,073,183		5,289,865		16,281,792		16,246,990	11,358,512

Robert M. Falzon	Severance Payment*				6,132,600		9,941,399	(1)

	Annual Incentive		3,402,000	(2)	3,402,000	(2)	2,800,000		3,088,400	3,088,400

	Long-term Incentive:**	Performance Shares/Units(3)					17,805,264		17,805,264	17,805,264

		Restricted Stock Units(4)					2,990,888		2,990,888	2,990,888
		Book Value Units(5)					4,305,856		4,305,856	4,305,856

	Benefits:	Health/Life					35,260	(6)
		Addtl. Retire Accruals	413,511		1,158,924		340,338		663,612	401,492

	Total		3,815,511		10,693,524		38,219,004		28,854,019	28,591,899

Scott G. Sleyster	Severance Payment*				3,998,600		6,562,763	(1)

	Annual Incentive		2,430,000	(2)	2,430,000(2)		2,000,000		1,965,700	1,965,700

	Long-term Incentive:**	Performance Shares/Units(3)					9,604,243		9,604,243	9,604,243

		Restricted Stock Units(4)					1,462,214		1,462,214	1,462,214
		Book Value Units(5)					2,274,531		2,274,531	2,274,531

	Benefits:	Health/Life					45,025	(6)
		Addtl. Retire Accruals	278,739		737,408		229,415		584,521	241,781

	Total		2,708,739		7,166,008		22,178,192		15,891,210	15,548,470

Andrew F. Sullivan	Severance Payment*				3,550,100		5,170,451	(1)

	Annual Incentive				2,430,000	(2)	2,000,000		1,666,700	1,666,700

	Long-term Incentive:**	Performance Shares/Units(3)					7,595,958		7,595,958	7,595,958

		Restricted Stock Units(4)					1,462,214		1,462,214	1,462,214
		Book Value Units(5)					1,320,296		1,320,296	1,320,296

	Benefits:	Health/Life					52,515	(6)	1,953,060
		Addtl. Retire Accruals			466,448		156,000		5,645,122	130,003

	Total				6,446,548		17,757,434		19,643,350	12,175,171

1

Includes severance payments equal to two times annual cash compensation (subject to execution of a non-competition agreement), and a cash payment for the pension impact of additional two years of credited service.

2	Includes annual incentive award amount for 2021 performance.

64	NOTICE OF ANNUAL MEETING OF SHAREHOLDERS AND 2022 PROXY STATEMENT

Executive Compensation

3	Includes the value of 2019, 2020, 2021 target performance shares and units paid based on the latest year end share price.

4	Includes the value of 2021 restricted stock units paid based on the latest year end share price.

5	Includes the value of 2019 and 2020 book value units paid based on the Company’s latest year end book value per share.

6	Reflects the expected contribution subsidy for 18 months and the associated tax gross-up. For this purpose, we have assumed the 2022 premium and contribution rates continue for the full 18 months.

*	Subject to receipt from the executive of a general release of claims and confidentiality and nondisparagement agreements.

**	Subject to receipt from the executive of a general release of claims and agreements relating to confidentiality, nondisparagement, nonsolicitation and, in the case of retirees, noncompetition.

The following items are excluded from the table above:

●

The benefits the NEOs would be entitled to receive under the SESP and the Deferred Compensation Plan (these benefits are disclosed in the Nonqualified Deferred Compensation table contained in this Proxy Statement).

●

Additional payments to the NEOs under the PESP, The Prudential Welfare Benefits Plan and The Prudential Retiree Welfare Benefits Plan (plans providing, among other things, life insurance, disability insurance, medical insurance and/or dental insurance), which do not discriminate in scope, terms, or operation in favor of the NEOs and are generally available to all salaried employees.

●

The effects of an involuntary termination of employment for cause, which will result in a forfeiture of all outstanding vested and unvested performance shares, performance units, book value units, restricted stock units, and stock options. The NEOs will receive no additional payments in the event of a termination of employment for cause.

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS AND 2022 PROXY STATEMENT	65

General Information About The Meeting

Voting Instructions and Information

Who Can Vote

You are entitled to vote your Common Stock if our records show that you held your shares as of the record date of March 11, 2022. At the close of business on that date, a total of 376,425,525 shares of Common Stock were outstanding and entitled to vote. Each share of Common Stock is entitled to one vote at this Annual Meeting. Your voting instructions are confidential and will not be disclosed to persons other than those recording the vote, except if you make a written comment on the proxy card, otherwise communicate your vote to management, as may be required in accordance with the appropriate legal process, or as authorized by you.

Voting Your Proxy

If your Common Stock is held through a broker, bank or other nominee (held in street name), you will receive instructions from such entity that you must follow in order to have your shares voted. If you want to vote in person, you must obtain a legal proxy from your broker, bank or other nominee, bring it to the meeting, and submit it with your vote.

If you hold your shares in your own name as a holder of record with our transfer agent, Computershare, you may instruct the proxies how to vote by following the instructions listed on the Notice of Internet Availability or the proxy card to vote online, or by signing, dating and mailing the proxy card in the postage-paid envelope. Of course, you can always come to the meeting and vote your shares in person, if you satisfy the procedures for attendance outlined in “Attending the Annual Meeting” below.

Whichever method you select to transmit your instructions, the proxies will vote your shares in accordance with those instructions. Except as discussed below with respect to shares held in certain Company plans, if you sign and return a proxy card without giving specific voting instructions, your shares will be voted as recommended by the Board of Directors: FOR each director nominee, FOR ratification of the appointment of the independent auditor, FOR the advisory vote to approve named executive officer compensation and AGAINST the shareholder proposal to adopt the right to act by written consent.

Special Voting Instructions for Plan Shares

If you are a participant in The Prudential Employee Savings Plan (“PESP”) and your account is invested in the PFI Common Stock Fund, you may instruct the PESP Trustee on how to vote the shares of Common Stock credited to your PESP account and held in the Fund on March 9, 2022. The PESP Trustee, the shareholder of record, will vote these shares in accordance with your instructions or, if you do not provide voting instructions, in the same proportion as the PESP Trustee votes the shares for which it received timely voting instructions subject to the terms of the PESP plan document, its trust agreement and applicable law. If you hold shares of Common Stock through your participation in the international portion of the Prudential Stock Purchase Plan, the Prudential International Stock Purchase Plan, or the international portion of the Associates Grants (covering vested shares of Prudential Financial, Inc. Common Stock) under the Prudential Financial, Inc. Omnibus Incentive Plan (collectively, the “Plan”), on March 11, 2022, those shares will be voted by the Plan administrator in accordance with your instructions or, if you do not provide voting instructions, in accordance with the Board of Directors’ recommendation subject to the terms of the Plan and applicable law.

Matters to Be Presented

We are not aware of any matters that will be acted on at the Annual Meeting other than those described in this Proxy Statement. If any matters not described in this Proxy Statement are properly presented at the meeting, the proxies will use their own judgment to determine how to vote your shares. If the meeting is adjourned or postponed, the proxies can vote your shares at the adjournment or postponement as well.

Revoking Your Proxy

If you hold your shares in street name, you must follow the instructions of your broker, bank or other nominee to revoke your voting instructions. If you are a holder of record and wish to revoke your proxy instructions, you must deliver later-dated proxy instructions, advise the Chief Governance Officer and Corporate Secretary in writing before the proxies vote your shares at the Annual Meeting, or attend the Annual Meeting and vote your shares in person.

66	NOTICE OF ANNUAL MEETING OF SHAREHOLDERS AND 2022 PROXY STATEMENT

General Information About The Meeting

Quorum

A quorum is required to transact business at our Annual Meeting. Shareholders of record holding shares of stock constituting a majority of the shares entitled to be cast shall constitute a quorum. If you have returned valid proxy instructions or attend the meeting in person, your shares will be counted for the purpose of determining whether there is a quorum, even if you abstain from voting on some or all matters introduced at the meeting. In addition, broker non-votes will be treated as present for purposes of determining whether a quorum is present.

Voting Requirements

You may either vote for, against or abstain on each of the proposals. The affirmative vote of a majority of the votes cast is required to approve each proposal. Broker non-votes and abstentions will have no impact, as they are not counted as votes cast.

Although the advisory vote in Item 3 is non binding, as provided by law, our Board will review the results of the vote and, consistent with our commitment to shareholder engagement, will take the results into account in making a determination concerning our named executive officer compensation. If you hold your shares in street name, and you do not submit voting instructions to your broker, bank or other nominee, your broker, bank or other nominee will not be permitted to vote your shares in their discretion, which would result in “broker non-votes” on proposals relating to the election of directors, the advisory vote to approve named executive officer compensation, and the shareholder proposal regarding the right to act by written consent, but may still be permitted to vote your shares in their discretion on the ratification of the independent auditor. Any shares represented by “broker non-votes” are not considered votes cast or entitled to vote and therefore will not impact the outcome of such proposals (other than for the ratification of the independent auditor).

Election of Directors

At the meeting, each nominee must receive the affirmative vote of a majority of the votes cast with respect to his or her election in order to be elected. If an incumbent nominee is not elected by the requisite vote, he or she must tender his or her resignation, and the Board, through a process managed by the Corporate Governance and Business Ethics Committee, will decide whether to accept the resignation.

BOARD RECOMMENDATIONS

The Board of Directors recommends that you vote “FOR” each of the Director Nominees, “FOR” the ratification of the appointment of the Independent Auditor, “FOR” the advisory vote to approve named executive officer compensation and “AGAINST” the shareholder proposal to adopt the right to act by written consent.

Cost of Proxy Solicitation

We are providing these proxy materials in connection with the solicitation by the Company’s Board of Directors of proxies to be voted at our Annual Meeting. We will pay the cost of this proxy solicitation. In addition to soliciting proxies by mail, we expect that a number of our employees will solicit shareholders personally, electronically and by telephone. None of these employees will receive any additional compensation for doing this. We have retained Georgeson, Inc. to assist in the solicitation of proxies for a fee of $25,000 plus reimbursement of expenses. We will, on request, reimburse brokers, banks and other nominees for their expenses in sending proxy materials to their customers who are beneficial owners and obtaining their voting instructions.

Attending the Annual Meeting

If you attend the Annual Meeting, you will be asked to present valid, government-issued photo identification, such as a driver’s license. If you are a holder of record, the top half of your proxy card or your Notice of Internet Availability is your admission ticket. If you hold your shares in street name, you will need proof of ownership to be admitted to the meeting. A recent brokerage statement or a letter from your bank or broker are examples of proof of ownership. If you want to vote your shares held in street name in person, you must get a legal proxy in your name from the broker, bank or other nominee that holds your shares, and submit it with your vote.

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS AND 2022 PROXY STATEMENT	67

General Information About The Meeting

Attendance at the Annual Meeting is limited to shareholders of Prudential as of the record date. Each shareholder may appoint only one proxy holder or representative to attend the Annual Meeting on his or her behalf.

Special Precautions Due to COVID-19: In order to protect the health and safety of our employees and shareholders, we are taking special precautions in connection with the Annual Meeting due to the health impact of COVID-19. These include limiting the Annual Meeting to the items of business on the Notice of Annual Meeting of Shareholders of Prudential Financial, Inc., maintaining appropriate social distance of six feet apart, requiring masks that fully cover mouths and noses to be worn at all times, and providing proof of vaccination. We also encourage shareholders who intend to attend the Annual Meeting to review the relevant guidance from public health authorities.

Submission of Shareholder Proposals and Director Nominations

Rule 14a-8 Proposals for Inclusion in the Proxy Statement for the 2023 Annual Meeting

In order to submit shareholder proposals for the 2023 Annual Meeting of Shareholders for inclusion in our Proxy Statement pursuant to SEC Rule 14a-8, materials must be received by the Chief Governance Officer and Corporate Secretary at the Company’s principal office (see below), no later than the close of business on November 24, 2022. Proposals submitted for inclusion in our Proxy Statement must comply with all of the requirements of SEC Rule 14a-8. As the rules of the SEC make clear, simply submitting a proposal or nomination does not guarantee its inclusion.

Proxy Access Director Nominations for Inclusion in the Proxy Statement for the 2023 Annual Meeting

We have adopted proxy access, which permits a shareholder, or a group of up to 20 shareholders, owning 3% or more of the Company’s outstanding capital stock for at least three years, to submit director nominees for up to 20% of the Board for inclusion in our Proxy Statement if the shareholder(s) and the nominee(s) meet the requirements in our By-laws. Notice of director nominations submitted under these proxy access By-law provisions must be received no earlier than December 11, 2022 and no later than January 10, 2023. However, if the 2023 Annual Meeting is more than 30 days before or after the first anniversary of the date of this year’s Annual Meeting, such notice must be received no later than the close of business on the 10th day following the earlier of the day on which notice of the date of the 2023 Annual Meeting was given or public disclosure of the meeting date was made.

Director nominations submitted pursuant to the proxy access provisions of our By-laws must comply with all of the requirements of our By-laws, a copy of which may be obtained at no cost from the Chief Governance Officer and Corporate Secretary. As our By-laws make clear, simply submitting a proposal or nomination does not guarantee its inclusion.

Other Proposals or Director Nominations for Presentation at the 2023 Annual Meeting

Our By-laws also establish an advance notice procedure with regard to director nominations and shareholder proposals that are not submitted for inclusion in the Proxy Statement, but that a shareholder instead wishes to present directly at an Annual Meeting. To be properly brought before the 2023 Annual Meeting, a notice of the nomination or the matter the shareholder wishes to present at the meeting must be delivered to the Chief Governance Officer and Corporate Secretary at the Company’s principal office (see below) not less than 120 or more than 150 days prior to the first anniversary of the date of this year’s Annual Meeting. As a result, any notice given by or on behalf of a shareholder pursuant to these provisions of the Company’s By-laws (and not pursuant to SEC Rule 14a-8) must be received no earlier than December 11, 2022 and no later than January 10, 2023. However, if the 2023 Annual Meeting is more than 30 days before or after the first anniversary of the date of this year’s Annual Meeting, such notice must be received no later than the close of business on the 10th day following the earlier of the day on which notice of the date of the 2023 Annual Meeting was given or public disclosure of the meeting date was made. All director nominations and shareholder proposals must comply with the requirements of the Company’s By-laws. The Chairman may refuse to acknowledge or introduce any such matter at the 2023 Annual Meeting if notice of the matter is not received within the applicable deadlines or does not comply with the Company’s By-laws. If a shareholder does not meet these deadlines, or does not satisfy the requirements of Rule 14a-4 of the Exchange Act, the persons named as proxies will be allowed to use their discretionary voting authority when and if the matter is raised at the 2023 Annual Meeting.

All proposals and director nominations should be addressed to: Margaret M. Foran, Chief Governance Officer, Senior Vice President and Corporate Secretary, Prudential Financial, Inc., 751 Broad Street, Newark, NJ 07102.

68	NOTICE OF ANNUAL MEETING OF SHAREHOLDERS AND 2022 PROXY STATEMENT

General Information About The Meeting

Eliminating Duplicative Proxy Materials

A single Proxy Statement and Annual Report, along with individual proxy cards, or individual Notices of Internet Availability, will be delivered in one envelope to multiple shareholders having the same last name and address and to individuals with more than one account registered at Computershare with the same address unless contrary instructions have been received from an affected shareholder.

If you would like to enroll in this service or receive individual copies of all documents, now or in the future, please contact Computershare by calling 1-800-305-9404 or writing to Computershare at P.O. Box 50500, Louisville, KY 40233-5000. We will deliver a separate copy of all documents to a shareholder at a shared address to which a single copy of the documents was delivered promptly upon request to the address or telephone number provided above.

Delivery of Proxy Materials

We want to communicate with you in the way that is most convenient for you. You may choose to receive either a full set of printed materials—which will include an Annual Report, Proxy Statement, and proxy card—or an email with instructions for how to view the materials and vote online. To select a method of delivery during the voting season, registered shareholders may follow the instructions when voting online at www.investorvote.com/prudential. Following the 2022 Annual Meeting, you may continue to choose your method of delivery of future documents by visiting www.computershare.com/investor. If you own shares indirectly through a broker, bank, or other nominee, please contact your financial institution for additional information regarding delivery options.

If you do not choose a method of delivery as outlined above, you may receive a one-page Notice of Internet Availability instructing you how to access the materials and vote online in lieu of printed or electronic materials. As a publicly traded company, Prudential is legally required to make these materials available to all shareholders, and it is not possible to opt out of the mailing.

Important Notice Regarding the Availability of Proxy Materials for the 2022 Annual Meeting of Shareholders to Be Held on May 10, 2022: Our 2022 Proxy Statement and Annual Report for the year ended December 31, 2021 are available free of charge on our website at www.prudential.com/governance.

Annual Report on Form 10-K

The Company will provide by mail, without charge, a copy of its Annual Report on Form 10-K, at your request. Please direct all inquiries to investor.relations@prudential.com or 751 Broad Street, Newark, NJ 07102.

Incorporation by Reference

To the extent that this Proxy Statement has been or will be specifically incorporated by reference into any other filing of Prudential Financial under the Securities Act of 1933 or the Exchange Act, the sections of this Proxy Statement entitled “Report of the Audit Committee” (to the extent permitted by the rules of the SEC) and “Compensation Committee Report” shall not be deemed to be so incorporated, unless specifically provided otherwise in such filing.

Shareholder List

A list of shareholders entitled to vote at the Annual Meeting will be available for examination by shareholders at the Annual Meeting.

Forward-Looking Statements and Website References

Certain of the statements included in this Proxy Statement constitute forward-looking statements within the meaning of the U.S. Private Securities Litigation Reform Act of 1995. Forward-looking statements are made based on our current expectations and beliefs concerning future developments and their potential effects upon the Company. Our actual results may differ, possibly materially, from expectations or estimates reflected in such forward-looking statements. Certain important factors that could cause actual results to differ, possibly materially, from expectations or estimates reflected in such forward-looking statements can be found in the “Risk Factors” and “Forward-Looking Statements” sections included in our Annual Reports on Form 10-K and Quarterly Reports on Form 10-Q. We do not undertake to update any particular forward-looking statement included in this Proxy Statement.

Website references and their hyperlinks have been provided for convenience only. The content on any referenced websites is not incorporated by reference into this Proxy Statement, nor does it constitute a part of this Proxy Statement.

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS AND 2022 PROXY STATEMENT	69

Appendix A Non-GAAP Measures

Adjusted operating income (“AOI”) and operating return on average equity are non-GAAP measures of financial performance. Adjusted book value is a non-GAAP measure of financial position. We use earnings per share based on AOI, operating return on average equity, and adjusted book value as performance measures in our incentive compensation programs. Also, we believe that our use of these non-GAAP measures helps investors understand and evaluate the Company’s results of operations and financial position by providing measures that are primarily attributable to our business operations separate from the portion attributable to external and potentially volatile capital and currency market conditions.

Adjusted Operating Income

Adjusted operating income is a non-GAAP measure used by the Company to evaluate segment performance and to allocate resources. Adjusted operating income excludes “Realized investment gains (losses), net,” as adjusted, and related charges and adjustments. A significant element of realized investment gains and losses are impairments and credit-related and interest rate-related gains and losses. Impairments and losses from sales of credit-impaired securities, the timing of which depends largely on market credit cycles, can vary considerably across periods. The timing of other sales that would result in gains or losses, such as interest rate-related gains or losses, is largely subject to our discretion and influenced by market opportunities as well as our tax and capital profile.

Realized investment gains (losses) within certain of our businesses for which such gains (losses) are a principal source of earnings, and those associated with terminating hedges of foreign currency earnings and current period yield adjustments are included in adjusted operating income. Adjusted operating income generally excludes realized investment gains and losses from products that contain embedded derivatives, and from associated derivative portfolios that are part of an asset-liability management program related to the risk of those products. Adjusted operating income also excludes gains and losses from changes in value of certain assets and liabilities relating to foreign currency exchange movements that have been economically hedged or considered part of our capital funding strategies for our international subsidiaries, as well as gains and losses on certain investments that are designated as trading. Adjusted operating income also excludes investment gains and losses on assets supporting experience-rated contractholder liabilities and changes in experience-rated contractholder liabilities due to asset value changes, because these recorded changes in asset and liability values are expected to ultimately accrue to contractholders. Additionally, adjusted operating income excludes the changes in fair value of equity securities that are recorded in net income.

Adjusted operating income excludes market experience updates, reflecting the immediate impacts in current period results from changes in current market conditions on estimates of profitability, which we believe enhances the understanding of underlying performance trends. Adjusted operating income also excludes the results of Divested and Run-off Businesses, which are not relevant to our ongoing operations and discontinued operations and earnings attributable to noncontrolling interests, each of which is presented as a separate component of net income under GAAP. Additionally, adjusted operating income excludes other items, such as certain components of the consideration for acquisitions, which are recognized as compensation expense over the requisite service periods, changes in the fair value of contingent consideration, and goodwill impairments. Earnings attributable to noncontrolling interests is presented as a separate component of net income under GAAP and excluded from adjusted operating income. The tax effect associated with pre-tax adjusted operating income is based on applicable IRS and foreign tax regulations inclusive of pertinent adjustments.

70	NOTICE OF ANNUAL MEETING OF SHAREHOLDERS AND 2022 PROXY STATEMENT

Appendix A

Reconciliation of GAAP Net Income to After-Tax Adjusted Operating Income

(in millions)

	Year Ended December 31,

	2021	2020

Net income attributable to Prudential Financial, Inc.	$7,724	$(374)

Income attributable to noncontrolling interests	70	228

Net income	7,794	(146)

Less: Earnings attributable to noncontrolling interests	70	228

Income attributable to Prudential Financial, Inc.	7,724	(374)

Less: Equity in earnings of operating joint ventures, net of taxes and earnings attributable to noncontrolling interests	17	(132)

Income (after-tax) before equity in earnings of operating joint ventures	7,707	(242)

Less: Reconciling Items:

Realized investment gains (losses), net, and related charges and adjustments(1)	1,627	(4,300)

Market experience updates	750	(640)

Divested and Run-off Businesses:

Closed Block Division	140	(24)

Other Divested and Run-off Businesses(1)	716	(450)

Equity in earnings of operating joint ventures and earnings attributable to noncontrolling interests	(41)	90

Other adjustments(2)	(1,112)	51

Total reconciling items, before income taxes	2,080	(5,273)

Less: Income taxes, not applicable to adjusted operating income(1)	145	(1,118)

Total reconciling items, after income taxes	1,935	(4,155)

After-tax adjusted operating income(1)	$5,772	$3,913

(1)	Prior period amounts have been updated to conform to current period presentation.

(2)

Represents adjustments not included in the above reconciling items, including a goodwill impairment that resulted in a charge of $837 million after-tax, $1,060 million pre-tax, in fourth quarter of 2021 related to Assurance IQ. Also includes certain components of consideration for business acquisitions, which are recognized as compensation expense over the requisite service periods, as well as changes in the fair value of the associated contingent consideration.

Reconciliation of GAAP Earnings per Share to After-Tax Adjusted Operating Income Earnings per Share

(shares in millions)

	Year Ended December 31,

	2021	2020

Net income attributable to Prudential Financial, Inc.	$19.51	($ 1.00)

Less: Reconciling Items:

Realized investment gains (losses), net, and related charges and adjustments(1)	4.17	(10.81)

Market experience updates	1.92	(1.61)

Divested and Run-off Businesses:

Closed Block Division	0.36	(0.06)

Other Divested and Run-off Businesses(1)	1.84	(1.13)

Difference in earnings allocated to participating unvested share-based payment awards	(0.07)	0.07

Other adjustments(2)	(2.85)	0.13

Total reconciling items, before income taxes	5.37	(13.41)

Less: Income taxes, not applicable to adjusted operating income	0.44	(2.69)

Total reconciling items, after income taxes	4.93	(10.72)

After-tax adjusted operating income(1)	$14.58	$ 9.72

Weighted average number of outstanding Common shares (diluted)	390.1	397.8

(1)	Prior period amounts have been updated to conform to current period presentation.

(2)

Represents adjustments not included in the above reconciling items, including a goodwill impairment that resulted in a charge of $837 million after-tax, $1,060 million pre-tax, in fourth quarter of 2021 related to Assurance IQ. Also includes certain components of consideration for business acquisitions, which are recognized as compensation expense over the requisite service periods, as well as changes in the fair value of the associated contingent consideration.

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS AND 2022 PROXY STATEMENT	71

Appendix A

Adjusted Book Value

Reconciliation of GAAP Book Value to Adjusted Book Value

(in millions, except for per share data)

	Year Ended December 31,

	2021	2020

GAAP book value (total Prudential Financial, Inc. equity) at end of period	$61,876	$67,425

Less: Accumulated other comprehensive income (AOCI)	21,324	30,738

GAAP book value excluding AOCI	40,552	36,687

Less: Cumulative effect of foreign currency exchange rate remeasurement	(1,164)	(1,399)

Adjusted book value	$41,716	$38,086

Number of diluted shares at end of period	383.7	401.8

GAAP book value per Common share—diluted	$161.26	$167.81

Adjusted book value per Common share—diluted(1)	$108.72	$94.79

(1)

Includes the cumulative impact of net gains and losses resulting from foreign currency exchange rate remeasurement and associated realized investment gains and losses included in net income (loss) and currency translation adjustments corresponding to realized investment gains and losses.

Operating Return on Average Equity

Operating return on average equity (based on adjusted operating income) is a non-GAAP measure and represents adjusted operating income after-tax divided by average Prudential Financial, Inc. equity excluding accumulated other comprehensive income and adjusted to remove amounts included for foreign currency exchange rate remeasurement. The comparable GAAP measure to operating return on average equity (based on adjusted operating income) is return on average equity (based on net income). Return on average equity (based on net income) represents income after-tax, attributable to consolidated Prudential Financial, Inc., as determined in accordance with U.S. GAAP, divided by average total Prudential Financial, Inc. equity. Return on average equity (based on net income) was 12.4% and (0.6)% for the years ended December 31, 2021 and December 31, 2020, respectively.

72	NOTICE OF ANNUAL MEETING OF SHAREHOLDERS AND 2022 PROXY STATEMENT

Pay Equity Statement

Prudential’s Total Rewards is integral to our employee value proposition. This package includes compensation, as well as benefits and talent programs and resources available to our employees.

As part of our annual human resources strategy update, our Board reviews the status of our pay practices and the broad range of our diversity and inclusion efforts.

All roles in our U.S. organization are reviewed against relevant market data. Our Total Rewards and talent programs enable Prudential to recruit and promote talent within the context of an individual’s background, experience and performance.

Prudential’s policies and practices address pay equity throughout the employee’s career.

Recruiting

Took steps to reduce the likelihood that U.S. compensation decisions are perpetuating discriminatory pay practices;

Nationally, Prudential removed compensation inquiries from its employment applications; and

Stopped considering compensation history when establishing starting pay for new employees, except as required by law.

Existing Employees

Guided by independent legal counsel, Prudential conducts a review of its U.S. compensation practices to help protect against systemic race/ethnicity and gender-biased patterns, and takes action as warranted.

Employees can raise issues regarding pay equity with the Ethics Office, Human Resources or their manager.

These Practices go beyond simple compliance with the laws of a limited number of states and cities.

Pay equity is a critical component of our commitment to paying employees fairly, regardless of race or gender.

Pay discrimination concerns are promptly and thoroughly investigated by trained professionals dedicated to reviewing unlawful discrimination claims.

In addition to this integrated approach that encourages a proactive review of pay equity on an ongoing basis, and to satisfy our heightened obligations as a federal contractor, we periodically retain independent external experts to conduct pay equity analyses for our U.S. population.

In 2020, salary was evaluated and the results showed, when accounting for relevant factors including job and location, that, on average, women and Asian employees were paid at least 100% of the pay of male and White employees, respectively. Additionally, on average, Black employees were paid at 99.0% and Hispanic employees were paid at 98.3% of the pay of non-Hispanic White employees.

In 2022, salary, bonus and equity were evaluated. With respect to salary, the results showed, when accounting for relevant factors including job and location, that, on average, women and Asian employees were paid, at least 100% of the pay of male and White employees, respectively. Additionally, on average, Black employees were paid at 99.3% and Hispanic employees were paid at 99.0% of the pay of non-Hispanic White employees.

In 2022, with respect to Total Compensation, accounting for relevant factors including job and location, on average, women were paid, at 99.8% of male employees, Asian employees were paid at least 100%, Black employees were paid at 99.4% and Hispanic employees were paid at 98.9% of non-Hispanic White employees.

Closing the financial divide by investing in diverse talent

At Prudential, in addition to investing in career mobility for our diverse talent, we also invest in the global communities where we operate as a moral and business imperative. We take a proactive, holistic approach, knowing that doing so ultimately helps us deliver on our purpose for more customers.

We prepare young people facing steep challenges for career success.

Prudential is deeply committed to helping young people who lack access to school, training or formal employment—referred to as opportunity youth—to secure the extra support they need to launch meaningful careers. These young people face challenges including education gaps, poverty, disinvestment and violence in their communities. In 2019, Prudential made a promise to invest $180 million through 2025 in these young people globally—the largest-ever private sector investment in this group.

Since then, Prudential has invested $130 million toward our pledge, supporting 24 organizations across 50 states and more than 100 countries serving nearly 80,000 opportunity youth to date.

For example, we partnered with the Aspen Institute Forum for Community Solutions to create the Global Opportunity Youth Network (GOYN). This supports collaboratives of government, business, education, nonprofit and youth leaders who work to increase jobs and create pathways to economic opportunity for young people. GOYN works in countries including Mexico, Brazil, Colombia, Senegal, Kenya and India.

Closer to home, through a new program, since 2019 Prudential has made 75 hires among opportunity youth—66% Black, 19% Latinx—for internships, contract and full-time positions.

We help college students achieve a high-quality education.

In 2019, we committed $10 million to the Honors Living-Learning Community at Rutgers-Newark—the largest scholarship endowment donation ever to the school—to create and endow the Prudential Scholars Program for residents of Newark, our headquarters city. To date, 20 Prudential Scholars have received scholarships to ensure 100% of expenses for tuition, and room and board are covered during their full-time studies. The goal is to cultivate a group of diverse, talented students who learn leadership skills for the future of work and have a lens into global citizenship.

We also committed more than $3 million to strengthen the capacity of Historically Black Colleges and Universities (HBCUs) through grants, pro bono services, paid internships and financial wellness workshops. There remains an ongoing crisis among HBCU students who fail to graduate due to unforeseen financial emergencies. Prudential supported the launch of the Handling Everyday Life Problems for Students (HELPS) Program, a crucial service to address unexpected, one-time expenses disproportionately faced by Black students, in partnership with the Student Freedom Initiative.

We champion diverse representation, talent development, and leadership.

In 2018, Prudential set goals to increase senior leadership diversity by 5 percentage points by 2020 in the U.S.—with executive compensation tied to those goals. Continuing the momentum after we met that goal, we created new goals at the most senior and mid-level leadership levels to increase overall diverse representation, including that of Black and Latinx employees.

We've introduced actuarial sciences to Newark high school students through classroom visits and workshops. In 2019, we launched the Prudential Actuarial Career Exploration (PACE) program. To build a stronger on-ramp to math careers at Prudential, we guide roughly a dozen juniors annually through a mini-internship and mentor them as they enter college.

Overseas, we support the Center of Integrated Studies and Programs for Sustainable Development in Brazil. This unique program annually trains 15 to 20 students with disabilities leading directly to Prudential of Brazil apprenticeships.

Outside of Prudential, as part of our Diverse Partners Initiative, which provides capital to real estate firms led by people of color, we invested $5 million in Laurel Street Partners, a North Carolina firm fully owned by a Black woman. This will help the firm pursue a $100 million pipeline of housing development for low-income and senior households.

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000004

ENDORSEMENT_LINE______________ SACKPACK_____________

MR A SAMPLE
DESIGNATION (IF ANY)
ADD 1
ADD 2
ADD 3
ADD 4
ADD 5
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Admission Ticket

C0123456789

000000000.000000 ext 000000000.000000 ext
000000000.000000 ext 000000000.000000 ext
000000000.000000 ext 000000000.000000 ext

Your vote matters – here's how to vote!
You may vote online or by phone instead of mailing this card.

Proxy/Voting Instruction Form

1234 5678 9012 345

1. Election of Directors:

Nominee	For	Against	Abstain
01 - Thomas J. Baltimore, Jr.	☐	☐	☐
02 - Gilbert F. Casellas	☐	☐	☐
03 - Robert M. Falzon	☐	☐	☐
04 - Martina Hund-Mejean	☐	☐	☐
05 - Wendy Jones	☐	☐	☐
06 - Karl J. Krapek	☐	☐	☐
07 - Peter R. Lighte	☐	☐	☐
08 - Charles F. Lowrey	☐	☐	☐
09 - George Paz	☐	☐	☐
10 - Sandra Pianalto	☐	☐	☐
11 - Christine A. Poon	☐	☐	☐
12 - Douglas A. Scovanner	☐	☐	☐
13 - Michael A. Todman	☐	☐	☐

+

C 1234567890 JNT
1 U P X 5 3 3 5 0 7

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MMMMMMMMMMMM Admission Ticket MMMMMMMMMMMMMMMC0123456789 000004 000000000.000000 ext 000000000.000000 ext ENDORSEMENT_LINE______________ SACKPACK_____________ 000000000.000000 ext 000000000.000000 ext 000000000.000000 ext 000000000.000000 ext Your vote matters – here’s how to vote! MR A SAMPLE You may vote online or by phone instead of mailing    DESIGNATION (IF ANY) this card. ADD 1 Votes submitted electronically must be received by ADD 2 11:59 p.m., May 9, 2022, for Registered Shares and by ADD 3 11:59 p.m., May 4, 2022, for PESP Shares and    ADD 4 PSPP Shares. ADD 5 ADD 6 Online MMMMMMMMM Go to www.investorvote.com/prudential — login details are located in the shaded bar below. Vote by telephone ● Call toll-free 1-800-652-VOTE (8683) within the USA, US territories & Canada any time on a touch tone telephone. There is NO CHARGE for the call. ● Follow the instructions provided by the recorded message. Save paper, time and money! Registered shareholders Using a black ink pen, mark your votes with an X as shown in this example. (Holders of Record) can sign up for electronic Please do not write outside the designated areas. X delivery of future proxy materials at www.investorvote.com/prudential Proxy/Voting Instruction Form 1234 5678 9012 345 q IF VOTING BY MAIL, SIGN, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. q A Proposals – The Board of Directors recommends a vote FOR the election of each director nominee listed in Proposal 1. 1. Election of Directors: For Against Abstain For Against Abstain For Against Abstain + 01—Thomas J. Baltimore, Jr. 05—Wendy Jones 09—George Paz 02—Gilbert F. Casellas 06—Karl J. Krapek 10—Sandra Pianalto 03—Robert M. Falzon 07—Peter R. Lighte 11—Christine A. Poon 04—Martina Hund-Mejean 08—Charles F. Lowrey 12—Douglas A. Scovanner The Board of Directors recommends a vote FOR Proposals 2 – 3. 13—Michael A. Todman For Against Abstain The Board of Directors recommends a vote AGAINST Proposal 4. 2. Ratification of the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for 2022. For Against Abstain 4. Shareholder proposal to adopt the right to act by    3. Advisory vote to approve named executive officer compensation. written consent. B Non-Voting Proposal – Please select one option or leave blank if you do not want to participate. I would like a free tote bag from Prudential. I prefer Prudential contribute to a tree planting campaign. C Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign Below Please sign exactly as name(s) appears herein. Joint owners should each sign. When signing as attorney, executor, administrator, corporate officer, trustee, guardian, or custodian, please give full title. Date (mm/dd/yyyy) — Please print date below. Signature 1 — Please keep signature within the box. Signature 2 — Please keep signature within the box. C 1234567890    J N T MR A SAMPLE (THIS AREA IS SET UP TO ACCOMMODATE 140 CHARACTERS) MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MMMMMMM1 UPX 533507 MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE +

ANNUAL MEETING OF SHAREHOLDERS May 10, 2022, 2:00 p.m. 751 Broad Street, Newark, New Jersey 07102 If you plan to attend the annual meeting, please bring this admission ticket with you. This ticket admits the shareholder. All meeting attendees must present valid government-issued photo identification, such as a driver’s license, and comply with the special precautions we are taking due to the impact of COVID-19. These include limiting the Annual Meeting to the items of business on the Notice of Annual Meeting of Shareholders of Prudential Financial, Inc., maintaining appropriate social distance of six feet apart, and requiring masks that fully cover mouths and noses to be worn at all times, and providing proof of vaccination. We also encourage shareholders who intend to attend the Annual Meeting to review the relevant guidance from public health authorities. For your safety, all personal belonging or effects including purses are subject to inspection. With the exception of purses and notepads, no personal items such as briefcases or bags, of any type, may be carried into the meeting area. The use of photographic and recording devices is prohibited in the building. Cell phone use is permitted only in the first floor lobby. The meeting location is accessible to disabled persons and, upon request, we will provide wireless headsets for hearing amplification. This card covers the total number of shares of Prudential Financial, Inc. Common Stock (“Common Stock”) registered in your name (“Registered Shares”) at Prudential’s transfer agent, Computershare, as of March 11, 2022, and may also cover the total number of shares of Prudential Financial, Inc. Common Stock held in The Prudential Employee Savings Plan (“PESP”) on March 9, 2022. Or, this card may cover the total number of shares of Prudential Financial, Inc. Common Stock for the international portion of the Prudential Stock Purchase Plan, the Prudential International Stock Purchase Plan, or the international portion of the Associates Grants covering vested shares of Prudential Financial, Inc. Common Stock registered in your name with Computershare as of the close of business on the record date of March 11, 2022. You only need to vote once. This card enables you to submit your vote on your Registered Shares; to provide voting instructions to the PESP Trustee for your PESP shares; or to submit voting instructions for your international portion of the Prudential Stock Purchase Plan shares. Important Notice Regarding the Availability of Proxy Materials for the Shareholder Meeting to be held on May 10, 2022. The Proxy Statement and Annual Report to Shareholders are available at www.investorvote.com/prudential. q IF VOTING BY MAIL, SIGN, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. q Proxy/Voting Instruction Form Prudential Financial, Inc. + This proxy is solicited on behalf of the Board of Directors of Prudential Financial, Inc. for the Annual Meeting of Shareholders to be held at 2:00 p.m. on May 10, 2022. The undersigned, having received the Notice of Meeting and Proxy Statement dated March 24, 2022, appoints Margaret M. Foran, Ann Kappler and Charles F. Lowrey, each of them as proxies, with full power of substitution, to represent and vote all of the undersigned’s shares of Common Stock of Prudential Financial, Inc., at the Annual Meeting of Shareholders to be held at 2:00 p.m., May 10, 2022, or at any adjournment or postponement, upon all subjects that may properly come before the meeting, including the matters described in the proxy statement, subject to any directions indicated on the reverse side of this card. If no directions are given, the proxies will vote in accordance with Board of Directors’ recommendations as listed on the reverse side of this card and at their discretion on any other matter that may properly come before the meeting. Special Voting Instructions for Plan Shares: If you are a participant in The Prudential Employee Savings Plan (“PESP”), or the international portion of the Prudential Stock Purchase Plan, the Prudential International Stock Purchase Plan, or the international portion of the Associates Grants covering vested shares of Prudential Financial, Inc. Common Stock under the Prudential Financial, Inc. Omnibus Incentive Plan, your shares will be voted by the applicable trustee or administrator in accordance with the instructions indicated on the reverse side or received by internet or telephone. If no instructions are specified, your PESP shares will be voted in the same proportion as the PESP Trustee votes the shares for which it received timely voting instructions, and all other shares will be voted by the plan administrator in accordance with the Board of Directors’ recommendations, in each case, subject to the terms of the applicable plan documents and applicable law. Comments — We value your feedback. Please provide any comments you have in the space below. +

MMMMMMMMMMMM MMMMMMMMM Using a black ink pen, mark your votes with an X as shown in this example. X Please do not write outside the designated areas. Proxy/Voting Instruction Form q IF VOTING BY MAIL, SIGN, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. q A Proposals – The Board of Directors recommends a vote FOR the election of each director nominee listed in Proposal 1. 1. Election of Directors: For Against Abstain For Against Abstain For Against Abstain + 01—Thomas J. Baltimore, Jr. 05—Wendy Jones 09—George Paz 02—Gilbert F. Casellas 06—Karl J. Krapek 10—Sandra Pianalto 03—Robert M. Falzon 07—Peter R. Lighte 11—Christine A. Poon 04—Martina Hund-Mejean 08—Charles F. Lowrey 12—Douglas A. Scovanner The Board of Directors recommends a vote FOR Proposals 2 – 3. 13—Michael A. Todman For Against Abstain The Board of Directors recommends a vote AGAINST Proposal 4. 2. Ratification of the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for 2022. For Against Abstain 4. Shareholder proposal to adopt the right to act by    3. Advisory vote to approve named executive officer compensation. written consent. B Non-Voting Proposal – Please select one option or leave blank if you do not want to participate. I would like a free tote bag from Prudential. I prefer Prudential contribute to a tree planting campaign. C Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign Below Please sign exactly as name(s) appears herein. Joint owners should each sign. When signing as attorney, executor, administrator, corporate officer, trustee, guardian, or custodian, please give full title. Date (mm/dd/yyyy) — Please print date below. Signature 1 — Please keep signature within the box. Signature 2 — Please keep signature within the box. C 1234567890    J N T MR A SAMPLE (THIS AREA IS SET UP TO ACCOMMODATE 140 CHARACTERS) MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MMMMMMM1 UPX 533507 MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE + 03KAED

ANNUAL MEETING OF SHAREHOLDERS May 10, 2022, 2:00 p.m. 751 Broad Street, Newark, New Jersey 07102 If you plan to attend the annual meeting, please bring this admission ticket with you. This ticket admits the shareholder. All meeting attendees must present valid government-issued photo identification, such as a driver’s license, and comply with the special precautions we are taking due to the impact of COVID-19. These include limiting the Annual Meeting to the items of business on the Notice of Annual Meeting of Shareholders of Prudential Financial, Inc., maintaining appropriate social distance of six feet apart, and requiring masks that fully cover mouths and noses to be worn at all times, and providing proof of vaccination. We also encourage shareholders who intend to attend the Annual Meeting to review the relevant guidance from public health authorities. For your safety, all personal belonging or effects including purses are subject to inspection. With the exception of purses and notepads, no personal items such as briefcases or bags, of any type, may be carried into the meeting area. The use of photographic and recording devices is prohibited in the building. Cell phone use is permitted only in the first floor lobby. The meeting location is accessible to disabled persons and, upon request, we will provide wireless headsets for hearing amplification. q IF VOTING BY MAIL, SIGN, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. q Proxy/Voting Instruction Form Prudential Financial, Inc. This proxy is solicited on behalf of the Board of Directors of Prudential Financial, Inc. for the Annual Meeting of Shareholders to be held at 2:00 p.m. on May 10, 2022. The undersigned, having received the Notice of Meeting and Proxy Statement dated March 24, 2022, appoints Margaret M. Foran, Ann Kappler and Charles F. Lowrey, each of them as proxies, with full power of substitution, to represent and vote all of the undersigned’s shares of Common Stock of Prudential Financial, Inc., at the Annual Meeting of Shareholders to be held at 2:00 p.m., May 10, 2022, or at any adjournment or postponement, upon all subjects that may properly come before the meeting, including the matters described in the proxy statement, subject to any directions indicated on the reverse side of this card. If no directions are given, the proxies will vote in accordance with Board of Directors’ recommendations as listed on the reverse side of this card and at their discretion on any other matter that may properly come before the meeting. Important Notice Regarding the Availability of Proxy Materials for the Shareholder Meeting to be held on May 10, 2022. The Proxy Statement and Annual Report to Shareholders are available at www.prudential.com/governance.

Important Notice Regarding the Availability of Proxy Materials for the Prudential Financial, Inc. Shareholder Meeting to be Held on May 10, 2022 Under Securities and Exchange Commission rules, you are receiving this notice that the proxy materials for the annual shareholders’ meeting are available on the Internet. Follow the instructions below to view the materials and vote online or request a copy. The items to be voted on and location of the annual meeting are on the reverse side. Your vote is important! This communication presents only an overview of the more complete proxy materials that are available to you on the Internet. We encourage you to access and review all of the important information contained in the proxy materials before voting. The proxy statement and annual report to shareholders are available at: www.investorvote.com/prudential Easy Online Access — View your proxy materials and vote. Step 1: Go to www.investorvote.com/prudential. Step 2: Click on the icon on the right to view meeting materials. Step 3: Return to the investorvote.com window and follow the instructions on the screen to log in. Step 4: Make your selections as instructed on each screen for your delivery preferences. Step 5: Vote your shares. When you go online, you can also help the environment by consenting to receive electronic delivery of future materials. 2 NOTCOY+03KAFD

Shareholder Meeting Notice & Admission Ticket Prudential Financial, Inc.’s Annual Meeting of Shareholders will be held on May 10, 2022, at 751 Broad Street, Newark, New Jersey 07102, at 2:00 p.m. Proposals to be voted on at the meeting are listed below along with the Board of Directors’ recommendations. The Board of Directors recommends that you vote FOR Proposals 1 – 3: 1. Election of Directors: Thomas J. Baltimore, Jr., Gilbert F. Casellas, Robert M. Falzon, Martina Hund-Mejean, Wendy Jones, Karl J. Krapek, Peter R. Lighte, Charles F. Lowrey, George Paz, Sandra Pianalto, Christine A. Poon, Douglas A. Scovanner and Michael A. Todman. 2. Ratification of the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for 2022. 3. Advisory vote to approve named executive officer compensation. The Board of Directors recommends that you vote AGAINST Proposal 4: 4. Shareholder proposal to adopt the right to act by written consent. PLEASE NOTE – YOU CANNOT VOTE BY RETURNING THIS NOTICE. To vote your shares you must go online or request a paper copy of the proxy materials to receive a proxy card. We encourage you to vote your shares before the Annual Meeting. If you are attending the meeting, you will be asked to present your admission ticket and valid government-issued photo identification, such as a driver’s license, and comply with the special precautions we are taking due to the impact of COVID-19. These include limiting the Annual Meeting to the items of business on the Notice of Annual Meeting of Shareholders of Prudential Financial, Inc., maintaining appropriate social distance of six feet apart, and requiring masks that fully cover mouths and noses to be worn at all times, and providing proof of vaccination. We also encourage shareholders who intend to attend the Annual Meeting to review the relevant guidance from public health authorities. For your safety, all personal belonging or effects including purses are subject to inspection. With the exception of purses and notepads, no personal items such as briefcases or bags, of any type, may be carried into the meeting area. The use of photographic and recording devices is prohibited in the building. Cell phone use is permitted only in the first floor lobby. The meeting location is accessible to disabled persons and, upon request, we will provide wireless headsets for hearing amplification. Obtaining a Copy of the Proxy Materials – If you want to receive a paper or e-mail copy of these documents, you must request one. There is no charge to you for requesting a copy. Please make your request for a copy as instructed below on or before April 29, 2022, to facilitate timely delivery. Here’s how to order a copy of the proxy materials and select future delivery preference: Paper copies: Current and future paper delivery requests can be submitted via the telephone, Internet or e-mail options below. E-mail copies: Current and future e-mail delivery requests must be submitted via the Internet or e-mail following the instructions below. If you request an e-mail copy of the materials, you will receive an e-mail with a link to view the materials on the Internet. PLEASE NOTE: You must use the number in the shaded bar on the reverse side when requesting a set of proxy materials. g Internet – Go to www.investorvote.com/prudential and follow the instructions to log in and order a paper or e-mail copy of the current meeting materials and submit your preference for e-mail or paper delivery of future meeting materials. g Telephone – Call us free of charge at 1-866-641-4276 using a touch-tone phone and follow the instructions to log in and order a paper copy of the materials by mail for the current meeting. You can also submit a preference to receive a paper copy for future meetings. g E mail – Send an e-mail to investorvote@computershare.com with “Proxy Materials Prudential” in the subject line. In the e-mail, include your full name and address, plus the number located in the shaded bar on the reverse side of this document. State in the e-mail whether you want a paper or e-mail copy of the current meeting materials. You can also state your preference for an e-mail or paper copy for future meetings.

Dear Shareholder:

This package includes your proxy and voting materials. We care about what you think and voting is an important way for you to let us know how we’re doing.

To express our appreciation when you vote, we are once again offering you a choice of receiving a specially designed, environmentally friendly tote bag, or contributing to a tree-planting campaign. Since its inception, we have provided nearly 770,000 tote bags to our shareholders. Because of your active participation, we continue to support the work of American Forests to protect and restore America’s forest ecosystems. This year’s tree-planting initiative will continue our work with American Forests.

Whether you vote via the internet, phone, or mail, you can indicate your choice of either the bag or a tree-planting contribution. If you elect to receive a bag, you can expect to receive your free gift by the end of the summer.

Thank you,

Margaret M. Foran

Chief Governance Officer,

Senior Vice President and Corporate Secretary

Prudential Financial, Inc.

Margaret M. Foran
Chief Governance Officer
Senior Vice President and Corporate Secretary
Prudential Financial, Inc.
751 Broad Street, Newark NJ 07102-3777

March 24, 2022

Dear Shareholder:

As a shareholder, you have the right to vote on important matters that affect Prudential Financial. We take the opinions of Prudential’s shareholders very seriously and we hope you will provide your input by casting your vote on the items in the 2022 Proxy Statement.

Enclosed you will find a Notice of Internet Availability (Notice), which provides information on how to view the materials and cast your vote online. If you would prefer to vote by mail, you may request a paper copy of the proxy materials by visiting www.investorvote.com/prudential, calling 1-866-641-4276, or by sending an email to investorvote@computershare.com.

Additional information regarding the Notice is located on the reverse side of this letter. The SEC has also created an educational website where you can learn more about proxy voting—www.sec.gov/spotlight/proxymatters.shtml.

To express our appreciation when you vote, we are once again offering you a choice of receiving a specially designed, environmentally friendly tote bag, or contributing to a tree-planting initiative. Since its inception, we have provided nearly 770,000 tote bags to our shareholders. Because of your active participation, we continue to support the work of American Forests to protect and restore America’s forest ecosystems. This year’s tree-planting initiative will continue our work with American Forests.

As always, we thank you for your investment in Prudential.

Sincerely,

Margaret M. Foran

Chief Governance Officer,

Senior Vice President and Corporate Secretary

Prudential Financial, Inc.

© 2022 Prudential Financial, Inc., and its related entities. All rights reserved.

FAQ – Internet Availability of Proxy Materials

The Securities and Exchange Commission (SEC) has issued rules requiring public companies to:

•	Make proxy materials (such as the Annual Report and Proxy Statement) available on the internet

•	Notify shareholders how and where to access those materials online

These rules allow companies to give shareholders more options for reviewing important proxy materials. Information can be made available to shareholders more quickly and conveniently—online documents are easily searchable, enabling shareholders to quickly find the information they need to make informed voting decisions.

The SEC also allows companies to send a one-page Notice to holders with instructions on how to access the materials online, rather than sending a full set of materials. Our reasons for choosing the notice-only option are to:

•	Adopt more sustainable practices and be more environmentally responsible—by shrinking our carbon footprint through reductions in ink and paper used in printing and fuel used in shipping

•	Increase shareholder value—by reducing print and mail costs

Please refer to the information below to learn more and to find out what your options are as a shareholder to view materials and vote.

What is on the one-page Notice?

The Notice contains simple instructions on how to:

•	Access and view the proxy materials online

•	Vote your shares online

•	Request a free set of printed materials

•	Change delivery preferences for future proxy mailings

DO retain the Notice for future reference

DO NOT mark your vote on the Notice and return it; the Notice is not a proxy card or ballot

If I received only a one-page Notice, how do I vote my shares?

To vote your shares, follow the instructions on the Notice to vote online. If you request a paper copy of the proxy materials, you’ll receive a proxy card with voting instructions. You may also vote your shares in person by bringing the Notice with you and attending the meeting.

If I received only a one-page Notice, how do I request a full set of printed materials for this meeting or future proxy mailings?

To request a free set of printed materials for this meeting or for future mailings, refer to the Notice for detailed instructions on how to request a copy via internet, telephone or email.

If I received a full set of materials, may I request only a one-page Notice for future proxy mailings?

Our company will make a decision for each meeting whether or not to use the notice-only option, and send notice-only mailings at our discretion.

Can I elect to receive my proxy materials electronically?

You may elect to receive materials via email for future mailings. You will receive the materials electronically if our company chooses to offer email delivery in the future. To change your delivery preferences, follow the instructions on the Notice.

One of your key privileges as an investor is the right to vote on important matters that affect the company you own shares in.

Please vote. Your vote is important to us and our business.

© Copyright 2017 Computershare Limited. All rights reserved.

Video Transcript Delivered For:

Prudential Financial, Inc. 2022 Proxy Statement

Robert Falzon, Prudential Financial, Inc.

Vice Chair

A Message from Prudential’s Board of Directors

Prudential’s Transformation

Prudential knows what it means to be a “rock” in people’s lives…and our Board believes that at Prudential, our rock is our talent. The quality and the speed at which we progressed our Transformation would not have been possible without our incredible talent. Yet, we are not immune to the talent disruptions occurring across economies, and we will need to continually focus on talent and culture in order to differentiate Prudential as a destination for top talent.

We are committed to providing employees with opportunities to learn and grow through re-skilling, up-skilling and talent mobility; to delivering flexible work arrangements that take the best of what we did in 2019 with the best of what we learned from the pandemic

- the new ways of working, learning and living that can’t, and shouldn’t, be undone; and to continuing work to drive progress on our aspiration of being a diverse and fully inclusive company.

The entire Prudential community, including our Board, have a role in helping to achieve that outcome by embracing our differences and recognizing the strength that comes from our company’s diversity. This important work will continue this year and beyond, as we strive for lasting change at work, at home, and in our communities.

Measuring Progress in our Transformation

In 2021, we made significant progress with our transformation. We consistently delivered solid earnings. We’ve made customer interactions more holistic and customer transactions faster and easier, while also becoming more efficient by reengineering processes and investing in new technology. We exceeded our run-rate savings target for 2021 and are well on track to achieve our targeted $750 million of total cost savings that are part of our transformation efforts.

We took significant steps to adjust our business mix to be higher growth and less market sensitive. Through our recent dispositions of our businesses in Korea and Taiwan, and the announced dispositions of our Full Service Retirement and a significant block of our legacy variable annuities, we have over $6 billion of proceeds to thoughtfully redeploy, including to higher growth opportunities. While challenges remain, we headed into 2022 with strong momentum and excitement for the opportunities ahead, and are well positioned to deliver differentiated outcomes for all our stakeholders.

Prudential’s Vision and Strategic Priorities

Our vision for Prudential is to be a global leader in expanding access to investing, insurance, and retirement security. We are investing in growth businesses and markets around the world by redeploying our critical resources—talent, technology, capital and operating expenses—to focus on higher growth and less market sensitive businesses, such as investment management and emerging markets. We are committed to finding ways to reach and serve more people and deliver industry-leading customer and client experiences that blend human touch with advanced technology. This is especially important in the moment we’re living in, as societies around the world grapple with financial insecurity, changing demographics and aging populations.

We will leverage our strengths and expertise in investing, insurance and retirement to create the next generation of financial solutions that serve the diverse needs of a broader range of customers and clients. Our unique combination of scale and expertise positions us well to be a leader in the convergence between asset management and insurance. At the same time, we are investing in the future through acquisitions, and investments in technology innovation and transformational start-ups. And, we will continue investing in our talent, because it is Prudential’s people that will ultimately fuel the success of our growth strategy and enable us to achieve our Vision.

Video Transcript Delivered For:

Prudential Financial, Inc. 2022 Proxy Statement

Gilbert Casellas, Prudential Financial, Inc.

Corporate Governance and Business Ethics Committee Chairman

Gilbert Casellas

Hello. I’m Gilbert Casellas, Prudential board member and chair of the corporate governance and business ethics committee. Thank you for tuning in to watch this short video.

The purpose of Prudential’s corporate governance and business ethics committee is to oversee the company’s corporate governance practices, to recommend individuals for election to the board of directors, to oversee the ethics and conflict of interest policies of the company, and to oversee Prudential’s strategy and reputation regarding environmental stewardship, sustainability, and corporate social responsibility throughout our global businesses.

In this video, I am going to talk about Prudential’s environmental sustainability initiatives.

The Corporate Governance and Business Ethics Committee oversees the Company’s environmental sustainability initiatives in various ways:

Prudential’s Chief Governance Officer and director of Environment and Sustainability meet with the Corporate Governance Committee quarterly to discuss the Company’s sustainability objectives, including climate change. This regular engagement gives the Board insight into the Company’s climate change strategy and environmental stewardship initiatives.

I also engage directly with our investors. Hearing their feedback about how Prudential is tackling business risks and opportunities addressing environmental issues is important to me and my fellow directors. I share our investors’ feedback with the Board. Many of these views are ultimately reflected in our environmental sustainability practices.

To stay informed of industry trends, all directors receive training addressing climate science, climate change policy, reporting frameworks including the Task Force on Climate-related Financial Disclosures, and Prudential’s General Account’s ESG framework.

Our Global Environmental Commitments

In November 2021, Prudential announced updates to its Global Environmental Commitment’s operational and investment goals, which we initially disclosed in 2019. My fellow Board member and Prudential’s Vice Chairman, Rob Falzon, created a senior-level Climate Change Steering Council and supporting Task Force to evaluate our climate change strategy and oversee the development of the new goals. The policy recommendations from these internal groups are reviewed by the Corporate Governance and Business Ethics Committee.

To accelerate the company’s longstanding commitment to mitigate the impacts of climate change, in November 2021, the Task Force announced three significant initiatives:

•	we committed to reach net zero carbon emissions by 2050;

•	We also set an interim goal to become carbon neutral by 2040.

•

From the investment side, we enhanced our Responsible Investing Policy, which now includes the restriction of new direct investments in companies that derive 25% or more of their revenues from thermal coal.

Prudential’s climate initiatives in 2022

In 2022, Prudential will assess its Scope 3 emissions, including those related to the company’s owned assets within its General Account portfolio.

To follow our progress on our GHG reduction goals, look for the release of our ESG Report in June 2022. These carbon reduction targets reflect our longstanding commitment to provide transparency on our environmental actions.

We pride ourselves in our sustainability leadership and will continue to enhance our polices to meet the advances of climate science.

I hope this gives our investors more insight into Prudential’s strategy and reputation regarding environmental stewardship and sustainability throughout our global businesses. I know I speak for the entire board when I say that we’re committed to working on behalf of our shareholders to achieve long term performance and value for our company

Video Transcript Delivered For:

Prudential Financial, Inc. 2022 Proxy Statement

Wendy E. Jones, Prudential Financial, Inc.

Board Member

Wendy E. Jones, Prudential Board Member and Audit Committee Member

Hello. I’m Wendy Jones, Prudential’s newest board member. Thank you for tuning in to watch this short video.

After retiring from eBay Inc. in 2020, I joined the Prudential Board of Directors in January 2021 and I currently sit on the Board’s Audit Committee. At eBay, I was the Senior Vice

President of Global Operations. I was responsible for the company’s customer service, risk, trust and payment operations and the workforce resources function worldwide.

It has been a very important time to join the Board, particularly during a pandemic and at a time of transformation. Although the Board was unable to hold in person Board meetings, we maintained the rigor of our pre-pandemic schedule by meeting via videoconference. And then, in our first in-person meeting, we dove right into the alignment of our transformation and other strategic priorities as well as risk management.

In the year that I have served on Prudential’s board, I have found my fellow directors are bound by the common commitment to the Company and its stakeholders. All directors are comfortable exchanging their candid views, and challenging our Board colleagues and management when necessary.

Prudential’s Audit Committee

The purpose of the Audit Committee is to provide oversight of the Company’s accounting and financial reporting and disclosure processes, the adequacy of the systems of disclosure and internal control established by management, and the audit of the

Company’s financial statements. The Audit Committee also oversees insurance risk, operational risks, risks related to financial controls, and legal, regulatory and compliance matters, and oversees the overall risk management governance structure and risk management function. I enjoy this Committee very much because so much of my professional experience has prepared me for the work of this Committee.

Prudential’s Risk Oversight and Function

I have been asked how I would describe Prudential’s risk oversight. I think it is a great question, particularly because I sit on the Audit Committee. Managing and monitoring risks are important to the Board’s oversight of Prudential. The Board regularly reviews the Company’s risk profile, including its approach to sustainability, including climate, and human capital management, its operational footprint and investment risk and strategies. The governance structure that we have in place – where the chairs of each Board committee sits on the Board’s Risk Committee – allows the Board to more closely coordinate our overall risk function. This type of good governance can offer a number of important benefits to the organization.

E-Commerce Arena

My e-commerce experience has been especially timely due to the ongoing pandemic, which requires the Company to adopt digital technologies and transactions to continue our business operations seamlessly. My experience at eBay, has enabled me to guide and inform management and offer my expertise in various functions of e-commerce, particularly our Assurance IQ business which matches buyers with products such as life, health and auto insurance, enabling them to make purchases online or through an Agent.

I hope this video gives our investors more insight about me and Prudential’s risk function. Thank you for the opportunity to share my background and experience with you. And to all our shareholders, thank you for your investment in Prudential.